SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|X|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|_|   Soliciting Material Pursuant to sec.240.14a-12

                        ADVANCED TECHNICAL PRODUCTS, INC.
                (Name of Registrant as Specified in its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

      |X|   Fee paid previously with preliminary materials.

      |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (1)   Amount Previously Paid:


                  --------------------------------------------------------------

            (2)   Form, Schedule or Registration Statement No.:


                  --------------------------------------------------------------

            (3)   Filing Party:


                  --------------------------------------------------------------

            (4)   Date Filed:


                  --------------------------------------------------------------

                                   [ATP LOGO]

                        Advanced Technical Products, Inc.
                        200 Mansell Court East, Suite 505
                             Roswell, Georgia 30076

                                  May 20, 2002

Dear Stockholder:

      We invite you to attend the 2002 annual meeting of stockholders of Advanced Technical Products, Inc., (the "Company" or "ATP") to be held at 10:00 a.m., local time, on June 12, 2002, in the 6th floor boardroom of the Bank of America Center located at 700 Louisiana, Houston, Texas.

      At the annual meeting, we will ask you to:

      1. adopt the Agreement and Plan of Merger, dated as of May 2, 2002, among General Dynamics Corporation, Athena Acquisition I Corporation and ATP, which calls for ATP to be merged with a wholly owned subsidiary of General Dynamics;

      2. elect three Class II directors to serve until the earlier of the closing of the merger or our 2005 annual meeting; and

      3. consider and act upon such other business as may properly come before the annual meeting.

      If we complete the merger, you will receive $33.50 in cash, without interest, for each share of our common stock you own, and we will become a 100% owned subsidiary of General Dynamics.

      Our Board of Directors carefully reviewed and considered the terms and conditions of the proposed merger. Based on its review, our Board has determined that the terms of the merger agreement and the merger are in the best interests of ATP and its stockholders. In making this determination, our Board of Directors considered, among other things, the opinion given by Houlihan Lokey Howard & Zukin Financial Advisors, Inc., ATP's financial advisor, effective April 30, 2002 to the effect that, as of that date and on the basis of and subject to the assumptions, limitations and qualifications set forth therein, the $33.50 per share to be received by the public stockholders of the Company in the merger, is fair from a financial point of view. The written confirmation of the Houlihan Lokey Howard & Zukin Financial Advisors, Inc. opinion is attached as Appendix B to the attached proxy statement and should be read carefully and completely.

      OUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AT THE ANNUAL MEETING.

      OUR BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" EACH NOMINEE FOR CLASS II DIRECTOR.

      Your vote is important. We cannot complete the merger unless the conditions to closing are satisfied, including adoption of the merger agreement by the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. Failure to vote will have the same effect as a vote against adoption of the merger agreement. Only holders of our stock of record at the close of business on May 2, 2002 are entitled to notice of and to vote at the annual meeting or at any adjournments or postponements.

      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD. If you hold your shares in "street name," you should instruct your broker how to vote in accordance with your voting instruction form.

      The accompanying proxy statement explains the proposed merger and merger agreement and provides specific information concerning the annual meeting. Please read these materials carefully.

                                Very truly yours,

                                /s/ Garrett L. Dominy

                                Garrett L. Dominy
                                President and Chief Executive Officer

The proxy statement is dated May 20, 2002 and is first being mailed to our stockholders on or about May 20, 2002.

                                   [ATP LOGO]

                        Advanced Technical Products, Inc.
                        200 Mansell Court East, Suite 505
                             Roswell, Georgia 30076

                                  May 20, 2002

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Advanced Technical Products, Inc.:

      The annual meeting of stockholders of Advanced Technical Products, Inc. will be held in the 6th floor boardroom of the Bank of America Center located at 700 Louisiana, Houston, Texas, on June 12, 2002, at 10:00 a.m., local time, to:

      1. adopt the Agreement and Plan of Merger, dated as of May 2, 2002, among General Dynamics Corporation, Athena Acquisition I Corporation and ATP;

      2. elect three Class II directors to serve until the earlier of the closing of the merger or our 2005 annual meeting; and

      3. consider and act upon such other business as may properly come before the annual meeting.

      In the merger, each issued and outstanding share of our common stock (including the associated rights to purchase Series RP Preferred Stock), other than certain shares held directly or indirectly by General Dynamics, Athena or ATP or for which appraisal rights have been properly exercised, will be converted into the right to receive $33.50 in cash, without interest. The accompanying proxy statement provides important information about the proposed merger, the actions to be taken in connection with the merger and additional information about the parties involved and their interests. Please give all this information your careful attention.

      Our Board of Directors believes that the merger involving General Dynamics Corporation is in the best interests of ATP and unanimously recommends that you vote "FOR" the adoption of the merger agreement.

      Our Board of Directors also unanimously recommends that you vote "FOR" each nominee for Class II director.

      ATP's Board of Directors has fixed the close of business on May 2, 2002 as the record date for determining stockholders entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for examination at our headquarters, during ordinary business hours, from the date of the proxy statement until the annual meeting.

      We urge you to sign and return the enclosed proxy card as promptly as possible, whether or not you plan to attend the annual meeting in person. You may revoke the proxy at any time before its exercise in the manner described in the attached proxy statement. Any stockholder present at the annual meeting, including any adjournment or postponement, may revoke a prior proxy and vote personally on the merger agreement and the election of Class II directors. Executed proxies with no indicated instructions will be voted "FOR" adoption of the merger agreement and "FOR" election of the nominees for director.

      Please do not send your stock certificates at this time.

                                By order of the Board of Directors,

                                /s/ James P. Hobt

                                James P. Hobt
                                Secretary

                        ADVANCED TECHNICAL PRODUCTS, INC.
                        200 Mansell Court East, Suite 505
                             Roswell, Georgia 30076

                                 PROXY STATEMENT

                                ----------------


                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 12, 2002

                                ----------------

                                TABLE OF CONTENTS

                                                                            PAGE

Questions and Answers About the Merger and the Annual Meeting.................1

Summary.......................................................................3
      The Annual Meeting......................................................3
      The Parties to the Merger...............................................3
      Special Factors.........................................................4
      The Merger Agreement....................................................5

The Annual Meeting............................................................8
      General.................................................................8
      Purpose of the Annual Meeting...........................................8
      Record Date and Quorum Requirement......................................8
      Required Vote and Voting Procedures.....................................8
      Revocation of Proxies...................................................9
      Adjournments or Postponements...........................................9

PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER...........................10

The Parties to the Merger....................................................10
      Advanced Technical Products, Inc. .....................................10
      General Dynamics Corporation ..........................................10
      Athena Acquisition I Corporation.......................................11

Special Factors..............................................................11
      Background of the Merger...............................................11
      Recommendation of Our Board of Directors and Reasons for the Merger....12
      Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.......13
      Interests of ATP Directors and Executive Officers......................18
      Effects of the Merger..................................................19
      Material United States Federal Income Tax Consequences.................20
      Appraisal Rights.......................................................21
      Regulatory Approvals...................................................22
      Source of Funds........................................................23

The Merger Agreement.........................................................23
      The Merger.............................................................23
      Effective Time of the Merger...........................................23
      Payment for Shares.....................................................23
      Payment for Options and Warrants.......................................24

      Representations and Warranties.........................................24
      Covenants..............................................................25
      Termination............................................................31
      Termination Fee Payable to General Dynamics............................32
      Conditions to the Merger...............................................33
      Expenses...............................................................34
      Amendment, Extension of Time and Waiver................................34

ELECTION OF CLASS II DIRECTORS...............................................35

Class II Nominees to Serve Until the Annual Meeting to be Held in 2005.......35

Class I Continuing Directors--Terms Expiring 2004............................36

Class III Continuing Directors--Terms Expiring 2003..........................36

Executive Officers...........................................................37

Meetings of the Board........................................................37

Committees of the Board......................................................37

Compensation of Directors....................................................37

Securities Ownership of Certain beneficial Owners and Management.............38

Executive Compensation.......................................................40
      Summary Compensation Table.............................................40
      Option Grants During Fiscal Year 2001..................................40
      Option  Exercises During Fiscal Year 2001 and Fiscal
        Year End Option Values ..............................................41
      Employment Agreements..................................................41
      Compensation Review....................................................41
      Compensation Committee Interlocks and Insider Participation............42
      Stock Performance Chart................................................43
      Certain Relationships and Related Transactions.........................43

Market Price of and Dividends on ATP's Common Stock..........................44

Section 16(a) Beneficial Ownership Reporting Compliance......................44

Audit Committee Report.......................................................45

Independent Auditors.........................................................45

Cautionary Statement Regarding Forward-Looking Statements....................46

Additional Information.......................................................46
      Solicitation of Proxies/Costs..........................................46
      Stockholder Proposals..................................................46
      Other Matters..........................................................46

Where You Can Find More Information..........................................47

Appendix A--Merger Agreement................................................A-1

Appendix B--Fairness Opinion of Houlihan Lokey Howard & Zukin Financial
Advisors, Inc...............................................................B-1

Appendix C--Section 262 of the General Corporation Law of the State of
Delaware....................................................................C-1

          QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE ANNUAL MEETING

Q:    What am I voting for? (See page 8.)

      A: We are asking for your vote to (1) adopt the merger agreement that we entered into on May 2, 2002 with General Dynamics Corporation under which ATP will be merged with and become a wholly owned subsidiary of General Dynamics, and (2) elect three nominees for Class II director to serve until the earlier of the closing of the merger or our 2005 annual meeting.

Q:    As a stockholder, what will I receive in the merger? (See page 23.)

      A: If we complete the merger, you will receive $33.50 in cash for each share of our common stock you own.

Q:    What stockholder approvals are needed for the merger? (See page 8.)

      A: For ATP, the affirmative vote of the holders of at a least a majority of the outstanding shares of common stock is required to adopt the merger agreement. Each holder of our common stock is entitled to one vote per share.

            For General Dynamics, no stockholder approval of the merger or merger agreement is required.

Q:    What do I need to do now? (See page 8.)

      A: After carefully reading and considering the information contained in this proxy statement, please complete, date and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at the annual meeting.

Q:    What if I don't vote? (See page 8.)

            With respect to the merger, if you abstain from voting or do not vote, it will count as a vote against the adoption of the merger agreement.

            Because Class II director nominees will be elected by a plurality of the votes cast at the meeting, if you abstain from voting or do not vote, it will not count as a vote for or against any nominee.

            If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy in favor of (1) adoption of the merger agreement and (2) election of each of the nominees for Class II director.

Q:    Can I change my vote after I have mailed my signed proxy? (See page 9.)

      A: Yes. You can change your vote at any time before your proxy is voted at the annual meeting. You can do this in one of three ways. First, you can attend the annual meeting and vote in person. Second, you can send a written notice stating that you would like to revoke your proxy. Third, you can complete and submit a new proxy.

            If you chose either the second or third method, you must submit your notice of revocation or your new proxy to our solicitation agent Morrow & Co., Inc., at the following address so that your notice or new proxy is received by the solicitation agent prior to 9:00 a.m. on the date of the annual meeting:

            Morrow & Co., Inc.
            445 Park Avenue, 5th Floor
            New York, New York 10022
            Telephone: (212) 754-8000

Q: If my broker holds my shares in "street name," will my broker vote my shares? (See page 8.)

      A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not provide your broker with instructions on how to vote your shares, it will count as a vote against the adoption of the merger agreement. Because Class II director nominees will be elected by a plurality of the votes cast at the meeting, failure to provide your broker with instructions on how to vote your shares will not count as a vote for or against any nominee.

Q:    Should I send in my stock certificates now? (See pages 8 and 23.)

      A: No. After the merger is completed, you will receive written instructions for exchanging your stock certificates. Please do not send in your stock certificates with your proxy.

Q:    What will happen to the present members of management? (See page 18.)

      A: Our directors and executive officers will be replaced by the directors and executive officers of Athena at the effective time of the merger.

Q:    Did the ATP board retain financial advisors? (See pages 13 through 18.)

      A: Yes. To assist it in making its recommendation regarding the merger, our Board of Directors retained Houlihan Lokey Howard & Zukin Financial Advisors, Inc. as its financial advisor in connection with its evaluation of the merger. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. delivered to our Board of Directors an opinion to the effect that, as of the date of that opinion, the per share merger consideration to be received by the public stockholders of the Company was fair to them from a financial point of view.

            We have attached as Appendix B to this proxy statement the full text of the written opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc. This opinion sets forth the assumptions made, matters considered and limitations on the review taken in connection with the opinion. The opinion should not be viewed as a recommendation as how you should vote on the merger agreement. We urge you to read this opinion in its entirety.

Q:    Am I entitled to appraisal rights? (See page 21.)

      A: Yes. Our stockholders have the opportunity to assert appraisal rights relating to the merger. To claim these rights, stockholders must comply with the requirements of Delaware law. However, it is a condition to General Dynamic's obligation to close the merger that holders of not more than 15% of the outstanding shares of our common stock exercise their appraisal rights.

Q:    Who can help answer my questions?

      A: If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy, you should contact:

            Morrow & Co., Inc.
            445 Park Avenue, 5th Floor
            New York, New York 10022
            Telephone: (212) 754-8000

            Advanced Technical Products, Inc.
            200 Mansell Court East, Suite 505
            Roswell, Georgia 30076
            Attention:  James P. Hobt
            Telephone: (770) 993-0291

Q:    Who is soliciting my proxy? (See page 46.)

      A: ATP is making this proxy solicitation and will bear its entire cost. We have retained Morrow & Co., Inc. to assist us in the solicitation of proxies and estimate that its fees for such services will be approximately $7,500. We will also reimburse Morrow & Co., Inc. for certain out-of-pocket expenses.

                                     SUMMARY

      This summary highlights selected information from this proxy statement relating to the annual meeting and the proposed merger and may not contain all of the information that may be important to you. Where appropriate, items in this summary include a cross reference directing you to a more complete description included elsewhere in this proxy statement. To understand the merger and related matters fully, and for a more complete description of the legal terms of the merger, you should read carefully this entire proxy statement and its attachments.

                               The Annual Meeting

Date, Time and Place of the Annual Meeting (See page 8.)

      The annual meeting of our stockholders will be held on June 12, 2002, at 10:00 a.m., local time, in the 6th floor boardroom of the Bank of America Center located at 700 Louisiana, Houston, Texas.

Purpose of the Annual Meeting (See page 8.)

      At the annual meeting, our stockholders will:

      o consider and vote on a proposal to adopt the merger agreement, dated as of May 2, 2002, among General Dynamics Corporation, Athena Acquisition I Corporation and Advanced Technical Products, Inc., which we refer to as "ATP" or the "Company";

      o     elect three Class II directors; and

      o consider and act upon such other business as may properly come before the annual meeting.

Record Date; Voting; Quorum; and Share Ownership of Management (See page 8.)

      You are entitled to vote at the annual meeting of our stockholders (and any adjournments or postponements of the meeting) if you owned our common stock as of the close of business on May 2, 2002, the record date. Each holder of record of shares of our common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. On the record date, there were approximately 3,052 holders of record of our common stock. As of the record date, our directors and officers beneficially owned and were entitled to vote an aggregate of 1,374,792 shares, or 23.3%, of our outstanding common stock. None of our directors or executive officers have agreed to vote their respective shares in any particular manner with respect to the proposals discussed in this proxy statement.

                            The Parties to the Merger

Advanced Technical Products, Inc. (See page 10.)

      ATP manufactures advanced composite structures, chemical and biological detection and protection products, and specialty vehicle electronics through four business units: Intellitec, Lincoln Composites, Lunn Industries and Marion Composites. These products are categorized into three principal business segments:

      o the Aerospace and Defense segment designs, develops and manufactures advanced composite material products, including radomes, aircraft components, missile and satellite composite structures, engine components, rocket motor cases, pressure vessels, relocatable shelters, missile launch tubes, torque shafts and fuel tanks, as well as a wide range of integrated defense systems, including electro-optical systems, chemical and biological detection and protection systems, ordnance delivery systems and light-weight camouflage systems;

      o the Commercial Composites segment produces compressed natural gas and hydrogen fuel tanks, oilfield tubular products used in the exploration and production of oil and gas and other composite-based commercial products; and

      o the Other Products segment primarily manufactures electrical power switching products for specialty vehicles, including recreational vehicles, motor homes, conversion vans, over-the-road trucks and leisure boats.

      Our headquarters are located at 200 Mansell Court East, Suite 505, Roswell, Georgia 30076. Our general telephone number at our headquarters is
(770) 993-0291.

General Dynamics Corporation (See page 10.)

      General Dynamics Corporation is engaged in information and communication technology, land and amphibious combat systems, naval and commercial shipbuilding and business aviation. General Dynamics' common stock is listed on the New York Stock Exchange under the ticker symbol "GD."

      The headquarters of General Dynamics are located at 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523. General Dynamics' general telephone number at its headquarters is (703) 876-3000.

Athena Acquisition I Corporation. (See page 11.)

      Athena Acquisition I Corporation ("Athena") is a newly-formed Delaware corporation and a wholly owned subsidiary of General Dynamics. Athena was organized solely for the purpose of entering into the merger agreement with ATP and has not conducted any business operations.

                                 Special Factors

Background of the Merger (See page 11.)

      For a description of the events leading to the approval of the merger by our Board of Directors and the reasons for this approval, you should refer to "SPECIAL FACTORS--Background of the Merger" beginning on page 11 and "--Recommendation of our Board of Directors and Reasons for the Merger" beginning on page 13.

Recommendation of Our Board of Directors (See page 12.)

      On April 30, 2002, our Board of Directors unanimously approved the merger agreement, and unanimously recommended that our stockholders adopt the merger agreement. In connection with the approval, our Board of Directors determined that the merger is in the best interests of the Company and our stockholders. In making its decision, our Board of Directors relied upon, among other things, the fairness opinion of our financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors, Inc. See "SPECIAL FACTORS--Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc." beginning on page 13.

      Our Board of Directors unanimously recommends that our stockholders vote "FOR" the adoption of the merger agreement.

Reasons for the Merger (See page 12.)

      The principal purpose of the merger is to enable General Dynamics to own all of the equity interests in ATP and provide you the opportunity to receive liquidity for your shares at a premium cash price over the market prices at which the common stock generally traded prior to the announcement of the merger agreement.

Interests of ATP Directors and Executive Officers (See page 18.)

      In considering the recommendation of our Board of Directors with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests in connection with the merger that are different from, or in addition to, the interests of other ATP stockholders. These interests exist because of employment agreements the executive officers have with ATP and rights that the executive officers and directors have under ATP's compensation and benefits plans. It is expected that certain of our executive officers will be employed by the surviving corporation. In addition, the merger agreement requires General Dynamics to indemnify directors and executive officers of ATP and our subsidiaries for events occurring before the merger, including events that are related to the merger.

Material United States Federal Income Tax Consequences (See page 20.)

      The receipt of the cash merger consideration by a holder of our shares will be a taxable transaction for U.S. federal income tax purposes. We urge you to consult your tax advisors to determine the effect of the merger under applicable federal, state, local and foreign tax laws.

Regulatory Approvals (See page 22.)

      The obligation of each of General Dynamics and ATP to close the merger is subject to the receipt of any material regulatory approvals, including expiration or early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The requisite filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 were made with the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the waiting period began to run, on May 10, 2002. We are not aware of any other significant regulatory approval required in connection with the merger.

Source of Funds (See page 23.)

      General Dynamics has informed us that the aggregate merger consideration (including the cancellation of outstanding options and warrants) of approximately $213.8 million will be financed through existing cash reserves or the issuance of commercial paper.

                              The Merger Agreement

      The merger agreement is attached as appendix A to this proxy statement. We encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

The Merger Generally (See page 23.)

      The merger agreement provides for, subject to satisfaction of various conditions, the merger of Athena Acquisition I Corporation with and into ATP. As a result of the merger:

      o the separate existence of Athena will cease, and ATP will continue as the surviving corporation;

      o each of our issued and outstanding shares of common stock (including the associated rights to purchase Series RP Preferred Stock), other than certain shares held directly or indirectly by General Dynamics, Athena or ATP, or for which appraisal rights have been properly exercised, will, by virtue of the merger, be converted into the right to receive $33.50 in cash, without interest, and the shares will be cancelled;

      o our shares of common stock will no longer be traded on the Nasdaq National Market, the registration of our shares of common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will terminate, and we will no longer be a reporting company under the Exchange Act; and

      o our directors and executive officers will be replaced by the directors and executive officers of Athena, however, it is expected that certain of our executive officers will be employed by the surviving corporation.

Effective Time of the Merger and Payment for Shares (See page 23.)

      The effective time of the merger will occur no later than three business days following the satisfaction or waiver of the conditions to the merger contained in the merger agreement. Detailed instructions with regard to the surrender of stock certificates, together with a letter of transmittal, will be forwarded to you by the paying agent promptly following the effective time of the merger. You should not submit your certificates to the paying agent until you have received these materials. The paying agent will send payment of the merger consideration to you as promptly as practicable after the paying agent receives your certificates and other required documents. No interest will be paid or accrued on the cash payable upon the surrender of your stock certificates.

      You should not send any stock certificates to us at this time.

Treatment of Stock Options and Warrants (See pages 23 and 24.)

      Each option and warrant to purchase shares of common stock that is outstanding and unexercised, whether vested or unvested, immediately prior to the effective time of the merger, will be cancelled as of the effective time of the merger and be converted into the right to receive cash in an amount equal to the product of (1) the excess, if any, of the per share merger consideration over the per share exercise price of the option or warrant (subject to adjustment for any stock split, reverse stock split, stock dividend, subdivision, combination, recapitalization, or similar transaction) and (2) the number of shares of common stock underlying the option or warrant. These cash payments will be made promptly following the effective time of the merger, and will be paid net of any applicable federal or state withholding taxes.

Conditions to the Merger (See page 33.)

      Each party's obligation to complete the merger is subject to satisfaction of a number of conditions, including:

      o the adoption of the merger agreement by holders of a majority of the outstanding shares of our common stock;

      o the expiration or termination of the waiting period under applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the receipt of any other material governmental and regulatory approvals;

      o the absence of any injunction or other legal restraint preventing the merger and the consummation of transactions contemplated by the merger agreement substantially on the terms contemplated by the merger agreement;

      o the representations and warranties of ATP, on the one hand, and General Dynamics and Athena, on the other hand, are true and correct (subject, in most cases, to certain materiality standards) as of the closing date of the merger (unless any such representation or warranty refers to some other time);

      o performance or compliance by ATP, on the one hand, and General Dynamics and Athena, on the other hand, in all material respects of their respective covenants and obligations under the merger agreement at or prior to the effective time of the merger;

      o the absence of any event or development that has, or would reasonably be expected to have, a material adverse effect on us and our subsidiaries taken as a whole;

      o no more than 15% of the outstanding shares of our common stock shall have exercised their appraisal rights under Delaware law; and

      o delivery of a certificate signed by an executive officer of ATP, on the one hand, and an executive officer of General Dynamics, on the other hand, dated the closing date of the merger and certifying that the closing conditions have been satisfied.

      Any or all of the conditions that have not been satisfied may be waived (other than conditions that are required by law, such as adoption of the merger agreement by our stockholders, certain regulatory approvals and the absence of injunctions or other legal restraint preventing the merger). Even if our stockholders adopt the merger agreement, we cannot assure you that the merger will be completed.

Termination and Termination Fee (See pages 31 and 32.)

      The merger agreement contains provisions addressing the circumstances under which ATP or General Dynamics may terminate the merger agreement. In addition, the merger agreement provides that, in several circumstances, we may be required to pay General Dynamics a termination fee of $5.5 million.

Expenses (See page 34.)

      With the exception of any termination fee, all fees and expenses incurred in connection with the merger will be paid by the party incurring them.

Market Prices of Common Stock (See page 44.)

      Currently, shares of our common stock are listed for trading on The Nasdaq National Market. As a result of the merger, we will become a wholly owned subsidiary of General Dynamics, and our shares will cease to trade on any public trading market. The closing price of our common stock on May 8, 2002, was $33.25 per share. We urge you to obtain current market quotations.

                               THE ANNUAL MEETING

General

      This proxy statement is being delivered to you in connection with our annual meeting of stockholders to be held at 10:00 a.m., local time, on June 12, 2002, in the 6th floor boardroom of the Bank of America Center located at 700 Louisiana, Houston, Texas. Each copy of this proxy statement is accompanied by a copy of our annual report on Form 10-K and Form 10-K/A and a proxy card furnished in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting. This proxy statement is being mailed on or about May 20, 2002, to our stockholders of record as of the close of business on May 2, 2002.

Purpose of the Annual Meeting

      The annual meeting will be held for the following purposes:

      o to consider and vote on a proposal to adopt the merger agreement, dated as of May 2, 2002, among General Dynamics Corporation, Athena Acquisition I Corporation and ATP;

      o     to elect three Class II directors; and

      o to consider and act upon such other business as may properly come before the annual meeting.

Record Date and Quorum Requirement

      Our Board of Directors has fixed the close of business on May 2, 2002 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting. On May 2, 2002, we had 5,890,064 shares of common stock issued and outstanding and approximately 3,052 stockholders of record. Each holder of record of common stock at the close of business on the record date is entitled to one vote for each share then held on each matter submitted to a vote of stockholders.

      The holders of a majority of the outstanding shares entitled to vote at the annual meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business. Abstentions and shares referred to as "broker or nominee non-votes" that are represented at the annual meeting--shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker or nominee does not have discretionary voting power on a particular matter--are counted for purposes of determining the presence or absence of a quorum for the transaction of business. If less than a majority of the outstanding shares are represented at the annual meeting, the annual meeting will be adjourned to a time, date and place designated by our management.

      Stockholders should not forward any stock certificates with their proxy cards. If the merger is completed, stock certificates should be delivered in accordance with instructions set forth in a letter of transmittal, which will be sent to stockholders by the paying agent, promptly after the effective time of the merger.

Required Vote and Voting Procedures

      Adoption of the merger agreement will require the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock. A failure to vote or a vote to abstain will have the same effect as a vote cast against adoption of the merger agreement. Class II director nominees will be elected by a plurality of the votes cast at the meeting and a failure to vote your shares will not count as a vote for or against any nominee. Brokers and, in many cases, nominees will not have discretionary power to vote on the merger proposal to be presented at the annual meeting. Accordingly, beneficial owners of shares should instruct their brokers or nominees on how to vote. A broker or nominee non-vote will have the same effect as a vote against adoption of the merger agreement and no effect on the election of directors. If no instructions are indicated on a properly executed proxy, the proxy will be voted "FOR" adoption of the merger agreement and "FOR" each nominee for Class II director in accordance with the recommendations of our Board of Directors.

Revocation of Proxies

      The presence of a stockholder at the annual meeting, or at any adjournment or postponement, will not automatically revoke the stockholder's proxy. However, a stockholder may revoke a proxy at anytime prior to exercise by:

      o delivery to our solicitation agent, Morrow & Co., Inc., of a written notice of revocation before the annual meeting (or, if the annual meeting is adjourned or postponed, before the time the adjourned or postponed meeting is actually held);

      o delivery to our solicitation agent before the annual meeting (or, if the annual meeting is adjourned or postponed, before the time the adjourned or postponed meeting is actually held) of a duly executed proxy bearing a later date; or

      o attending the annual meeting (or, if the annual meeting is adjourned or postponed, by attending the adjourned or postponed meeting) and voting in person at the annual meeting.

      The address of our solicitation agent is Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, New York 10022.

Adjournments or Postponements

      Although it is not expected, the annual meeting may be adjourned or postponed for the purpose of soliciting additional proxies or for other reasons as determined by our Board of Directors. Any adjournment or postponement may be made without notice, including by an announcement made at the annual meeting, by approval of the holders of a majority of the voting power represented by the outstanding shares of our common stock present in person or represented by proxy at the annual meeting, whether or not a quorum exists. Any signed proxies received by us will be voted in favor of an adjournment or postponement in these circumstances unless a written note on the proxy by the stockholder directs otherwise. If the annual meeting is adjourned or postponed for the purpose of soliciting additional proxies or for other reasons, we will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use.

--------------------------------------------------------------------------------
          PROPOSAL TO ADOPT THE AGREEMENT AND PLAN OF MERGER
--------------------------------------------------------------------------------

                            THE PARTIES TO THE MERGER

Advanced Technical Products, Inc.

      We are Advanced Technical Products, Inc. In this proxy statement, we refer to our company and our collective subsidiaries as "ATP," the "Company," "we" or "us." We are a Delaware corporation resulting from the October 31, 1997 merger (the "Lunn/TPG Merger") of TPG Holdings, Inc., a Delaware corporation ("TPG"), and Lunn Industries, Inc., a public Delaware corporation initially incorporated in 1948 ("Lunn"), with Lunn surviving the merger under the name "Advanced Technical Products, Inc." We manufacture advanced composite structures, chemical and biological detection and protection products, and specialty vehicle electronics through four business units: Intellitec, Lincoln Composites, Lunn Industries and Marion Composites. These products are categorized into three principal business segments:

      o the Aerospace and Defense segment designs, develops and manufactures advanced composite material products, including radomes, aircraft components, missile and satellite composite structures, engine components, rocket motor cases, pressure vessels, relocatable shelters, missile launch tubes, torque shafts and fuel tanks, as well as a wide range of integrated defense systems, including electro-optical systems, chemical and biological detection and protection systems, ordnance delivery systems and light-weight camouflage systems;

      o the Commercial Composites segment produces compressed natural gas and hydrogen fuel tanks, oilfield tubular products used in the exploration and production of oil and gas and other composite-based commercial products; and

      o the Other Products segment primarily manufactures electrical power switching products for specialty vehicles, including recreational vehicles, motor homes, conversion vans, over-the-road trucks and leisure boats.

      Our headquarters are located at 200 Mansell Court East, Suite 505, Roswell, Georgia 30076. Our general telephone number at our headquarters is
(770) 993-0291.

General Dynamics Corporation

      General Dynamics Corporation is a Delaware corporation formed in 1952 as successor to the Electric Boat Company. General Dynamics operates in four primary business groups: Information Systems and Technology, Combat Systems, Marine Systems and Aerospace.

      o The Information Systems and Technology group provides defense and commercial customers with infrastructure and systems integration skills required to process, communicate and manage information effectively. The group has market-leading positions in the design, deployment and maintenance of wireline and wireless voice and data networks; C4ISR (command and control, communications, computers, intelligence, surveillance and reconnaissance) systems; telecommunications system security; encryption; fiber optics; and lifecycle management and support. The group's collective expertise in systems design and in key platform subsystems helps General Dynamics' Combat Systems, Marine Systems and Aerospace business groups to improve their products while maintaining a prime systems integration role.

      o The Combat Systems group provides systems integration, design, development, production and support for armored vehicles, armaments, munitions and components. Its product lines include a full spectrum of armored vehicles; unmanned systems; suspensions, engines and transmissions; medium-caliber guns; ammunition handling systems, turrets and turret drive systems; medium- and large-caliber ammunition; missile components and propellants; space propulsion systems and reactive armor.

      o The Marine Systems group provides the U.S. Navy with combat vessels, including nuclear submarines, surface combatants and auxiliary ships. The group also provides ship management services for the U.S. government and builds commercial ships.

      o The Aerospace group designs, develops, manufactures, markets, and provides maintenance and support services for technologically advanced business jet aircraft. The group also supplies special mission aircraft to governments.

      General Dynamics' principal executive offices are located at 3190 Fairview Park Drive, Falls Church, Virginia 22042-4523. Their general telephone number at that location is (703) 876-3000.

Athena Acquisition I Corporation

      Athena Acquisition I Corporation is a newly-formed Delaware corporation and a wholly owned subsidiary of General Dynamics. Athena was organized solely for the purpose of entering into the merger agreement with ATP and has not conducted any business operations.

                                 SPECIAL FACTORS

Background of the Merger

      In late January 2002, Garrett L. Dominy, our President and CEO, received an unsolicited telephone call from Arthur J. Veitch, Executive Vice President of General Dynamics, regarding General Dynamics' potential interest in acquiring the Company. Mr. Dominy informed Mr. Veitch that while the Company had explored sale opportunities beginning in January 1999 through June 2000, the Company did not consider itself for sale nor had it conducted any significant marketing efforts with respect to such a sale since that time. Nonetheless, Mr. Dominy indicated that he would direct any bona fide offer to our full Board for their consideration, and the two agreed to meet at an unspecified future date.

      On February 28, 2002, Mr. Dominy and Gary L. Forbes, our Chairman of the Board, met with Mr. Veitch, Linda P. Hudson, Vice President of General Dynamics and President of General Dynamics Armament Systems, and David K. Heebner, Vice President of General Dynamics, in Florida to discuss General Dynamics' interest in the Company. At the conclusion of the meeting, the parties agreed to enter into a mutually acceptable confidentiality agreement to facilitate discussions in more detail. The confidentiality agreement was executed on March 11, 2002.

      In mid-March 2002, we forwarded financial diligence materials to Mr. Veitch regarding the Company. Around the same time period, Mr. Dominy and Mr. Veitch discussed in a telephone conversation General Dynamics' interest in exploring an all-cash offer for the Company. Mr. Veitch also indicated that General Dynamics would try to provide us with a range of enterprise values for the Company early in the week of March 17th.

      On March 16, 2002, General Dynamics provided the Company with a draft all-cash merger agreement without pricing terms. Shortly thereafter, General Dynamics indicated that its preliminary valuation range for the Company was between $240 and $250 million. On March 20, 2002, our Board, after having been informed of the preliminary discussions with General Dynamics, met by telephone conference to discuss the status of negotiations with General Dynamics, and concluded the meeting by authorizing the Company to move forward with the negotiations.

      In early April 2002, our division presidents made a business and financial presentation to several executives of General Dynamics in Alexandria, Virginia regarding our various operating divisions, their current and historical financial performance and their prospects.

      Several discussions then took place among the parties relating to the Company's enterprise value. Based on these discussions, on April 10, 2002, Mr. Veitch indicated by telephone call to Mr. Dominy that General Dynamics was prepared to make an all-cash offer of $33.50 per share of common stock (subject to customary conditions, including the completion of a satisfactory due diligence review) as compared to our closing common stock price of $28.03 on April 9, 2002. After extensive discussions among members of our senior management and Mr. Forbes, followed by further discussions with General Dynamics, it was determined to proceed based on the assumption of a per share purchase price of $33.50.

      In mid-April 2002, we formally engaged Houlihan Lokey Howard & Zukin Financial Advisors, Inc., to serve as our financial advisor for the transaction. From the middle of April to the end of the month, representatives of the Company, General Dynamics and their respective advisors met or spoke on numerous occasions regarding General Dynamics' business, financial and legal due diligence investigation. During this period, representatives of the Company, General Dynamics and their respective advisors also engaged in discussions and negotiations concerning the merger agreement, including valuation matters, and other related documents. The merger agreement was then substantially finalized, including the $33.50 per share purchase price, and the agreement was circulated to the parties.

      At a special board meeting held on April 30, 2002, our Board considered the proposed merger transaction. Our management presented a comprehensive analysis of the proposed merger, our legal advisor reviewed with the Board the principal features of the proposed merger, as well as a discussion of the fiduciary duties of the directors with respect to the merger. During the board meeting, Houlihan Lokey verbally described its fairness opinion and the valuation methods used in connection with its financial analysis of the merger. After a full discussion among the Board members, the merger agreement and the transactions contemplated thereby were unanimously approved. Effective April 30, 2002, Houlihan Lokey provided us with its written fairness opinion.

      At a board of directors meeting held on May 1, 2002, General Dynamics' Board of Directors considered and approved the merger and other related transactions by unanimous vote.

      On May 2, 2002, the merger agreement was executed by the appropriate officers of the parties, and the transaction was publicly announced.

Recommendation of Our Board of Directors and Reasons for the Merger

      Our Board of Directors believes that the merger is in the best interest of the Company and our stockholders. Accordingly, our Board of Directors unanimously approved the merger agreement and the transactions contemplated by the merger agreement and unanimously recommends that our stockholders vote "FOR" adoption of the merger agreement.

      In deciding to approve the merger and related transactions, our Board of Directors considered a variety of potentially positive factors, including:

      o the ability of all of our stockholders to simultaneously realize the value of their investment at a price level near the record high of our common stock and at a significant premium above average historical price levels over any meaningful period of time;

      o the belief by management and our directors that the stocks of companies within the defense sector are trading at prices at or near their all time highs, an observation confirmed by our financial advisors, and are price volatile based on factors outside the Company's control, including governmental commitments to defense spending and social and political unrest domestically and abroad;

      o the opinion rendered by Houlihan Lokey regarding the fairness, from a financial point of view, of the merger consideration to the holders of our common stock (other than General Dynamics and its subsidiaries);

      o the ability of our Board of Directors to enter into discussions with other parties in the event that a possible superior proposal is made to ATP;

      o the trend toward defense industry consolidation and reforms in government procurement, which favor larger enterprises and which may put the Company at a competitive disadvantage;

      o the downward pressure on the price of our common stock or the perception that the price of our common stock may not realize its full potential due to the "overhang" in our stock resulting from the desire by certain of our large stockholders to liquidate or sell significant positions in our stock;

      o the range of alternative strategies or transactions that might be available to us and the prices at which those transactions might be implemented;

      o the absence of any financing condition to General Dynamics' obligations to close the transaction and the ability of General Dynamics to pay the merger consideration;

      o the likelihood of satisfying the regulatory and other conditions to closing the merger; and

      o the reputation of General Dynamics within the industry and the stability provided to our operational workforce as a result of being affiliated with a company of General Dynamics' stature.

      Our Board of Directors also considered the following potentially negative factors of the merger in its deliberations concerning the merger and the merger agreement:

      o that the merger would preclude the holders of our common stock from having the opportunity to participate in the future growth of our assets;

      o that the merger is a taxable transaction and, as a result, holders of our common stock will be required to pay taxes on any built-in gain as a result of their receipt of the cash consideration in the transaction;

      o the covenant in the merger agreement restricting our ability to solicit or entertain other potential acquisition proposals;

      o that we will have to pay a $5.5 million fee if the merger agreement is terminated under circumstances specified in the agreement; and

      o the risks and costs to us if the merger is not consummated, which risks and costs would result from, among other things, the extensive efforts required to attempt to complete the transaction and the significant distractions that our employees will experience during the pendency of the transaction.

      Our Board of Directors also considered the potential benefits to certain directors, officers and employees discussed in the section below entitled "Interests of ATP Directors and Executive Officers," including the severance benefits certain executive officers will be entitled to following the merger and the acceleration and vesting of options to acquire our common stock. The Board did not believe that these interests should affect its decision to approve the merger since these interests are primarily based on contractual arrangements that were in place before the negotiation of the merger agreement and the Board's view that the judgment and performance of the directors and executive officers would not be impaired by these interests.

      In the opinion of our Board of Directors, the above factors represent the material potential positive and negative consequences that could occur as a result of the merger. In considering the merger, our Board considered the impact of these factors on our stockholders.

      In view of the wide variety of factors considered by our Board of Directors, our Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered. Our Board viewed its position and recommendation as being based on the totality of the information presented to, and considered by, it. After taking into consideration all the factors set forth above, our Board determined that the potential benefits of the merger outweighed the potential detriments associated with the merger.

Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

      Our Board of Directors engaged Houlihan Lokey to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by our public stockholders in connection with the proposed merger. At the April 30, 2002 meeting of our Board, Houlihan Lokey presented its analysis and delivered its written opinion that as of such date and based on the matters described in its opinion, the consideration to be received by our public stockholders in connection with the merger is fair to them from a financial point of view.

      Our Board selected Houlihan Lokey based on its reputation, experience and expertise in the valuation of businesses in connection with mergers and acquisitions, particularly within the defense sector. Neither Houlihan Lokey nor its affiliates have had any material business relationships with, or received any compensation from, ATP or our affiliates during the previous two years. We placed no limitations on the procedures or investigations undertaken by Houlihan Lokey in connection with arriving at its opinion.

      We agreed to pay Houlihan Lokey an aggregate fee of $275,000 as compensation for its services in connection with the merger and related transactions, as well as reimbursement of its out-of-pocket expenses incurred in connection with its engagement. No portion of Houlihan Lokey's fee is contingent upon the successful completion of the merger, any other related transaction, or the conclusions reached in the Houlihan Lokey opinion. We also agreed to indemnify Houlihan Lokey and related persons against certain liabilities, including liabilities under federal securities laws that arise out of the engagement of Houlihan Lokey, or, if such indemnification is not available to Houlihan Lokey or insufficient to hold it harmless, we have agreed to contribute to the amount paid or payable by Houlihan Lokey as a result of such liabilities in proportion to the relative benefits received by, and the fault of, the parties, with the amount of Houlihan Lokey's contribution being capped at its fee amount.

      In arriving at its fairness opinion, Houlihan Lokey, among other things:

      o reviewed our reports to stockholders and public filings since we became publicly-traded on November 3, 1997;

      o held discussions with members of our senior management to discuss our operations and our prospects;

      o reviewed the historical market prices and trading volume for our publicly traded common stock;

      o reviewed other publicly available financial data for companies that it deemed comparable to us, including prices and premiums paid in other transactions;

      o reviewed our audited financial statements for the five years ending December 31, 2001;

      o reviewed forecasts and projections prepared by our management with respect to ATP for the three years ending December 31, 2004;

      o     reviewed our management's presentation to General Dynamics;

      o reviewed the draft Proxy Statement relating to the merger, dated April 19, 2002, in the form furnished to it by our legal counsel;

      o reviewed the draft Agreement and Plan of Merger, dated April 19, 2002, in the form furnished to it by our legal counsel;

      o discussed the merger with members of our senior management and our legal counsel; and

      o conducted such other studies, analyses and inquiries as it deemed appropriate.

Analyses

      Houlihan Lokey used several methodologies to assess the fairness of the consideration per share to be received in the proposed merger. The following is a summary of the material financial analyses used by Houlihan Lokey in connection with providing its opinion. This summary is qualified in its entirety by reference to the full text of such opinion, which is attached as Appendix B to this proxy statement. You are urged to read the full text of the Houlihan Lokey opinion carefully and in its entirety.

      Houlihan Lokey performed the following analyses in order to assess the fairness of the consideration to be received by the public stockholders.

      Public Market Pricing: Houlihan Lokey reviewed the historical market prices and trading volume for our publicly held common stock and reviewed news articles and press releases relating to ATP. ATP has no analyst coverage. Houlihan Lokey reviewed our closing stock price on the following bases:

                                            Price                 Premium
                                            -----                 -------
Price on April 29, 2002                    $27.03                  23.9%
Preceding 5-Day Average                    $30.81                   8.7%
Preceding 20-Day Average                   $31.04                   7.9%
Price on  September  10, 2001              $10.52                  218.4%

      Additionally, although our average daily volume to public float ratio is within the range of comparable companies, ATP's ratio implies only approximately $800,000 worth of our common stock is traded on a daily basis.

      Market Multiple Methodology: Houlihan Lokey reviewed certain financial information of a number of publicly traded comparable companies that were similar to ATP in terms of our operations, product mix, size and our dependence on the United States Department of Defense for a substantial portion of our revenues. Houlihan Lokey selected the following as being the most comparable to
ATP:

      o     Barnes Group, Inc.;

      o     Ducommun, Inc.;

      o     Esterline Technologies Corporation;

      o     SPS Technologies, Inc.; and

      o     Triumph Group, Inc.

      Houlihan Lokey calculated certain financial ratios of the comparable companies based on the most recent publicly available information. After including a 20% control premium to closing prices as of April 29, 2002, Houlihan Lokey calculated certain financial ratios, including, the multiples of: (1) enterprise value ("EV") to latest twelve months ("LTM") and next fiscal year ("NFY") revenues, (2) EV to LTM and NFY earnings before interest, taxes, depreciation and amortization ("EBITDA"), and (3) EV to LTM and NFY earnings before interest and taxes ("EBIT") of the comparable companies based on the most recent publicly available information.

      The analysis showed that the multiples exhibited by the comparable companies were as follows:

        Multiple           Median         Mean         High          Low
        --------           ------         ----         ----          ---
EV to LTM revenues          1.2x          1.2x         1.66x         0.9x
EV to LTM EBITDA            8.4x          8.5x         9.7x          7.6x
EV to LTM EBIT             11.7x         20.7x         18.7x        11.3x
EV to NFY revenues          1.1x          1.2x         1.7x          0.9x
EV to NFY EBITDA            9.1x          9.1x         10.7x         7.7x
EV to NFY EBIT             15.2x         14.2x         11.1x        16.6x

      Houlihan Lokey derived indications of our Enterprise Value by applying selected revenue and EBITDA multiples to certain adjusted operating results for the year ended December 31, 2001 and the projected year ending December 31, 2002. Based on the above, the resulting indications of our Enterprise Value ranged from approximately $220.3 million to $258.7 million.

      After determining our Enterprise Value, Houlihan Lokey made certain adjustments to determine our equity value including adjustments to reflect (1) our current holdings of cash and cash equivalents and (2) our debt obligations. After consideration of such adjustments, Houlihan Lokey estimated our equity value using the market multiple methodology to be in the range of $184.7 million to $223.1 million, or $28.81 per share to $34.80 per share, respectively, on a fully-diluted basis.

      Comparable Transaction Methodology: Houlihan Lokey reviewed the consideration paid in twenty acquisitions of controlling interests that occurred between January 1, 2000 and April 30, 2002, in companies in the Aerospace & Defense sector. Specifically, Houlihan Lokey reviewed the following transactions:

             Seller                                        Buyer
             ------                                        -----
Raytheon Aircraft Integration Systems          L-3 Communications Holdings, Inc.
Spar Aerospace Ltd.                            L-3 Communications Holdings, Inc.
Boeing - Sensors & Electronic Systems          DRS Technologies, Inc.
Datron Systems, Inc.                           The Titan Corporation
EER Systems, Inc.                              L-3 Communications Holdings, Inc.
Composite Structures                           Ducommun Incorporated
Newport News Shipbuilding                      Northrop Grumman Corporation
AeroJet-Gen Corp.                              Northrop Grumman Corporation
Humphrey, Inc. (subsidiary of REMEC, Inc.)     Rosemount Aerospace Inc.
BAE Systems Canada                             Oncap, L.P.
Litton Industries, Inc.                        Northrop Grumman Corporation
Primex Technologies, Inc.                      General Dynamics Corporation
Federal Data Corporation                       Northrop Grumman Corporation
Motorola Integrated Information Systems        General Dynamics Corporation
Tech-Sym Corp.                                 Veritas Capital
Honeywell Traffic                              L-3 Communications Holdings, Inc.
Comptek Research, Inc.                         Northrop Grumman Corporation
Howmet International, Inc.                     Alcoa, Inc.
Sterling Software Federal Systems              Northrop Grumman Corporation
AIL Technologies, Inc.                         EDO Corporation

      Houlihan Lokey's analysis showed that the multiples exhibited in the change of control transactions were as follows:

       Multiple            Median       Mean        High       Low
       --------            ------       ----        ----       ---
EV to LTM revenues         0.97x       1.03x       2.32x      0.48x
EV to LTM EBITDA            8.8x        8.5x       14.3x       4.8x

      In performing its analysis, Houlihan Lokey considered that the merger and acquisition transaction environment varies over time because of, among other things, interest rate and equity market fluctuations and industry results and growth expectations. No company or transaction used in the analysis was directly comparable to ATP, however, Houlihan Lokey did identify three target companies that were broadly similar to ATP. Accordingly, Houlihan Lokey reviewed these transactions to understand the range of multiples of revenue and EBITDA paid for companies in the Aerospace & Defense industry.

      Houlihan Lokey derived enterprise value indications of ATP by applying selected revenue and EBITDA multiples to certain adjusted operating results for the year ended December 31, 2001. Based on the above, the resulting indications of the enterprise value of the operations of ATP ranged from approximately $204.4 million to $246.2 million.

      After determining our enterprise value, Houlihan Lokey made certain adjustments to determine equity value, including adjustments to reflect (1) our current holdings of cash and cash equivalents, and (2) our debt obligations. After consideration of such adjustments, Houlihan Lokey estimated our equity value, using the comparable transaction methodology, to be in the range of $168.8 million to $210.6 million, or $26.33 per share to $32.85 per share, respectively, on a fully-diluted basis.

      Discounted Cash Flow Methodology: Houlihan Lokey used certain financial projections prepared by our management with respect to fiscal years 2002 through 2004. To determine our enterprise value, Houlihan Lokey used our projected pro forma net debt-free cash flows and applied a weighted average cost of capital of 12% to 14% and terminal EBITDA multiples of 7.0x to 9.0x. Based on the financial projections and this analysis, Houlihan Lokey calculated indications of the range of enterprise value between $217.1 million and $284.3 million.

      After determining our Enterprise Value, Houlihan Lokey made certain adjustments to determine equity value including adjustments to reflect (1) our current holdings of cash and cash equivalents and (2) our debt obligations. After consideration of such adjustments, Houlihan Lokey estimated our equity value using the discounted cash flow methodology to be in the range of $181.5 million to $248.7 million, or $28.32 per share to $38.80 per share, respectively, on a fully-diluted basis.

Conclusion

      Houlihan Lokey delivered its written opinion effective as of April 30, 2002 to our Board stating that, as of that date, based upon the assumptions made, matters considered and limitations on the review described in its written opinion, the consideration per share to be received by our public stockholders in connection with the transaction is fair to them from a financial point of view.

      As a matter of course, we do not publicly disclose forward-looking financial information. Nevertheless, in connection with its review, Houlihan Lokey considered financial projections prepared by our management. The financial projections were prepared under market conditions as they existed at the time of their preparation and our management does not intend to provide Houlihan Lokey with any updated or revised financial projections in connection with the merger. The financial projections did not take into account any circumstances or events occurring after the date they were prepared. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of our operations, may cause the financial projections or the underlying assumptions to be inaccurate.

      In arriving at its fairness opinion, Houlihan Lokey reviewed key economic and market indicators, including, growth in the United States Gross Domestic Product, inflation rates, interest rates, consumer spending levels, manufacturing productivity levels, unemployment rates and general stock market performance. Houlihan Lokey's opinion is based on the business, economic, market and other conditions, as they existed as of April 30, 2002 and on our financial projections provided to Houlihan Lokey for the three years ending December 31, 2004. In rendering its opinion, Houlihan Lokey relied upon and assumed, without independent verification that the accuracy and completeness of the financial and other information provided to Houlihan Lokey by our management, including the financial projections, was reasonably prepared and reflects the best currently available estimates of the financial results and condition of ATP; and that no material changes had occurred in the information reviewed between the date the information was provided and the date of the Houlihan Lokey opinion. Houlihan Lokey did not make any independent appraisal of ATP's specific properties or assets.

      Houlihan Lokey was not asked to opine and does not express any opinion as to: (1) the tax or legal consequences of the merger or (2) the fairness of any aspect of the merger not expressly addressed in its fairness opinion.

      The Houlihan Lokey opinion does not address the underlying business decision to effect the transactions; nor does it constitute a recommendation to any stockholder as to how they should vote at the annual meeting. Houlihan Lokey has no obligation to update the Houlihan Lokey opinion. Houlihan Lokey did not, and was not requested by ATP or any other person to, solicit third party indications of interest in acquiring all or any part of ATP or to make any recommendations as to the form or amount of consideration in connection with the transaction. Furthermore, at the request of our Board, Houlihan Lokey has not negotiated any portion of the transaction or advised our Board with respect to alternatives to it.

      The summary set forth above describes the material points of more detailed analyses performed by Houlihan Lokey in arriving at its fairness opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and application of those methods to the particular circumstances and is therefore not readily susceptible to summary description. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Houlihan Lokey believes that its analyses and summary set forth herein must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, or portions of this summary, could create an incomplete and/or inaccurate view of the processes underlying the analyses set forth in its fairness opinion. In its analysis, Houlihan Lokey made numerous assumptions with respect to ATP, the transaction, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by such analyses. Additionally, analyses relating to the value of ATP's businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

      The full text of Houlihan Lokey's opinion, which describes, among other things, the assumptions made, general procedures followed, matters considered and limitations on the review undertaken by Houlihan Lokey in rendering its opinion is attached hereto and is incorporated herein by reference. The summary of the Houlihan Lokey opinion in this proxy statement is qualified in its entirety by reference to the full text of the Houlihan Lokey opinion. You are urged to read Houlihan Lokey's opinion in its entirety.

Interests of ATP Directors and Executive Officers

      When you consider the recommendations of our Board of Directors, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, the interest of other ATP stockholders. Our Board of Directors was aware of these interests and considered them when it approved the merger agreement. These interests are summarized below.

Employment Agreements

      ATP is a party to an employment agreement with each of its executive officers named below:

Executive Officer                                  Title
-----------------                                  -----
Garrett L. Dominy.....................  President and Chief Executive Officer
H. Dwight Byrd........................  Vice President
Brian W. Hodges.......................  Vice President
Richard J. Rashilla...................  Vice President
James P. Hobt.........................  Vice President, Chief Financial Officer,
                                        Secretary and Treasurer
Michael Kohler........................  Vice President

      If the merger is consummated, the executive officers will be replaced by the executive officers of Athena and each executive officer will be entitled to certain payments and benefits under his employment agreement. Pursuant to his employment agreement, Mr. Dominy, if terminated, will receive severance payments equivalent to 36 months of his base salary in effect on the date of termination. The other executive officers named above, if terminated, will receive severance payments equivalent to 12 months of their respective base salary in effect on the date of termination. Any severance payments will be payable at the times salaries would normally be paid under the employment agreements. Terminated executive officers will also receive all unpaid incentive bonus and benefits awarded or accrued up to the date of termination.

      The dollar value of the salary, accrued incentive bonus, estimated at June 30, 2002, and total severance payments to be paid to each executive officer if they are terminated is set forth in the table below. Benefit plan information is set forth in the following section.

                                            Accrued       Total
Executive Officer              Salary        Bonus      Severance
-----------------              ------        -----      ---------
Garrett L. Dominy           $ 1,170,000    $ 39,000    $ 1,209,000
H. Dwight Byrd              $   243,000    $ 14,580    $   257,580
Brian W. Hodges             $   200,000    $ 12,000    $   212,000
Richard J. Rashilla         $   190,000    $ 11,400    $   201,400
James P. Hobt               $   195,000    $ 11,700    $   206,700
Michael Kohler              $   125,000    $  7,500    $   132,500

      It is expected that Messrs. Byrd, Hodges, Rashilla and Kohler will continue to be employed by the surviving company with the same general responsibilities as they currently have with ATP. The specific terms of their employment are being negotiated between the officers and General Dynamics.

Benefit Plans

      Upon completion of the merger, all outstanding warrants to purchase our common stock and all outstanding stock options that have been granted under any of our incentive plans, whether vested or unvested, will be cancelled and entitle the holder to receive cash in an amount equal to the product of (1) the excess, if any, of the per share merger consideration over the per share exercise price of the option or warrant (subject to adjustment for any stock split, reverse stock split, stock dividend, subdivision, combination, recapitalization, or similar transaction) and (2) the number of shares of common stock underlying the option or warrant.

      The table below sets forth the number of shares of our common stock underlying options owned by each of our directors and executive officers, the weighted average exercise price for those options, and the aggregate cash each of our officers and directors will be entitled to receive as a result of the cancellation of these options at the effective time.

                                            Weighted Average   Aggregate Cash to
                        Number of Shares     Exercise Price       be Received
Officer or Director    Underlying Options    of Options ($)     for Options ($)
-------------------    ------------------    --------------     ---------------
H. Dwight Byrd              35,000            $   6.6259          $  940,593
James S. Carter              7,777            $   6.1277          $  212,875
Garrett L. Dominy           82,000            $   8.5664          $2,044,559
Sam P. Douglass             12,318            $  14.1077          $  238,875
Gary L. Forbes              12,318            $  14.1077          $  238,875
James P. Hobt               31,510            $   3.6184          $  941,570
Brian W. Hodges             37,989            $   6.1369          $1,039,499
Richard J. Rashilla         42,548            $   4.8374          $1,219,536
Robert C. Sigrist           12,318            $  14.1077          $  238,875
John M. Simon               12,318            $  13.6267          $  244,800
John H. Tilelli, Jr         10,277            $   8.2464          $  259,531
Lawrence E. Wesneski        12,318            $  14.1077          $  238,875
Johnnie E. Wilson           10,277            $   5.4961          $  287,797
Michael Kohler               9,000            $   8.4868          $  225,119

      Our executive officers and directors are entitled to participate in the ATP Deferred Compensation Plan (the "Deferred Compensation Plan"). The merger agreement requires us to terminate the Deferred Compensation Plan immediately prior to the effective time of the merger. Upon termination of the Deferred Compensation Plan, each executive officer and director participating in the plan will receive a lump-sum distribution of his interest in the plan net of any applicable withholding for taxes.

Directors and Officers Insurance

      See "THE MERGER AGREEMENT--Indemnification" on page 29 below.

Effects of the Merger

      As a result of the merger, our public stockholders will receive cash for their shares of our common stock, and will therefore no longer have the opportunity to continue their equity interest in ATP as an ongoing corporation and, thus, will not share in the future earnings and potential growth of ATP. Upon consummation of the merger, our shares of common stock will no longer be traded on The Nasdaq National Market, and the registration of our shares of common stock under the Exchange Act will be terminated. Furthermore, following the merger we will no longer be a reporting company under the Exchange Act.

Material United States Federal Income Tax Consequences

      The following discussion summarizes the material United States federal income tax consequences of the merger relevant to the holders of ATP common stock and warrants or options to purchase ATP common stock. The following discussion does not address any other taxes that might be applicable, such as tax consequences arising under the tax laws involving estates or gifts or of any state, locality or foreign jurisdiction. This discussion assumes that the shares of ATP common stock are held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code.

      This discussion of United States federal income tax considerations is based on currently existing provisions of the United States Internal Revenue Code, the applicable Treasury Regulations promulgated thereunder, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. The United States Internal Revenue Service may take a different position with respect to matters discussed herein.

      This discussion does not address all aspects of United States federal income tax that may be relevant to a particular stockholder in light of such stockholder's personal circumstances or to stockholders who are subject to special treatment under United States tax law, such as:

      o     tax exempt organizations;

      o financial institutions, insurance companies, and broker-dealers or persons who have elected or are required to use the mark-to-market method of accounting with respect to their securities holdings;

      o     investors in pass through entities;

      o persons who hold their ATP stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment comprised of ATP stock and one or more other investments;

      o persons who acquired their ATP shares through a benefit plan or otherwise in a compensatory transaction; or

      o stockholders who have a functional currency other than the United States dollar.

      An ATP stockholder will recognize gain or loss on the sale of stock in the merger in an amount equal to the difference between the amount of cash received from the sale and the stockholder's tax basis in the stock. The stockholder's tax basis in the stock generally will be its cost to the stockholder. In the case of a noncorporate stockholder, the federal income tax rates applicable to capital gains may apply and will depend on the stockholder's holding period for the stock, with a preferential long-term capital gains rate available for stock held for more than one year that varies according to the stockholder's marginal tax rate for ordinary income. The deductibility of capital losses is subject to various limitations depending on the stockholder's particular facts.

      ATP stockholders exercising appraisal rights will be taxed in the same manner as ATP stockholders not exercising their appraisal rights, with gain or loss on the transaction equal to the difference between the amount of cash received and such stockholder's tax basis in such shares.

      Persons who hold warrants to acquire ATP common stock, other than warrants received as compensation, will recognize gain or loss on the cancellation of the warrant in the merger equal to the difference between the amount of cash received from the cancellation and the holder's tax basis in the warrant. Assuming the warrant is held as a capital asset, such gain or loss will be a capital gain or loss taxed in the same manner as capital gain or loss from the sale of stock as discussed above. Eligibility for preferential long-term capital gain tax rates on the cancellation of a warrant will be based on the holding period of the warrant.

      No gain or loss will be recognized on the exercise of a warrant that was not received as compensation for services. The warrant holder's tax basis in the ATP common stock received from such exercise will be equal to the sum of the holder's tax basis in the warrant plus the amount paid to exercise the warrant. However, the holding period of the ATP common stock received upon such exercise will commence on the date of exercise of the warrant and will not include the holding period of the warrant.

      Persons holding warrants or options to purchase ATP common stock received as compensation for services will generally recognize ordinary compensation income equal to the amount of cash received as a result of the merger from cancellation of the compensatory warrant or option. ATP common stock previously acquired by exercise of a compensatory option may be treated as a capital asset or a non-qualifying disposition of an incentive stock option, depending on the facts of the transaction. Such persons should consult with their personal tax advisors with respect to such options and stock.

      ATP is not a United States Real Property Holding Company within the meaning of the Internal Revenue Code. Accordingly, ATP stockholders who are not United States persons within the meaning of the Internal Revenue Code will generally not be subject to United States income tax on the sale of ATP common stock in the merger, unless such shares are effectively connected with the conduct of a United States trade or business within the meaning of the Internal Revenue Code. ATP stockholders who are not United States persons should consult with their personal tax advisors regarding the tax consequences of the merger in both the United States and other applicable jurisdictions.

      Backup withholding at a rate of up to 31% may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a stockholder who:

      o furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the Form W-9 included with the letter of transmittal to be delivered to the ATP stockholders following the completion of the merger,

      o provides a certification of foreign status on Form W-8BEN, Form W-8ECI, Form W-8EXP, or Form W-8IMY, as applicable, or

      o     is otherwise exempt from backup withholding.

      The above discussion is not a substitute for an individual analysis of the tax consequences of the merger to an ATP stockholder. Each stockholder should consult a tax advisor as to the United States federal income tax consequences of the merger, including any such consequences arising from the particular facts and circumstances of the stockholder. Stockholders should also consult a tax advisor as to any estate, gift, state, local or foreign tax consequences of the merger.

Appraisal Rights

      Under Delaware law, our stockholders are entitled to appraisal rights in connection with the merger. However, under the merger agreement, General Dynamics is not obligated to close the merger if stockholders holding an aggregate of greater than 15% of our outstanding common stock have properly delivered written demand for appraisal of their shares under Delaware law.

      The following is a summary of the material provisions of Section 262 of the General Corporation Law of the State of Delaware. The full text of Section 262 of the General Corporation Law of the State of Delaware is attached to this proxy statement as Appendix C, which you are encouraged to read.

      If the merger is completed, each ATP stockholder who (1) files written notice with ATP of an intention to exercise rights to appraisal of his or her shares prior to the ATP annual meeting, (2) does not vote in favor of the merger and (3) follows the procedures set forth in Section 262, will be entitled to be paid the fair value in cash for his or her ATP common stock by the surviving corporation. The fair value of the ATP common stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The ATP common stock for which ATP stockholders have perfected their appraisal rights in accordance with Section 262 and have not effectively withdrawn or lost their appraisal rights are referred to in this proxy statement as the "dissenting shares."

      Within ten days after the effective date of the merger, the surviving company must mail a notice to all ATP stockholders who have complied with (1) and (2) above notifying such ATP stockholders of the effective date of the merger. Within 120 days after the effective date, holders of dissenting shares may file a petition in the Delaware Court of Chancery for the appraisal of their shares, although they may, within 60 days of the effective date, withdraw their demand for appraisal and accept the terms offered upon the merger. Within 120 days of the effective date, the holders of dissenting shares may also, upon written request, receive from the surviving company a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received.

      Appraisal rights are available only to the record holder of shares. If you wish to exercise appraisal rights but have a beneficial interest in shares that are held of record or in the name of another person, such as a broker or nominee, you should act promptly to cause the record holder to follow the procedures set forth in Section 262 to perfect your appraisal rights.

      A demand for appraisal should be signed by or on behalf of a stockholder exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise appraisal rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

      If any stockholder who demands appraisal of his or her shares under
Section 262 fails to perfect, or effectively withdraws or loses the right to appraisal, his or her shares will be converted into a right to receive the consideration with respect to the holder's dissenting shares in accordance with the merger agreement. Dissenting shares lose their status as dissenting shares if:

      o     the merger is abandoned;

      o the dissenting stockholder fails to make a timely written demand for appraisal;

      o     the dissenting shares are voted in favor of the merger;

      o neither the surviving company nor the stockholder files a complaint or intervenes in a pending action within 120 days after the effective date of the merger; or

      o the stockholder delivered to the surviving company, within 60 days of the effective date of the merger, or thereafter with the surviving company's approval, a written withdrawal of the stockholder's demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

      Failure to follow the steps required by Section 262 of the General Corporation Law of the State of Delaware for perfecting appraisal rights may result in the loss of appraisal rights, in which event a stockholder will be entitled to receive the consideration with respect to the holder's dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the General Corporation Law of the State of Delaware, stockholders who are considering objecting to the merger should consult their own legal advisors.

Regulatory Approvals

      There are no regulatory requirements that remain to be complied with in order to consummate the merger except for (1) expiration or early termination of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (2) the filing with the Securities and Exchange Commission of such reports under Section 13(a) of the Exchange Act as may be filed in connection with the merger agreement and the transactions contemplated thereby, and (3) the filing of the certificate of merger with the Secretary of State of the State of Delaware with respect to the merger as provided in the General Corporation Law of the State of Delaware. The requisite filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 were made with the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the waiting period began to run, on May 10, 2002.

      We are not aware of any other significant government or regulatory approvals that need to be obtained, or waiting periods with which we need to comply, to complete the merger. If we discover that other approvals or waiting periods are required, we will seek to obtain or comply with them. If any approval or action is needed, however, we may not be able to obtain it. Even if we could obtain the approval, conditions may be placed on it that could cause us or General Dynamics to abandon the merger even if we receive stockholder approval.

Source of Funds

      General Dynamics has informed us that the aggregate merger consideration (including payments to be made in connection with the cancellation of outstanding options and warrants) of approximately $213.8 million to be paid to our stockholders (and option and warrant holders) will be financed through existing cash reserves or the issuance of commercial paper.

                              THE MERGER AGREEMENT

      This is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement and incorporated in this document by reference. This summary is qualified in its entirety by, and made subject to, the more complete information set forth in the merger agreement. You should refer to the full text of the merger agreement for details of the merger and the terms and conditions of the merger agreement.

The Merger

      When the merger occurs, Athena Acquisition I Corporation, a wholly owned subsidiary of General Dynamics, will be merged with and into ATP. ATP will survive the merger and will become a wholly owned subsidiary of General Dynamics.

      In the merger, each share of our common stock (except for certain shares held directly or indirectly by General Dynamics, Athena or ATP, or for which appraisal rights have been properly exercised) outstanding immediately before the merger will be converted into the right to receive $33.50 in cash, without interest. Each stockholder (other than General Dynamics) will no longer have any rights with respect to the shares of our common stock, except for the right to receive the merger consideration and any declared and unpaid dividend with respect to such common stock.

      Each option and warrant to purchase shares of common stock that is outstanding and unexercised, whether vested or unvested, immediately prior to the effective time of the merger, will be cancelled as of the effective time and will be converted at the effective time into the right to receive cash in an amount equal to the product of (1) the excess, if any, of the per share merger consideration over the per share exercise price of the option or warrant (subject to adjustment for any stock split, reverse stock split, stock dividend, subdivision, combination, recapitalization, or similar transaction) and (2) the number of shares of common stock underlying the option or warrant.

Effective Time of the Merger

      The completion of the merger will take place no later than the third business day following the date when the last of the conditions to the merger is satisfied or waived, or at any other time, date or place on which General Dynamics and we mutually agree. On the closing of the merger, we will cause a certificate of merger to be filed with the Delaware Secretary of State. The merger will become effective upon our filing of such certificate of merger with the Delaware Secretary of State or such later date or time as may be set forth in such certificate of merger.

Payment for Shares

      As soon as reasonably practicable following the effective time of the merger, General Dynamics is required to establish a payment fund by depositing with its paying agent the total merger consideration.

      As soon as reasonably practicable after the effective time of the merger, General Dynamics must instruct its paying agent to mail to each record holder of our common stock a letter of transmittal and instructions for the surrender of stock certificates to the paying agent in exchange for payment of the merger consideration. After surrendering stock certificates to the paying agent, together with a properly completed letter of transmittal and all other documents and materials required by the paying agent to be delivered in connection therewith, the holder of such stock certificate will be entitled to receive the merger consideration with respect to the shares represented by such certificate. Until so surrendered, each outstanding stock certificate will be deemed after the effective time of the merger, for all corporate purposes, to evidence the right to receive the merger consideration into which the shares represented by such certificate have been converted. Each surrendered share will be canceled. No interest will be paid or accrued on the merger consideration.

      If a transfer of ownership of any shares of our common stock is made before the effective time of the merger and is not registered in our transfer records, the merger consideration into which those shares have been converted will be paid to the transferee only if the certificate representing such stock is presented to the paying agent as provided above, and accompanied by all documents required to evidence and effect such transfer and to evidence that all applicable stock transfer taxes have been paid.

      You should not send in your stock certificates until you receive a letter of transmittal. All cash paid upon the surrender of stock certificates in accordance with the merger agreement will be in full satisfaction of all rights pertaining to the underlying shares, other than any rights pertaining to any declared and unpaid dividends on our common stock.

      Any portion of the payment fund that remains undistributed 180 days after the effective time of the merger will be delivered to General Dynamics upon demand and each holder of shares of our common stock who has not previously surrendered stock certificates as provided above must thereafter look only to General Dynamics for satisfaction of any claims for merger consideration. Neither General Dynamics, Athena nor the company surviving the merger will be liable to any former holder of our common stock for any portion of the merger consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

      If your stock certificate has been lost, stolen or destroyed, you will be entitled to obtain payment only by signing an affidavit and, if required by General Dynamics, posting a bond in an amount sufficient to protect General Dynamics against claims related to your stock certificate.

      General Dynamics is entitled to deduct and withhold from the merger consideration otherwise payable to any former holder of our common stock all amounts required by federal and state income and payroll tax laws to be deducted therefrom. All withheld amounts will be treated as having been paid to any former holder of our common stock from whom these amounts were withheld. For a discussion of certain of these withholding obligations see "SPECIAL FACTORS - Material United States Federal Income Tax Consequences" beginning on page 24.

Payment for Options and Warrants

      The cash payments for employee options and warrants will be made by ATP as the surviving corporation promptly following the effective time, and will be paid net of any applicable federal or state withholding taxes.

Representations and Warranties

      In the merger agreement, we make various customary representations and warranties subject to exceptions that were disclosed to General Dynamics. These representations and warranties cover various matters, such as:

      o our and our subsidiaries' corporate organization and similar corporate matters;

      o     our capital structure and that of our subsidiaries;

      o authorization, execution, delivery, performance and enforceability of, and required consents, approvals and authorizations relating to, the merger agreement and related matters;

      o the stockholder vote required to approve the merger and the transactions contemplated by the merger agreement;

      o the filing of required statements, reports, schedules, forms and other documents with the SEC and their accuracy;

      o     the completeness and accuracy of this proxy statement;

      o     liabilities;

      o the absence of certain material adverse changes since December 31, 2001;

      o litigation and compliance by us and our subsidiaries with laws and permits;

      o our and our subsidiaries' material contracts, including any government contracts;

      o     our and our subsidiaries' tax returns and other tax matters;

      o     our and our subsidiaries' employee benefit plans;

      o     environmental matters affecting us and our subsidiaries;

      o     title to all properties and assets owned by us and our subsidiaries;

      o intellectual property necessary for our or our subsidiaries' business or operations;

      o     labor matters affecting us and our subsidiaries;

      o action taken by us to prevent the merger from triggering certain provisions of our stockholder rights agreement;

      o the existence and sufficiency of our insurance policies and those of our subsidiaries;

      o     brokers' fees with respect to the merger; and

      o completeness and accuracy of representations and warranties, documents and certificates.

      The merger agreement also contains customary representations and warranties by General Dynamics and Athena relating to:

      o     their corporate organization and similar corporate matters;

      o authorization, execution, delivery, performance and enforceability of, and required consents, approvals and authorizations relating to, the merger agreement and related matters;

      o     brokers' fees with respect to the merger;

      o absence of ownership of our common stock by General Dynamics or any of its subsidiaries; and

      o     availability of adequate cash funds to pay the merger consideration;

Covenants

General

      General Dynamics, Athena and we have agreed, subject to the terms and conditions of the merger agreement, to take all actions and do all things necessary, proper or advisable to perform our obligations under the merger agreement and to use our respective reasonable best efforts to consummate and make effective the transactions contemplated by the merger agreement as promptly as reasonably practicable. The material covenants in the merger agreement are summarized below.

Further Assurances

      The parties have agreed to give all notices to third parties and governmental entities and to use our respective best efforts to obtain all required consents and approvals. The parties have also agreed to use their best efforts to prevent any preliminary or permanent injunction or other order by a governmental entity that seeks to modify, delay or prohibit the consummation of the transactions contemplated by the merger agreement, including under antitrust laws, and if issued, to appeal any such injunction or order through the appellate court or body for the relevant jurisdiction. General Dynamics and we have also agreed to make a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 within ten business days following the execution of the merger agreement and to use our respective best efforts to obtain early termination of the applicable waiting periods. The foregoing will not require General Dynamics or any of its subsidiaries to enter into any agreement, consent decree or other commitment requiring General Dynamics or any of its subsidiaries to (1) divest or hold separate any assets of ATP or our subsidiaries, or General Dynamics or its subsidiaries, (2) litigate, pursue or defend any action or proceeding challenging any of the transactions contemplated by the merger agreement as violative of any antitrust laws, or (3) take any other action which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of General Dynamics and its subsidiaries taken as a whole.

Interim Conduct of the Company

      We have agreed, with certain exceptions, that without the prior written approval of General Dynamics, from and after the date of the merger agreement through the closing of the merger, we will, and will cause each of our subsidiaries to:

      o conduct our operations in accordance with our ordinary course of business, consistent with past practice; and

      o use our best efforts to preserve our business organizations, keep available the services of current officers and employees, preserve the goodwill of those having business relationships with us and our subsidiaries, preserve relationships with customers, creditors and suppliers, maintain books, accounts and records and comply in all material respects with applicable laws.

      We have also agreed, with certain exceptions, that without the prior written consent of General Dynamics, we will not, and will cause our subsidiaries not to:

      o amend any certificate of incorporation or by-laws or file any certificate of designation or similar instrument with respect to any shares of authorized but unissued capital stock;

      o authorize or effect any stock split or combination or reclassification of shares of capital stock;

      o declare or pay any dividend or distribution with respect to capital stock (other than dividends payable by our subsidiaries to us or other subsidiaries);

      o authorize for issuance or issue, sell, pledge or deliver any shares of capital stock (other than in connection with the exercise of currently outstanding stock options and warrants), rights to purchase shares of capital stock or any securities exercisable or exchangeable for or convertible into shares of capital stock;

      o repurchase, redeem or otherwise acquire for value any shares of capital stock or any other securities exercisable or exchangeable for or convertible into shares of capital stock;

      o     merge or consolidate with any entity;

      o sell, lease, license, encumber or otherwise dispose of any assets or any interests in assets that are material, individually or in the aggregate, to us and our subsidiaries taken as a whole, including any shares of the capital stock of any of our subsidiaries, other than assets used, consumed, replaced or sold in the ordinary course of business, consistent with past practice;

      o liquidate, dissolve or effect any recapitalization or reorganization in any form;

      o acquire any interest in any business or enter into any joint venture or partnership, joint development agreement, strategic alliance or similar agreement;

      o create, incur, endorse, assume or otherwise become liable for or suffer to exist any indebtedness for borrowed money (including capital lease obligations) or guarantee such indebtedness or issue or sell any debt securities or securities convertible into debt securities, or guarantee the debt securities of others, other than indebtedness existing as of the date of the merger agreement, borrowings under existing credit lines in the ordinary course of business, consistent with past practice, and intercompany indebtedness among us and our subsidiaries arising in the ordinary course of business, consistent with past practice;

      o create, incur, assume or suffer to exist any lien affecting any of our material assets or properties (other than certain permitted liens);

      o except as required by changes in generally accepted accounting principles, change any of the accounting principles or practices used as of December 31, 2001, or revalue in any material respect any of our assets or properties, other than write-downs of inventory or accounts receivable in the ordinary course of business, consistent with past practice, or manage working capital other than in the ordinary course of business, consistent with past practice;

      o except for any increase required under the terms of any collective bargaining agreement or consulting, executive or employment agreement in effect as of the date of the merger agreement or as set forth in the disclosure letter to the merger agreement, increase the compensation payable or to become payable to officers and salaried employees whose base salary exceeds $75,000 or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers or salaried employees, or grant any severance or termination pay to any executive officer or director, or to any other employee, except payments made in connection with the termination of employees who are not executive officers in amounts consistent with policies and past practice or pursuant to written agreements in effect;

      o enter into any contract or commitment or engage in any transaction with any affiliated person or entity (other than us or our subsidiaries) or enter into any contract or commitment or engage in any transaction with any unaffiliated person or entity or make any capital expenditure, capital commitment, additions to property, plant or equipment if the aggregate dollar value would be in excess of $500,000 or would have a term of greater than one year;

      o make or change any material tax election or settle or compromise any material tax liability, change in any material respect any accounting method in respect of taxes, file any amendment to a material tax return, enter into any closing agreement, settle any material claim or material assessment in respect of taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of taxes, except in the ordinary course of business;

      o engage in any "reportable transaction," including any "listed transaction," within the meaning of Section 6011 of the Internal Revenue Code or any other applicable federal law including any Internal Revenue Service ruling, procedure, notice or other pronouncement;

      o pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge and satisfaction in the ordinary course of business of liabilities reflected on or reserved for in the consolidated financial statements or otherwise incurred in the ordinary course of business, consistent with past practice;

      o settle or compromise any material pending or threatened suit, action or proceeding;

      o hold any meeting of our stockholders, except the meeting to which this proxy statement relates or to the extent required by the request of the stockholders entitled to call a meeting under our by-laws or Delaware law;

      o take, or omit to take, any action that would reasonably be expected to result in a material violation of law or cause a termination of or material breach of or default under any material agreement;

      o undertake any office closing or employee layoffs, other than in the ordinary course of business consistent with past practice;

      o amend, suspend or terminate our stockholder rights agreement or redeem the rights thereunder; or

      o agree, resolve or commit to do any of the foregoing or any other action that could cause or could be reasonably likely to cause any of the conditions to the merger to not be satisfied.

Proxy Statement

      If before the effective time of the merger, we discover any matter that should be set forth in an amendment or a supplement to this proxy statement, we must promptly inform General Dynamics in writing and prepare and distribute such appropriate amendments or supplements. Except as provided below in "--Covenants--Nonsolicitation of Acquisition Proposals," our Board of Directors must at all times prior to and during the stockholders meeting, recommend to our stockholders the adoption of the merger agreement, the merger and the transactions contemplated thereby and use its best efforts to solicit such approval by our stockholders.

Additional Reports

      We must furnish to General Dynamics copies of any document we file with the SEC on or after the date of the merger agreement, and we have represented and warranted that as of the respective dates of those documents, the documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated in such documents or necessary in order to make the statements in the documents, in light of the circumstances under which they were made, not misleading. We have also represented that any unaudited consolidated interim financial statements included in such documents (including any related notes and schedules) will fairly present, in all material respects, our financial position.

Nonsolicitation of Acquisition Proposals

      We and our subsidiaries, and each of our respective directors, officers, employees, agents and representatives have agreed:

      o to cease any discussions or negotiations conducted prior to the date of the merger agreement with any parties other than General Dynamics with respect to any acquisition proposal (defined below);

      o not to initiate, encourage, induce, facilitate or solicit, directly or indirectly, any inquiries with respect to, or the making of, any acquisition proposals; and

      o not to engage in or continue any negotiations or discussions with, furnish any information or data to, or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement, arrangement or understanding with any party relating to any acquisition proposal.

      Notwithstanding the foregoing, prior to the adoption of the merger agreement by our stockholders, our Board of Directors may, in response to a bona fide, unsolicited acquisition proposal that it determines in good faith (after consulting with an independent financial advisor) is reasonably likely to result in or lead to a superior proposal (defined below) and if and only to the extent that our Board of Directors determines in good faith (after consultation with outside legal counsel) that such action would be legally required in order to comply with their fiduciary duties to our stockholders under applicable laws:

      o furnish information to the person making such superior proposal pursuant to a confidentiality agreement containing provisions at least as restrictive with respect to such person as the restrictions on General Dynamics contained in the confidentiality agreement between General Dynamics and us; and

      o participate in discussions or negotiations with the person making such superior proposal.

      Within 24 hours after we receive any acquisition proposal, we must provide General Dynamics with documentation setting forth in reasonable detail the terms and conditions of the acquisition proposal, including the identity of the acquiring party. We must promptly inform General Dynamics of the status and content of any discussions or negotiations involving any acquisition proposal and promptly furnish General Dynamics any non-public ATP business and financial information furnished in connection with the acquisition proposal. Within 24 hours after any determination by our Board of Directors that an acquisition proposal may be a superior proposal, we must notify General Dynamics of such determination.

      We have agreed that neither our Board of Directors nor any committee of the Board will:

      o withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to General Dynamics, the approval or recommendation by our Board of Directors of the merger or the merger agreement;

      o approve or recommend, or propose publicly to approve or recommend, any other acquisition proposal;

      o     cause us to enter into any other acquisition agreement; or

      o redeem or otherwise render inapplicable our stockholder rights agreement, or the rights granted thereunder in response to any other acquisition proposal;

      unless   prior  to  the   adoption  of  the  merger   agreement  by  our
stockholders, our Board of Directors:

      o receives a superior proposal that is not subject to any financing condition; and

      o determines in good faith (after consultation with outside legal counsel) that such action would be legally required in order for our directors to comply with their respective fiduciary duties to our stockholders under applicable laws.

      In such event we must immediately inform General Dynamics orally and in writing of the material terms and conditions of such superior proposal and the identity of the person making it, and if any superior proposal is in writing, we must immediately deliver a copy of the proposal to General Dynamics.

      Despite any other provision of the merger agreement, if, prior to the adoption of the merger agreement by our stockholders, our Board of Directors determines, in its good faith judgment, that an acquisition proposal is a superior proposal, our Board of Directors may terminate the merger agreement (subject to our obligations under the merger agreement's termination provisions); provided, that:

      o we provide at least five business days prior written notice to General Dynamics of our intention to terminate the merger agreement;

      o during such five business day period (or longer period if extended by General Dynamics and us), we negotiate in good faith with General Dynamics regarding such changes as General Dynamics may propose to the terms of the merger agreement, with the intent of enabling General Dynamics to agree to a modification of the merger agreement so that the transactions contemplated by the merger agreement may be consummated;

      o after expiration of the five business day period, the acquisition proposal remains a superior proposal (taking into account any modifications to the terms thereof proposed by General Dynamics) and our Board of Directors confirms its determination (after consultation with outside legal counsel and an independent financial advisor) that it is a superior proposal; and

      o we pay to General Dynamics the termination fee described below in "MERGER AGREEMENT--Termination."

      Under the merger agreement, "acquisition proposal" means any inquiry, proposal or offer relating to a possible:

      o merger, consolidation or similar transaction involving us or any of our subsidiaries;

      o sale, lease or other disposition, directly or indirectly, (including by way of merger, consolidation, share exchange or otherwise) of any of our assets or those of any of our subsidiaries representing, in the aggregate, 20% or more of those assets on a consolidated basis;

      o issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or otherwise) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to our outstanding securities;

      o transaction with us in which any person would acquire "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as defined under the Exchange Act) will have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of our outstanding securities;

      o liquidation, dissolution, recapitalization or other similar type of transaction with respect to us or any of our subsidiaries;

      o transaction that is similar in form, substance or purpose to any of the foregoing transactions; or

      o public announcement of an agreement, proposal, plan or intent to do any of the foregoing.

      Under the merger agreement, "superior proposal" means any acquisition proposal not solicited in violation of any of the above requirements and that is on terms that our Board of Directors determines in good faith (after consulting with outside legal counsel and an independent financial advisor) would (1) result in a transaction that is more favorable from a financial point of view to our stockholders than the transactions contemplated by the merger agreement if such acquisition proposal were to be consummated and (2) has a reasonable likelihood of being consummated.

      We are not, however, prohibited from taking and disclosing to our stockholders a position contemplated by Rules 14d-9(e) and 14e-2(a) promulgated under the Exchange Act, which relate to communications and responses to third party tender offers.

Indemnification

      The merger agreement provides that General Dynamics will cause the corporation surviving the merger to indemnify each of our current and former officers and directors and those of any of our subsidiaries from and against all losses, claims, damages and expenses (including reasonable attorneys' fees and expenses) arising out of or relating to actions or omissions, or alleged actions or omissions occurring at or prior to the effective time of the merger, to the fullest extent permitted under the General Corporation Law of Delaware, but excluding any of the foregoing that relate to any violation or alleged violation of the Exchange Act with respect to insider trading. In addition, the merger agreement requires General Dynamics to use its best efforts to maintain directors' and officers' liability insurance and fiduciary liability insurance policies substantially equivalent to our current policies for at least six years after the consummation of the merger. General Dynamics, however, will not be required to pay premiums that on an annual basis exceed 200% of the current annual premium of our policies. If the cost of maintaining or procuring such coverage exceeds such amount, then General Dynamics is only obligated to purchase policies with the greatest coverage available for such amount.

Public Announcements

      We and General Dynamics must consult with one another before issuing any press releases or making any other public announcements with respect to the transactions contemplated by the merger agreement, and except as may be required by applicable law or by the rules and regulations of the New York Stock Exchange or of The Nasdaq Stock Market, no such press release may be issued nor any such announcement made prior to such consultation.

Actions Regarding Antitakeover Statutes

      If any fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation is or becomes applicable to the transactions contemplated by the merger agreement, our Board of Directors must grant the approvals and take the other actions required so that such transactions may be consummated as promptly as practicable on the terms and conditions set forth in the merger agreement.

Employee Benefit Matters

      Subject to applicable collective bargaining agreements, until (or in respect of the period ending on) December 31, 2002, General Dynamics will cause to be maintained benefits and benefit plan levels for our employees and former employees and those of our subsidiaries that are, in the aggregate, substantially comparable to benefits and benefit levels provided by us and our subsidiaries through any pension or welfare plan, or a fringe benefit program (providing for such matters as sick pay and vacation pay) immediately prior to the effective time of the merger, other than bonus, incentive or equity-based compensation plans or arrangements including our 1998 Employee Stock Purchase Plan (the "ESPP") or our Deferred Compensation Plan.

      Solely for purposes of eligibility and vesting under the employee benefit plans of General Dynamics and its subsidiaries, including the surviving corporation, our current or former employees and those of our subsidiaries will be credited with their years of service with us and our subsidiaries before the effective time of the merger, to the same extent as such employees were entitled, before the effective time of the merger, to credit for such service under any similar benefit plan of us and our subsidiaries.

      Following the effective time of the merger, General Dynamics will, or will cause its subsidiaries to:

      o waive any pre-existing condition limitation under any employee welfare benefit plan maintained by General Dynamics or any of its subsidiaries in which employees and their eligible dependents participate (except to the extent that such pre-existing condition limitation would have been applicable under our comparable employee welfare benefit plans immediately prior to the effective time of the merger); and

      o provide each employee with credit for any co-payments and deductibles incurred prior to the effective time of the merger (or such earlier or later transition date to new employee welfare benefits plans) for the calendar year in which the effective time of the merger (or such earlier or later transition date) occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that the employees participate in after the effective time of the merger.

      We have agreed that an independent trustee, either a bank or a trust company, will act with respect to the merger on behalf of each of our plans (and its participants) that holds our common stock in accordance with the terms and conditions of such plan.

      As soon as practicable following the date of the merger agreement, our Board of Directors (or, if appropriate, any committee administering the ESPP) will adopt such resolutions or take such other actions (if any) as may be required to provide that:

      o with respect to the offering period under the ESPP under way immediately prior to the effective time of the merger, the scheduled exercise date will be accelerated, and all unexercised rights granted in respect of such offering period will be exercised not later than immediately prior to the effective time of the merger;

      o all holding periods with respect to shares of our common stock under the ESPP will be waived immediately prior to the adoption of the merger agreement by our stockholders so as to permit the holders thereof to adopt the merger agreement; and

      o     the ESPP will terminate at the effective time.

      No additional stock options, warrants, stock appreciation rights or other equity-based awards or other rights to acquire our common stock will be granted pursuant to our stock plans or otherwise after the date of the merger agreement. Prior to the effective time of the merger, we must take all actions necessary, including making appropriate amendments to our stock option plans, to ensure that options and warrants are treated as provided in the merger agreement upon consummation of the merger. We must also terminate our Deferred Compensation Plan immediately prior to the effective time of the merger and distribute its account balances in accordance with the terms of the plan.

Full Access and Notice of Developments

      We have agreed that we will, and will cause our subsidiaries to:

      o afford General Dynamics and its officers, employees, agents and representatives full access to our premises, properties, employees, information, books, records, contracts and other documents, however, any information disclosed will be subject to the provisions of a confidentiality agreement between General Dynamics and us; and

      o promptly give written notice to General Dynamics of any development that would reasonably be expected to result in a material adverse effect on us and our subsidiaries taken as a whole.

      Additionally, General Dynamics and ATP have agreed to give each other prompt written notice of any event that would, or with the lapse of time would reasonably be expected to cause any condition to the merger not to be satisfied.

Termination

      The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger by:

      o     mutual consent of General Dynamics and ATP;

      o General Dynamics or ATP, if the merger is not consummated on or before June 30, 2002, provided that the party seeking to terminate the merger agreement has not materially breached its obligations under the merger agreement in any manner that has contributed to the failure to consummate the merger on or before such date;

      o General Dynamics or ATP, if an order, decree, ruling, judgment or injunction has been entered by a governmental entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such order, decree, ruling, judgment or injunction has become final and non-appealable, and the party seeking to terminate the merger agreement has used all reasonable best efforts to remove such order, decree, ruling, judgment or injunction;

      o General Dynamics or ATP, if approval of the merger by our stockholders is not obtained at our stockholders meeting, unless failure to obtain approval at the meeting is the result of a material breach of the merger agreement by the party seeking to terminate the merger agreement;

      o     General Dynamics if:

            o our Board has withdrawn or modified or changed in a manner adverse to General Dynamics or Athena, its approval or recommendation of the merger agreement or the merger, or has recommended an acquisition proposal (or has publicly proposed to take any such actions);

            o we accept a written offer for, or otherwise enter into an agreement to consummate or consummate, an acquisition proposal or similar business combination with a person or entity other than General Dynamics, Athena or their affiliates;

            o we fail to perform or comply with any of our obligations relating to nonsolicitation of acquisition proposals or otherwise violate the provisions of the merger agreement dealing with nonsolicitation of acquisition proposals, or our Board resolves to do any of the foregoing; or

            o we fail to perform or comply with our material covenants and agreements or breach our representations and warranties in any material respect such that the conditions to the merger would not be satisfied, and such breach is not cured 20 days following notice.

      o     ATP if:

            o prior to obtaining stockholder approval of the merger, and subject to the termination fee obligations described below, the Board determines that we have received an acquisition proposal it considers a superior proposal and the procedures described above in "--Covenants--Nonsolicitation of Acquisition Proposals" are followed; or

            o General Dynamics or Athena fails to perform or comply with their material covenants and agreements or breaches their representations and warranties in any material respect such that the conditions to the merger would not be satisfied, and such breach is not cured 20 days following notice.

Termination Fee Payable to General Dynamics

      We have agreed to pay General Dynamics a $5.5 million termination fee if:

      o     the merger agreement is terminated by General Dynamics because:

            o our Board has withdrawn, or modified or changed in a manner adverse to General Dynamics or Athena, its approval or recommendation of the merger agreement or the merger, or has recommended an acquisition proposal (or has publicly proposed to take any such actions);

            o we accept a written offer for, or otherwise enter into an agreement to consummate or consummate, an acquisition proposal or similar business combination with a person or entity other than General Dynamics, Athena or their affiliates;

            o we fail to perform any of our obligations relating to nonsolicitation of acquisition proposals or otherwise violate the provisions of the merger agreement dealing with nonsolicitation of acquisition proposals; or

            o     our Board resolves to do any of the foregoing.

      o the merger agreement is terminated (1) by General Dynamics because we fail to perform or comply with our material covenants and agreements or breach our representations and warranties in any material respect such that the conditions to the merger would not be satisfied, and such breach is not cured 20 days following notice or
            (2) by General Dynamics or us, because the merger is not consummated by June 30, 2002, provided that the party seeking to terminate the merger agreement has not materially breached its obligations under the merger agreement in any manner that has contributed to the failure to consummate the merger on or before such date, and:

            o prior to such termination there exists an acquisition proposal (whether or not such offer or proposal has been rejected or has been withdrawn prior to the time of such termination); and

            o within 12 months of such termination, we or any of our subsidiaries accept a written offer for, or otherwise enters into an agreement to consummate or consummate, an acquisition proposal with another person.

            In such event, upon the signing of a definitive agreement relating to such acquisition proposal, or, if no such agreement is signed, then upon consummation of any such acquisition proposal, we must promptly pay General Dynamics the termination fee. For purposes of the immediately preceding bullet point, the definition of "acquisition proposal" is the same as that summarized above in "--Covenants--Nonsolicitation of Acquisition Proposals," except that each reference therein to "20%" shall be deemed to be a reference to "50%."

      o     the merger agreement is terminated by us:

            o prior to adoption of the merger agreement by our stockholders because our Board determines that we have received an acquisition proposal it considers a superior proposal and the procedures described above in "--Covenants--Nonsolicitation of Acquisition Proposals" are followed.

      o the merger agreement is terminated by General Dynamics or us because:

            o approval of the merger by our stockholders is not obtained at our stockholders meeting, and

            o within 12 months of such a termination we or any of our subsidiaries accept a written offer for, or otherwise enter into an agreement to consummate or consummates, an acquisition proposal.

            In such event, upon the signing of a definitive agreement relating to such acquisition proposal, or, if no such agreement is signed, then upon consummation of any such acquisition proposal, we must promptly pay General Dynamics the termination fee.

Conditions to the Merger

      Each party's obligation to complete the merger is subject to satisfaction of a number of conditions, including:

      o the merger agreement shall have been adopted by holders of a majority of the outstanding shares of our common stock;

      o the expiration or termination of the waiting period under applicable antitrust laws, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the receipt of any other material governmental and regulatory approvals;

      o the absence of any injunction or other legal restraint preventing the merger and consummation of the transactions contemplated by the merger agreement substantially on the terms contemplated by the merger agreement;

      o the representations and warranties of ATP, on the one hand, and General Dynamics and Athena, on the other hand, are true and correct (subject, in most cases, to certain materiality standards) as of the closing date of the merger (unless any such representation or warranty refers to some other time);

      o performance or compliance by ATP, on the one hand, and General Dynamics and Athena, on the other hand, in all material respects of their respective covenants and obligations under the merger agreement at or prior to the effective time of the merger;

      o the absence of any event or development that has, or would reasonably be expected to have, a material adverse effect on us and our subsidiaries taken as a whole;

      o no more than 15% of the outstanding shares of our common stock shall have exercised their appraisal rights under Delaware law; and

      o delivery of a certificate signed by an executive officer of ATP, on the one hand, and an executive officer of General Dynamics, on the other hand, dated the closing date of the merger and certifying that the closing conditions have been satisfied.

      Any or all of the conditions that have not been satisfied may be waived (other than conditions that are required by law, such as adoption of the merger agreement by our stockholders, certain regulatory approvals and the absence of injunctions or other legal restraint preventing the merger). Even if our stockholders adopt the merger agreement, we cannot assure you that the merger will be completed.

Expenses

      The merger agreement provides that all fees and expenses incurred in connection with the merger, except for any termination fee, will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

Amendment, Extension of Time and Waiver

      The merger agreement may be amended only by written agreement of the parties. After our stockholders adopt the merger agreement, however, no amendment may be made without the approval of our stockholders if and to the extent such approval is required under Delaware law. Any party may extend the time for performance or waive compliance with any covenants, agreements or conditions of the other parties to the merger agreement, and may waive any breach of the representations or warranties of the other parties. Any such amendment, extension or waiver may be made at any time before the effective time of the merger and must be in writing and executed or delivered by or on behalf of the party against which it is sought to be enforced.

--------------------------------------------------------------------------------
                         ELECTION OF CLASS II DIRECTORS
--------------------------------------------------------------------------------

      Our Amended and Restated Certificate of Incorporation authorizes the Board to fix the number of directors from time to time, but the Board of Directors may not consist of more than twelve persons. The number of directors is currently established at nine. Our Amended and Restated Certificate of Incorporation also provides for three classes of directors, designated Class I, Class II and Class
III, each currently having three-year terms of office. Each class of directors is to consist of, as nearly as possible, one-third of the total number of directors constituting the entire Board. Except for directors elected to fill vacancies on the Board (whether created by death, resignation, removal or expansion of the Board), the directors of each class will be elected for a term of three years and until their successors have been elected and qualified. At the annual meeting, three Class II directors, Mr. Garrett L. Dominy, Mr. Sam P. Douglass and Mr. John M. Simon are being nominated for election to the Board, each to serve until the earlier of the effective time of the merger or the 2005 annual meeting of stockholders.

      If the merger closes, the terms of all directors of each class will expire at the effective time of the merger and the officers and directors of Athena Acquisition I Corporation will become the officers and directors of the surviving corporation.

      If the enclosed proxy is completed, signed and returned, it will be voted as marked. If the proxy is signed and returned but no instructions are indicated regarding election of the Class II directors, the proxy will be voted "FOR" election of the nominees for Class II. However, should any nominee become unavailable or prove unable to serve for any reason, and the proxy instructs a vote for such nominee or provides no instructions regarding election of the Class II directors, the proxy will be voted for the election of such other person as the Board may select to replace such nominee, unless the Board instead fixes the number of directors at less than nine. The Board has no reason to believe that the nominees will not be available or prove unable to serve.

      Set forth below is certain information concerning each Class II director nominee and the continuing Class I and Class III directors. Except for General Johnnie E. Wilson and General John H. Tilelli, Jr., each of the director nominees and continuing directors were designated as directors of ATP effective October 31, 1997 in connection with the consummation of the Lunn/TPG Merger. The age of each director nominee and continuing director, his positions and offices with ATP, the year in which he first became a director of ATP, his business experience during the past five years or more, and the other directorships he holds are shown below. Similar information is provided concerning executive officers who are neither directors nor nominees for election as directors.

    CLASS II NOMINEES TO SERVE UNTIL THE ANNUAL MEETING TO BE HELD IN 2005

      GARRETT L. DOMINY, 56. Mr. Dominy has served as our President and Chief Executive Officer since February 2000 and served as our Chief Financial Officer, Assistant Secretary and Treasurer from October 1997 to May 2000. Mr. Dominy also served as Executive Vice President from October 1997 to May 2000. Mr. Dominy served as the Chief Financial Officer, Executive Vice President, Secretary and Treasurer of TPG from June 1995 until the Lunn/TPG Merger. Prior to that time, Mr. Dominy was an audit partner of Arthur Andersen Worldwide beginning in 1980.

      SAM P. DOUGLASS, 69. Mr. Douglass is a member of our Audit Committee. Mr. Douglass served as a director of TPG from its inception in 1995 until the Lunn/TPG Merger. Mr. Douglass has been Chairman of the Board and Chief Executive Officer of Equus Capital Corporation, the managing general partner of Equus Equity Appreciation Fund L.P., since its formation in September 1983. Mr. Douglass has also been Chairman of the Board and Chief Executive Officer of Equus II Incorporated, an investment company that trades as a closed-end fund on the NYSE, and Equus Capital Management Corporation, since their formation in 1983. Since 1978, Mr. Douglass has served as Chairman and Chief Executive Officer of Equus Corporation International, a privately owned corporation engaged in a variety of investment activities.

      JOHN M. SIMON, 59. Mr. Simon is a member of our Audit Committee. Mr. Simon has been a Managing Director of Allen & Company Incorporated for more than five years. Mr. Simon is a director of Neurogen Corporation, a Nasdaq National Market pharmaceutical company, and CoStar Group, Inc., a Nasdaq National Market company that provides information services to the U.S. commercial real estate industry. Mr. Simon was originally elected a director of Lunn in 1993.

               CLASS I CONTINUING DIRECTORS--TERMS EXPIRING 2004

      ROBERT C. SIGRIST, 69. Mr. Sigrist served as a director of TPG from August 1995 until October 1997. Prior to that time, Mr. Sigrist served as the President of the Brunswick Technical Group of Brunswick Corporation beginning in 1990.

      LAWRENCE E. WESNESKI, 54. Mr. Wesneski is a member of the Audit Committee. Mr. Wesneski has been President and Chief Executive Officer of Hoak Breedlove Wesneski & Co. since August 1996. Mr. Wesneski has been engaged in the investment banking industry for approximately 22 years. Prior to the formation of Hoak Breedlove Wesneski & Co., Mr. Wesneski was President and Managing Director of Breedlove Wesneski & Co. beginning in 1986. Mr. Wesneski was formerly head of the Southwest Corporate Finance Department of Bear Stearns & Co., Inc., a Managing Director of Corporate Finance at Eppler, Guerin & Turner, Inc., and a member of the Corporate Finance Department at Dean Witter Reynolds, Inc. Mr. Wesneski served as a director of TPG from its inception in 1995 until the Lunn/TPG Merger.

      GENERAL JOHN H. TILELLI, JR., (Ret. U.S. Army), 60. General Tilelli has been a director since May 2001. Since January 2002, General Tilelli has been President and Chief Operating Officer of Cypress International, a defense industry business development firm. From March 2000 to December 2001, General Tilelli served as President and Chief Executive Officer of USO Worldwide Operations. General Tilelli retired from the U.S. Army in January 2000, where he served in a number of prestigious command and staff positions. Prior to his retirement, General Tilelli served as Commander-in-Chief of the United Nations Command, Republic of Korea/United States Combined Forces Command, and United States Forces Korea. Other service positions in the U.S. Army included:
Commanding General of 1st Cavalry Division during Desert Shield and Desert Storm; Commander, Seventh Army Training Command and Combat Maneuver Training Center; Deputy Chief of Staff for Operations and Plans, Department of the Army; Vice Chief of Staff of the Army; and Commander of United States Army Forces Command. General Tilelli is a director of the Raytheon Company, a NYSE defense and commercial electronics company, ERDAS, a provider of geographic imaging solutions, and Vision Technologies Kinetics, Inc., a company focused on ground combat systems.

              CLASS III CONTINUING DIRECTORS--TERMS EXPIRING 2003

      JAMES S. CARTER, 66. Mr. Carter served as the Chairman of the Board, President and Chief Executive Officer from the Lunn/TPG Merger until February 2000. Mr. Carter, served as the President and Chief Executive Officer and as a director of TPG from its inception in 1995 until the Lunn/TPG Merger. Mr. Carter served as an industry consultant from 1993 to 1995 and Vice President and General Manager of the Composite Structures Division of Alcoa Composites, Inc. from 1989 to 1993. Prior to joining Alcoa Composites, Inc., Mr. Carter was director of Composites with Northrop Corporation for the B-2 Aircraft Group from 1980 to 1989. Mr. Carter began his career in the aerospace industry with the Brunswick Technical Group of Brunswick Corporation in 1956.

      GARY L. FORBES, 58. Mr. Forbes was elected our Chairman of the Board in July 2000. Mr. Forbes served as a director of TPG from its inception in 1995 until the Lunn/TPG Merger. Mr. Forbes has been a Vice President of Equus Capital Corporation, the Managing General Partner of Equus Equity Appreciation Fund L.P. since November 1991. He has been a Vice President of Equus II Incorporated and Equus Capital Management Corporation since December 1991. Mr. Forbes is a director of Consolidated Graphics, Inc., a NYSE commercial printing company, and NCI Building Systems, Inc., a NYSE manufacturer of pre-engineered metal buildings.

      GENERAL JOHNNIE E. WILSON, (Ret. U.S. Army), 58. General Wilson has been a director since October 2000, and is the President and Chief Operating Officer of Dimensions International, Inc., an information technology company. General Wilson retired from the U.S. Army in April of 1999 and his last post was as the Commanding General, U.S. Army Materiel Command. Throughout his military career, General Wilson served in a number of prestigious command and staff positions. Prior to serving as Commanding General, U.S. Army Materiel Command, General Wilson served as Deputy Chief of Staff for Logistics, Department of Army Pentagon; Chief of Staff, U.S. Army Materiel Command; Commanding General, Ordnance Center and School, Aberdeen Proving Ground, Md.; Deputy Commanding General, 21st Theater Army Area Command, U.S. Army Europe and 7th Army; Commander, 13th Support Command, Fort Hood, Texas; and Commander, Division Support Command, 1st Armored Division, U.S. Army Europe.

                               EXECUTIVE OFFICERS

      JAMES P. HOBT, 47. Mr. Hobt has been our Vice President, Chief Financial Officer, Secretary and Treasurer since May 2000. Mr. Hobt served as our Corporate Controller and Secretary from October 1997 to May 2000. From May 1995 until the Lunn/TPG Merger, Mr. Hobt served as Corporate Controller and Assistant Secretary for TPG. Before then, he was the Assistant Controller of the Brunswick Technical Group beginning in 1986.

      H. DWIGHT BYRD, 64. Mr. Byrd has been our Vice President and President of our Marion Composites Division since the Lunn/TPG Merger. From April 1995 until the Lunn/TPG Merger, Mr. Byrd served as a Vice President of TPG and President of the Marion Composites Division. During the period from April 1992 to April 1995, Mr. Byrd served as General Manager of Brunswick Corporation's Marion, Virginia division. During 1991 to April 1992, Mr. Byrd served as Director of Manufacturing for Brunswick's Mercury Marine Division in Stillwater, Oklahoma.

      RICHARD J. RASHILLA, 42. Mr. Rashilla has been our Vice President and President of our Lincoln Composites Division since January 1999. Prior to January 1999, Mr. Rashilla served as Lincoln Composites' Vice President and General Manager beginning in March 1998. Mr. Rashilla served as Executive Director of Business Development along with other senior management positions for Brunswick's Technical Group between 1983 and 1998. These prior assignments included senior positions in that company's diversification projects into Natural Gas Vehicle Fuel Tanks and Oil and Gas related products. From 1989 to 1993, Mr. Rashilla was assigned to Brunswick's Marion, Virginia operation.

      BRIAN W. HODGES, 41. Mr. Hodges has been our Vice President and President of our Intellitec Division since May 1998. Prior to May 1998, Mr. Hodges served as Intellitec's Vice President and General Manager for Defense Products and Vice President of Operations beginning in May 1995. Mr. Hodges served as Director of Operations in addition to other senior management positions for Brunswick's Technical Group between 1987 and 1995. Before then, Mr. Hodges held supervisory and engineering positions at Honeywell, Inc. from 1985 to 1987 and at Texas Instruments, Inc. from 1983 to 1985.

      MICHAEL KOHLER, 37. Mr. Kohler has been our Vice President and President of our Lunn Industries Division since the Lunn/TPG Merger. From 1994 to 1997, Mr. Kohler served as Director of Engineering for Lunn and, before then, served as a quality assurance manager and quality engineer for Lunn beginning in 1991.

                              MEETINGS OF THE BOARD

      The Board met seven times in 2001, and the average attendance at the aggregate number of Board and committee meetings during such time was over 93%. All directors other than General Wilson attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served during the period for which they were a director. General Wilson attended over 71% of the meetings of the Board and he was not a member of any committee.

                             COMMITTEES OF THE BOARD

      The Audit Committee is the only committee of our Board and is composed entirely of directors who are not our officers or employees, who, in the opinion of the Board, meet the independence and experience requirements of the National Association of Securities Dealers' listing standards. The Audit Committee reviews our accounting functions, operations and management and the adequacy and effectiveness of our internal controls and internal auditing methods and procedures. The Audit Committee recommends to the Board the appointment of our independent public accountants. In connection with its duties, the Audit Committee periodically meets privately with the independent public accountants. The Audit Committee met four times in 2001. The Audit Committee is governed by a written charter adopted and approved by the Board and filed as an appendix to the proxy statement for our 2001 annual meeting.

                            COMPENSATION OF DIRECTORS

      The Chairman of the Board receives $50,000 annually. All other directors who are not employees of the Company receive $25,000 annually. Additionally, non-employee directors who have not previously served on the Board are granted options to purchase 7,500 shares of Common Stock upon commencement of their term under our Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"). On June 15 and December 15 of each year, under the Non-Employee Director Plan, continuing non-employee directors automatically receive grants to purchase shares of our common stock. The amount of options granted is determined by dividing $15,000 by the closing market price of our common stock on the grant date.

      SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The record date for stockholders entitled to notice of, and to vote at, the annual meeting is May 2, 2002. At the close of business on that date, 5,890,064 shares of our common stock were issued and outstanding and entitled to vote at the annual meeting.

      The following table sets forth, as of May 8, 2002, the number of shares of our common stock beneficially owned by (1) each person or group known by us to own beneficially 5% or more of the outstanding shares of our common stock, (2) each director and each nominee for director, (3) our Chief Executive Officer and each of our four other most highly compensated executive officers, and (4) all directors and executive officers as a group. Except as otherwise indicated, each of the persons or groups named below has sole voting power and investment power with respect to such common stock.

Name of Beneficial Owner or Group                    Shares           Percent
---------------------------------                    ------           -------
American Airlines Master Fixed                       776,267           13.18%
Benefit Pension Trust
     4333 Amon Carter Blvd
     Ft. Worth, Texas 76155
Kern Capital Management, LLC (1)                     726,100           12.33%
     114 West 47th Street, Suite 1926
     New York, New York 10036
FleetBoston Financial Corporation (2)                602,227           10.23%
     100 Federal Street
     Boston, Massachusetts 02110
Sam P. Douglass (3)(4)                               368,643            6.26%
     2929 Allen Parkway, Suite 2500
     Houston, Texas 77019
Gary L. Forbes (4)(5)(6)                             317,402            5.39%
     2929 Allen Parkway, Suite 2500
     Houston, Texas 77019
H. Dwight Byrd (7)                                   248,195            4.21%
James S. Carter (8)                                  243,564            4.14%
Garrett L. Dominy (9)                                239,936            4.07%
Lawrence E. Wesneski (4)(10)                         154,295            2.62%
Robert C. Sigrist (4)(11)                             68,975            1.17%
John M. Simon (4)(12)                                 70,868            1.20%
James P. Hobt (13)                                    34,374               *
Brian W. Hodges (14)                                  31,180               *
Richard J. Rashilla (15)                              28,791               *
Johnnie E. Wilson (16)                                 7,777               *
John H. Tilelli, Jr.(8)                                5,277               *
All directors and executive officers
    as a group (14 persons) (17)                   1,627,750           27.64%

----------
* Less than one percent.

(1)   Based on a Schedule 13G Amendment No. 1 filed February 14, 2002.

(2) Based on a Schedule 13G Amendment No. 1 filed February 14, 2002 in which FleetBoston Financial Corporation indicated it had sole voting power with respect to 397,977 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 601,777 shares, and shared dispositive power with respect to 500 shares.

(3) Includes 203,227 shares that each of the Douglass Trust IV, FBO Preston Douglass, Jr. and the Douglass Trust IV, FBO Brooke Douglass (collectively, the "Douglass Trusts") may be deemed to beneficially own as a result of their ownership of all of the outstanding common stock of Equus Corporation International ("ECI"). ECI may be deemed to own the 203,227 shares that are beneficially owned by Equus Capital Management Corporation ("ECMC") as a result of ECI's ownership of 80% of the common stock of ECMC. ECI disclaims beneficial ownership of those shares. ECMC owns beneficially and of record 11,750 shares of our common stock. ECMC may also be deemed to beneficially own 191,477 shares of our common stock owned beneficially and of record by Equus Capital Corporation ("ECC"), a wholly-owned subsidiary of ECMC. ECMC disclaims beneficial ownership of these shares. Mr. Douglass is the trustee of the Douglass Trusts. Mr. Douglass, for himself and as trustee of the Douglass Trusts, disclaims beneficial ownership of such shares. In addition, includes 68,362 shares of our common stock owned of record by the Douglass Trust IV, FBO Preston Douglass, Jr. and 68,362 shares of our common stock owned of record by the Douglass Trust IV, FBO Brooke Douglass. Mr. Douglass disclaims beneficial ownership of these shares. In addition, includes 8,187 shares of our common stock owned of record by the Tiel Trust, FBO Sam P. Douglass and 8,187 shares of our common stock owned of record by the Tiel Trust, FBO Paula T. Douglass. Mr. Douglass disclaims beneficial ownership of these shares.

(4) Includes 12,318 shares that may be acquired within 60 days of May 8, 2002 upon exercise of options.

(5) Includes 203,227 shares of our common stock that Mr. Forbes may be deemed to beneficially own, including 191,477 shares owned beneficially and of record by ECC and 11,750 shares owned beneficially and of record by ECMC. Mr. Forbes is a vice president of ECC and ECMC. Mr. Forbes disclaims beneficial ownership of these shares.

(6) Includes 14,700 shares held upon Mr. Forbes's behalf as an interest in the Deferred Compensation Plan.

(7) Includes 197,191 shares held by the Harvey Dwight Byrd, Sr. Revocable Trust DTD, which Mr. Byrd may be deemed to own as a settlor and trustee of such trust. Mr. Byrd disclaims beneficial ownership of these shares. In addition, includes 16,400 shares held upon Mr. Byrd's behalf as an interest in the Deferred Compensation Plan and 13,000 shares that may be acquired within 60 days of May 8, 2002 upon exercise of options.

(8) Includes 5,277 shares that may be acquired within 60 days of May 8, 2002 upon exercise of options.

(9) Includes 10,750 shares held upon Mr. Dominy's behalf as an interest in the Deferred Compensation Plan and 38,600 shares that may be acquired within 60 days of May 8, 2002 upon exercise of options.

(10) Includes 43,382 shares held directly by Mr. Wesneski through a SEPIRA and 98,595 shares held by Breedlove & Wesneski, L.P., of which Mr. Wesneski is a general partner.

(11) Includes 56,657 shares held by the Robert C. Sigrist Trust DTD, which Mr. Sigrist may be deemed to own as a trustee of such trust. Mr. Sigrist disclaims beneficial ownership of these shares.

(12) Includes 32,050 shares owned of record by Allen & Company Incorporated. Mr. Simon disclaims beneficial ownership of these shares.

(13) Includes 17,500 shares held upon Mr. Hobt's behalf as an interest in the Deferred Compensation Plan and 14,910 shares that may be acquired within 60 days of May 8, 2002 upon exercise of options

(14) Includes 15,989 shares that may be acquired within 60 days of April 25, 2002 upon exercise of options.

(15) Includes 6,000 shares held upon Mr. Rashilla's behalf as an interest in the Deferred Compensation Plan and 20,948 shares that may be acquired within 60 days of May 8, 2002 upon exercise of options.

(16) Includes 7,777 shares that may be acquired within 60 days of May 8, 2002 upon exercise of options.

(17) Includes 65,350 shares held upon the directors' and officers' behalf as an interest in the Deferred Compensation Plan and 187,568 shares that may be acquired within 60 days of May 8, 2002 upon exercise of options.

                               EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table presents information concerning the compensation of our Chief Executive Officer and each of our four other most highly compensated executive officers during the 2001 fiscal year (collectively, the "Named Executive Officers") for services rendered to us in all capacities for the fiscal year ended December 31, 2001, as well as the previous two fiscal years:

                                                                                              Long-Term
                                                Annual Compensation                         Compensation
                             ----------------------------------------------------------     --------------
                                                                              Other          Securities
                                                                              Annual         Underlying       All Other
                                                                             Compen-          Options/         Compen-
                                             Salary            Bonus          sation            Sars            sation
          Name                 Year           ($)               ($)           ($)(2)             (#)            ($)(1)
-------------------------    ---------    -------------     ------------    -----------     --------------    -----------
Garrett L. Dominy,             2001          $ 350,577        $ 138,919       $     --             37,000       $ 7,056
President and                  2000            320,000           88,010             --             45,000         7,056
Chief Executive Officer        1999            274,615               --             --                 --         6,491

H. Dwight Byrd,                2001          $ 229,615        $  12,689       $  9,563             10,000       $ 7,737
Vice President                 2000            209,614            8,364          9,440             25,000         7,392
                               1999            190,961           25,116         10,551                 --         6,204

Brian W. Hodges,               2001          $ 177,731        $  51,431       $ 30,130             10,000       $ 4,261
Vice President                 2000            153,154           14,030         17,264             25,000         3,640
                               1999            137,335           21,392          3.909                --          2,780

Richard J. Rashilla,           2001          $ 164,615        $  29,705       $  6,812              8,000       $ 3,495
Vice President                 2000            142,656           50,835          2,119             25,000         3,024
                               1999            122,417           36,817             --                 --         2,775

James P. Hobt,                 2001          $ 175,539        $  38,872             --              3,000       $ 4,536
Vice President and             2000            151,100           25,641             --             20,000         3,597
Chief Financial Officer        1999            121,077           10,000             --                 --         2,810

----------
(1) "All Other Compensation" for 2001 for the Named Executive Officers is comprised of the following: (a) Company contributions to retirement savings plans for Messrs. Dominy ($5,250), Byrd ($4,951), Hodges ($4,081), Rashilla ($3,159) and Hobt ($4,031), and (b) the taxable amount of life insurance premiums paid by us for Messrs. Dominy ($1,806), Byrd ($2,786), Hodges ($180), Rashilla ($338) and Hobt ($504).

(2) "Other Annual Compensation" for 2001 for Mr. Hodges includes the following: (a) the taxable portion of personal use of Company vehicle ($17,795) and (b) earned vacation paid in cash in lieu of time off ($12,293).

Option Grants During Fiscal Year 2001

      The following table sets forth the options granted during 2001 to the Named Executive Officers pursuant to our employee stock option plans. We did not grant any stock appreciation rights during 2001.

                                                       Individual Grants
                                            -----------------------------------------
                                            Percent of
                            Number of         Total                                        Potential Realizable Value
                            Securities       Options                                    at Assumed Annual Rates of Stock
                            Underlying      Granted to                                  Price Appreciation for Option Term
                             Options        Employees       Exercise      Expiration    ----------------------------------
Name                         Granted         in 2001        Price ($)        Date            5%($)             10%($)
-----------------------    -------------    -----------     ----------    -----------   ---------------  ----------------
Garrett L. Dominy              37,000         32.89%         $15.000       11/06/07         $193,510          $440,300

H. Dwight Byrd                 10,000          8.89%         $15.000       11/06/07          $52,300          $119,000

Brian W. Hodges                10,000          8.89%         $15.000       11/06/07          $52,300          $119,000

Richard J. Rashilla             8,000          7.11%         $15.000       11/06/07          $41,840           $95,200

James P. Hobt                   3,000          2.67%         $15.000       11/06/07          $15,690           $35,700

      During 2001, outstanding options granted in 1997 for each of the Named Executive Officers for the same number of securities underlying options granted as above and the same exercise price ($15.00) were cancelled.

Option Exercises During Fiscal Year 2001 and Fiscal Year End Option Values

      The following table provides information about options exercised by the Named Executive Officers during 2001 and the unexercised options and the aggregate dollar value of in-the-money options held by the Named Executive Officers at the end of 2001.

                                                             Number Of Securities                Value Of Unexercised
                                                            Underlying Unexercised                   In-The-Money
                                                               Options/SARS At                       Options/SARS
                           Shares           Value              Fiscal Year-End                   At Fiscal Year End($)
                        Acquired On       Realized      -------------------------------     ------------------------------
       Name              Exercise(#)        ($)          Exercisable      Unexercisable      Exercisable     Unexercisable
-------------------     -------------    -----------    -------------    --------------     -------------    -------------
Garrett L. Dominy                --       $    --            38,600             43,400         $ 197,766        $ 525,774
H. Dwight Byrd                   --            --            13,000             22,000            89,689          287,054
Brian W. Hodges              11,956        81,032            15,989             22,000           140,442          287,054
Richard J. Rashilla              --            --            20,948             21,600           247,990          286,098
James P. Hobt                    --            --            14,910             16,600           206,691          227,253

Employment Agreements

      Mr. Dominy's employment agreement provides for a base salary of $325,000 per year as of February 1, 2000, subject to an annual increase based, at a minimum, on the consumer price index for the previous year. Mr. Dominy's base salary for 2001 was $350,577. Mr. Dominy is also entitled to receive, subject to the discretion of the Board, an annual bonus of up to 75% of his then annual base salary. Mr. Dominy's employment agreement is terminable by the Company with or without cause; provided that if the Company terminates the employment of Mr. Dominy without cause, Mr. Dominy will be entitled to receive payment of the greater of: (1) his base salary and incentive bonus for the number of full months remaining in the agreement term, and (2) his base salary for a period of 36 months. Mr. Dominy's employment agreement also provides that if there is a "change in control" of the Company or a constructive termination of Mr. Dominy without cause, then Mr. Dominy is entitled to a lump-sum payment of the specified amount within 60 days of the effective date of his termination. Following any termination of Mr. Dominy's employment for cause or upon Mr. Dominy's breach of the terms of his employment agreement, it is expected that Mr. Dominy will be subject to non-disclosure and non-competition covenants for up to two years.

      Messrs. Byrd, Hodges, Rashilla and Hobt each have employment agreements with the Company with terms substantially the same as Mr. Dominy's agreement, except for: (1) the base salary (Mr. Byrd - $215,000 initially and $229,615 for 2001, Mr. Hodges - $158,000 initially and $177,731 for 2001, Mr. Rashilla - $150,000 initially and $164,615 for 2001, and Mr. Hobt - $165,000 initially and $175,539 for 2001) and (2) the amount the employee will be entitled to receive in the event of termination by the Company without cause, which would be his base salary for 12 months and any accrued incentive bonus at the time of termination.

      The consummation of the merger with General Dynamics will not constitute a "change of control" under these employment agreements.

Compensation Review

      Our Board reviews and approves our total compensation philosophy and programs covering executive officers and key management employees. The Board reviews the performance levels of executive officers and determines the annual base salaries and incentive awards to be paid.

      Our executive compensation program is designed to help us attract, motivate and retain the executive resources that we need in order to maximize the return to our stockholders. Specifically, the goals of our executive compensation program are to:

      1.    align executive compensation with the interests of our stockholders;

      2. provide compensation packages that are consistent with competitive market norms for companies similar in size, activity and complexity to us;

      3.    link pay to Company, operating group and individual performance; and

      4. achieve a balance between incentives for short-term and long-term performance.

      The principal elements of compensation provided to our executive and other officers historically have consisted of a base salary, annual incentives and stock option grants. The Board estimates an executive's level of total compensation based on information drawn from a variety of sources, including proxy statements, special surveys and compensation consultants. Total compensation is targeted to be competitive at the median level of a peer group of comparable companies.

Base Salary

      Salary for the President and Chief Executive Officer is determined by the Board annually, based on review of his level of responsibility, experience, expertise and sustained corporate, business and individual performance. The Board exercises its judgment based upon the above criteria and does not apply a specific formula or assign a weight to each factor considered.

Annual Incentive Compensation

      Annual incentive awards are designed to focus management's attention on our performance, particularly in the short-term. At the beginning of each year, the Board establishes our performance goals for that year, which may include target increases in sales, net income and earnings per share, as well as more subjective goals. Incentive awards are based upon the achievement of one or more of these goals.

Stock Option Program

      Each executive officer is eligible to receive a grant of stock options with an exercise price equal to the fair market value of the stock on the grant date. Stock options are designed to focus executives on our long-term performance by enabling executives to share in any increases in value of our stock. Accordingly, the Board believes that the grant of stock options is a significant method of aligning management's long-term interests with those of our stockholders.

Chief Executive Officer Compensation

      Mr. Dominy, our President and Chief Executive Officer, is entitled to receive a minimum annual salary of $325,000 under his employment agreement with us. Subject to this minimum, Mr. Dominy's base salary rate may be adjusted at the discretion of the Board based upon such factors as the Board deems appropriate. Mr. Dominy's base salary for fiscal 2001 was $350,577. The Board believes that Mr. Dominy's total compensation is near the median for the chief executive officers of our peer group.

Compensation Committee Interlocks and Insider Participation

      Our Board does not have a compensation committee. None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Board or served as a director of another entity, one of whose executive officers served on our Board. During fiscal year 2001, Mr. Dominy participated in our Board's deliberations concerning all executive officer compensation other than his own.

Stock Performance Chart

      Set forth below is a chart comparing the cumulative total returns for the five year period beginning December 31, 1996 and ending December 31, 2001 (assuming an investment of $100 on December 31, 1996 and reinvestment of dividends) of ATP, the Standard and Poor's 500 Composite Stock Index (the "S & P 500 Index") and the Standard and Poor's Aerospace/Defense Index (the "S & P Aerospace/Defense Index"). The value of the investment in ATP for the period reflected is based on the market price of the stock of Lunn restated for the 10-to-1 reverse stock split effected by the Lunn/TPG Merger.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
             AMONG ADVANCED TECHNICAL PRODUCTS, INC., THE S & P 500
                     AND THE S & P AEROSPACE/DEFENSE INDEX

                                  [LINE CHART]

                                       12/96         12/97          12/98         12/99         12/00         12/01
                                       -----         -----          -----         -----         -----         -----
Advanced Technical Products            100.0        141.34          97.33        148.67         69.33        185.49
S & P 500 Index                        100.0        133.36         171.47        207.56        188.66        166.24
S & P Aerospace/Defense Index          100.0        102.88          78.87         76.83        121.13        100.50


Certain Relationships and Related Transactions

      On April 28, 1995, TPG loaned James S. Carter, then its President and Chief Executive Officer, $74,925 to help fund Mr. Carter's acquisition of 35,625 shares of the common stock of TPG, which were then converted into 295,787 shares of our common stock in the Lunn/TPG Merger. Mr. Carter executed a promissory note in favor of TPG, bearing interest at 8% per annum, the principal and interest of which matured on April 28, 2001. During 2001, Mr. Carter paid us $110,889 as full payment of the promissory note obligation.

      On June 1, 1995, TPG loaned Garrett L. Dominy, then its Executive Vice President and Chief Financial Officer, $39,960 to help fund Mr. Dominy's acquisition of 19,000 shares of the common stock of TPG, which were then converted into 157,753 shares of our common stock in the Lunn/TPG Merger. Mr. Dominy executed a promissory note in favor of TPG, bearing interest at 8% per annum, the principal and interest of which matured on June 1, 2001. During 2001, Mr. Dominy paid us $60,473 as full payment of the promissory note obligation.

      On January 1, 2002, General John H. Tilelli, Jr., one of our directors, was appointed President and Chief Operating Officer of Cypress International, Inc. ("Cypress"), which rendered business development and marketing consulting services to us in 2001. We paid Cypress $53,000 in 2001 for consulting services rendered and related expenses.

             MARKET PRICE OF AND DIVIDENDS ON ATP'S COMMON STOCK

      Our common stock is traded on the National Market System of The Nasdaq Stock Market under the symbol "ATPX." The following table sets forth the high and low sales prices of our common stock for the calendar quarters indicated, as reported by The Nasdaq Stock Market:

                                                                Sales Price
                                                           ---------------------
Fiscal Year Ended December 31,                               High         Low
--------------------------------------------------------   ---------   ---------
2002
Second Quarter (through May 8) .........................   $  35.700   $  25.300
First Quarter ..........................................   $  30.740   $  17.500

2001
Fourth Quarter .........................................   $  29.510   $  15.070
Third Quarter ..........................................   $  19.620   $   7.950
Second Quarter..........................................   $   9.090   $   6.630
First Quarter ..........................................   $   7.880   $   6.130

 2000
Fourth Quarter .........................................   $   8.468   $   2.750
Third Quarter ..........................................   $   4.000   $   1.781
Second Quarter..........................................   $   7.937   $   3.218
First Quarter ..........................................   $  14.312   $   4.000

      On May 2, 2002, we had approximately 3,052 stockholders of record. The last reported sales price of our common stock on such date was $33.28.

      We have not paid dividends on our common stock and do not currently intend to pay any cash dividends in the foreseeable future. The determination of the amount of future cash dividends to be declared and paid on our common stock, if any, will depend upon our financial condition, earnings and cash flows from operations, the level of our capital expenditures, our future business prospects and other factors that our Board of Directors deems relevant. In addition, our debt agreements contain covenants restricting the payment of cash dividends to our common stockholders.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and The Nasdaq Stock Market. Such persons are required by the SEC to furnish us copies of all Section 16(a) forms they file. Based on our records or written representations from certain reporting persons, we believe that during 2001 all our directors, officers and 10% or greater beneficial owners timely filed all required Section 16(a) reports.

                             AUDIT COMMITTEE REPORT

      Management has the primary responsibility for our financial reporting process, including our financial statements, while the Board is responsible for overseeing our accounting, auditing and financial reporting practices and our independent public accountants have the responsibility for the examination of our annual financial statements, expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States and issuing a report thereon. In assisting the Board in fulfilling its oversight responsibility with respect to our fiscal year ended December 31, 2001, the Audit Committee:

      o Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2001 with management and KPMG LLP ("KPMG"), our independent public accountants;

      o Discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, "Communications with Audit Committees", as amended, relating to the conduct of the audit; and

      o Received the written disclosures and the letter from KPMG regarding its independence as required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees". The Audit Committee also discussed KPMG's independence with KPMG and considered whether the provision of non-audit services rendered by KPMG was compatible with maintaining its independence under SEC rules governing the independence of a company's outside auditors.

      Based on the foregoing review and discussions, the Audit Committee recommended to the Board that our audited financial statements for the fiscal year ended December 31, 2001 be included in our Annual Report on Form 10-K filed with the SEC for that year.

      This report is submitted by the members of the Audit Committee.

                                    LAWRENCE WESNESKI
                                    SAM DOUGLASS
                                    JOHN SIMON

                              INDEPENDENT AUDITORS

      KPMG LLP, independent certified public accountants, was our independent auditor during 2001 and the Board has appointed KPMG LLP to audit our consolidated financial statements for the year ending December 31, 2002. ATP has been advised by KPMG LLP that neither that firm nor any of its associates has any material relationship with ATP or any of its subsidiaries. No formal action is proposed to be taken at the annual meeting with respect to the continued employment of KPMG LLP as no such action is legally required.

      The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP.

      Audit fees, excluding audit related fees             $242,400
                                                           ========
      Financial information systems design
           and implementation fees                         $      0
                                                           ========
      All other fees:
           Audit related fees (1)                            24,400
           Other non-audit related fees                           0
                                                           --------
      Total all other fees                                 $ 24,400
                                                           ========

----------
      (1) Audit related fees consisted primarily of audits of financial statements of employee benefit plans.

      Representatives of KPMG LLP are expected to be present at the annual meeting to respond to appropriate questions of stockholders and to make a statement if they desire.

          CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. All statements other than statements of historical fact included in and incorporated by reference into this proxy statement are forward-looking statements. When used in this proxy statement, the words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward looking statements are based on assumptions, which we believe are reasonable, but which are open to a wide range of uncertainties and business risks. Factors that could cause actual results to differ materially from those anticipated are discussed in the pertinent sections of this proxy statement and in our periodic filings with the SEC, including our annual report on Form 10-K for the year ended December 31, 2001.

                             ADDITIONAL INFORMATION

Solicitation of Proxies/Costs

      ATP is making this proxy solicitation. We will bear the cost of the solicitation of proxies. We have retained Morrow & Co., Inc. to coordinate the solicitation of proxies. Morrow & Co., Inc. will solicit proxies by personal interview, mail, telephone or telegram and will request brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock held of record by such persons. We will pay Morrow & Co., Inc. a customary fee covering its services, expected to be approximately $7,500, and will reimburse Morrow & Co., Inc. for payments made to brokers and other nominees for their expenses in forwarding solicitation material. Further solicitation may be made by our directors, officers and employees personally, by telephone or otherwise, but they will not be specifically compensated for these services.

Stockholder Proposals

      If we complete the merger, we will no longer have public stockholders or any public participation in our stockholder meetings. If we do not complete the merger, we intend to hold our next annual stockholder meeting in May of 2003. In that case, if you are still a stockholder as of the record date of such meeting, you would continue to be entitled to attend and participate in our stockholder meetings. Our by-laws require a stockholder who intends to nominate directors or propose new business at any annual meeting to provide advance notice of such intended action as well as certain additional information. Our by-laws require stockholders to provide us with notice of their intent to nominate directors or propose new business at an annual meeting not less than 120 calendar days before the date of our proxy statement for our 2002 annual meeting as provided in Rule 14a-8 under the Exchange Act. Accordingly, proposals to be submitted by stockholders for consideration at our next annual meeting and inclusion in our 2003 annual proxy statement must have been received by us at our executive offices in Roswell, Georgia, not later than January 20, 2003. SEC rules establish standards as to which stockholder proposals are required to be included in a proxy statement for an annual meeting. We will only consider proposals for inclusion in our proxy statement for an annual meeting that satisfy the requirements of applicable SEC rules.

Other Matters

      Our Board of Directors currently is not aware of any business to be acted upon at the meeting other than as described in this proxy statement. If, however, other matters are properly brought before the meeting, in the absence of instructions to the contrary, persons appointed as proxies will have discretion to vote or act on the matters in their best judgment. If we do not complete the merger, and do not receive notice of any matter that a shareholder wishes to raise at the annual meeting in 2003 by April 5, 2003 and a matter is raised at the meeting, the proxy holders for next year's meeting will have discretionary authority to vote on the matter.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy this information at the following locations of the SEC:

      Public Reference Room                   New York Regional Office
      450 Fifth Street, N.W.                  233 Broadway
      Room 1024                               New York, New York 10279
      Washington, D.C. 20549
      Chicago Regional Office
      Northwestern Atrium Center
      500 West Madison Street, 14th Floor
      Chicago, Illinois 60661

      You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including ATP and General Dynamics, who file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

                             dated as of May 2, 2002

                                      AMONG

                          GENERAL DYNAMICS CORPORATION,

                        ATHENA ACQUISITION I CORPORATION

                                       AND

                        ADVANCED TECHNICAL PRODUCTS, INC.

                                TABLE OF CONTENTS

Description                                                                                                    Page
-----------                                                                                                    ----
ARTICLE 1 THE MERGER............................................................................................A-1
      Section 1.1          The Merger...........................................................................A-1
      Section 1.2          The Closing..........................................................................A-1
      Section 1.3          Effective Time.......................................................................A-2
      Section 1.4          Effects of the Merger................................................................A-2
      Section 1.5          Certificate of  Incorporation and Bylaws.............................................A-2
      Section 1.6          Directors and Officers...............................................................A-2
      Section 1.7          Conversion of Company Common Stock...................................................A-2
      Section 1.8          Company Options......................................................................A-4
      Section 1.9          Conversion of Merger Subsidiary Common Stock.........................................A-4

ARTICLE 2 PAYMENT...............................................................................................A-4
      Section 2.1          Surrender of Certificates............................................................A-4
      Section 2.2          Paying Agent; Certificate Surrender Procedures.......................................A-5
      Section 2.3          Transfer Books.......................................................................A-5
      Section 2.4          Termination of Payment Fund..........................................................A-6
      Section 2.5          Lost Certificates....................................................................A-6
      Section 2.6          No Rights as Stockholder.............................................................A-6
      Section 2.7          Withholding..........................................................................A-6
      Section 2.8          Further Action.......................................................................A-7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................................A-7
      Section 3.1          Organization.........................................................................A-7
      Section 3.2          Capitalization.......................................................................A-7
      Section 3.3          Authorization of Transaction; Enforceability.........................................A-9
      Section 3.4          Vote Required........................................................................A-9
      Section 3.5          Noncontravention; Consents..........................................................A-10
      Section 3.6          Company Filings; Proxy Statement....................................................A-10
      Section 3.7          No Undisclosed Liabilities..........................................................A-11
      Section 3.8          Absence of Material Adverse Effect..................................................A-11
      Section 3.9          Litigation and Legal Compliance.....................................................A-12
      Section 3.10         Contract Matters....................................................................A-13
      Section 3.11         Tax Matters.........................................................................A-16
      Section 3.12         Employee Benefit Matters............................................................A-20
      Section 3.13         Environmental Matters...............................................................A-23
      Section 3.14         Properties..........................................................................A-25
      Section 3.15         Intellectual Property Matters.......................................................A-25
      Section 3.16         Labor Matters.......................................................................A-26
      Section 3.17         Rights Agreement....................................................................A-27


      Section 3.18         Insurance Policies..................................................................A-27
      Section 3.19         Brokers' Fees.......................................................................A-27
      Section 3.20         Full Disclosure.....................................................................A-27

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUBSIDIARY...............................A-28
      Section 4.1          Organization........................................................................A-28
      Section 4.2          Authorization of Transaction; Enforceability........................................A-28
      Section 4.3          Noncontravention; Consents..........................................................A-28
      Section 4.4          Brokers' Fees.......................................................................A-29
      Section 4.5          No Capital Ownership in the Company.................................................A-29
      Section 4.6          Adequate Cash Resources.............................................................A-29


ARTICLE 5 COVENANTS............................................................................................A-29
      Section 5.1          General.............................................................................A-29
      Section 5.2          Further Assurances..................................................................A-29
      Section 5.3          Interim Conduct of the Company......................................................A-30
      Section 5.4          Proxy Statement.....................................................................A-33
      Section 5.5          Additional Reports..................................................................A-33
      Section 5.6          Nonsolicitation of Acquisition Proposals............................................A-34
      Section 5.7          Indemnification.....................................................................A-36
      Section 5.8          Public Announcements................................................................A-38
      Section 5.9          Full Access.........................................................................A-39
      Section 5.10         Actions Regarding Antitakeover Statutes.............................................A-39
      Section 5.11         Employee Benefit Matters............................................................A-39
      Section 5.12         Standstill Provisions...............................................................A-41
      Section 5.13         Notice of Developments..............................................................A-41

ARTICLE 6 CONDITIONS TO THE CONSUMMATION OF THE MERGER.........................................................A-41
      Section 6.1          Conditions to the Obligations of Each Party.........................................A-41
      Section 6.2          Conditions to the Obligation of the Company.........................................A-41
      Section 6.3          Conditions to the Obligation of Parent and the Merger Subsidiary....................A-42
      Section 6.4          Frustration of Closing Conditions...................................................A-43

ARTICLE 7 TERMINATION..........................................................................................A-43
      Section 7.1          Termination.........................................................................A-43
      Section 7.2          Effect of Termination...............................................................A-44
      Section 7.3          Termination Fee.....................................................................A-44
      Section 7.4          Other Termination Fee Matters.......................................................A-45

ARTICLE 8 MISCELLANEOUS........................................................................................A-46
      Section 8.1          Nonsurvival of Representations......................................................A-46
      Section 8.2          Specific Performance................................................................A-46
      Section 8.3          Successors and Assigns..............................................................A-46


      Section 8.4          Amendment...........................................................................A-46
      Section 8.5          Extension of Time; Waiver...........................................................A-46
      Section 8.6          Severability........................................................................A-46
      Section 8.7          Counterparts........................................................................A-46
      Section 8.8          Descriptive Headings................................................................A-47
      Section 8.9          Notices.............................................................................A-47
      Section 8.10         No Third Party Beneficiaries........................................................A-48
      Section 8.11         Entire Agreement....................................................................A-48
      Section 8.12         Construction........................................................................A-48
      Section 8.13         Consent to Jurisdiction.............................................................A-48
      Section 8.14         Governing Law.......................................................................A-48

                             TABLE OF DEFINED TERMS

Acquisition Agreement                                               Section 5.6
Acquisition Proposal                                                Section 5.6
Affiliate                                                           Section 3.10
Affiliated Group                                                    Section 3.11
Agreement                                                           Preamble
Antitrust Laws                                                      Section 3.5
Certificate                                                         Section 2.1
Certificate of Merger                                               Section 1.3
Closing                                                             Section 1.2
Closing Date                                                        Section 1.2
Code                                                                Section 3.11
Company                                                             Preamble
Company Common Stock                                                Section 1.7
Company Disclosure Letter                                           Article 3
Company Material Adverse Effect                                     Section 3.1
Company Material Agreements                                         Section 3.10
Company Plans                                                       Section 3.12
Company Preferred Stock                                             Section 3.2
Company Representatives                                             Section 5.6
Company SEC Documents                                               Section 3.6
Company Stock                                                       Section 3.2
Company Stock Plans                                                 Section 1.8
Company Stockholders Approval                                       Section 3.4
Company Stockholders                                                Section 3.3
Company Stockholders Meeting                                        Section 3.6
Confidentiality Agreement                                           Section 5.9
Constituent Corporations                                            Section 1.1
Deferred Compensation Plan                                          Section 5.11
Delaware Act                                                        Preamble
Dissenting Shares                                                   Section 1.7
Effective Time                                                      Section 1.3
Employee Pension Benefit Plan                                       Section 3.12
Employee Welfare Benefit Plan                                       Section 3.12
Employees                                                           Section 5.11
Environmental Law                                                   Section 3.13
ERISA                                                               Section 3.12
ESPP                                                                Section 5.11
Exchange Act                                                        Section 3.5
GAAP                                                                Section 3.6
Government Contract                                                 Section 3.10
Governmental Entity                                                 Section 3.5
Hazardous Materials                                                 Section 3.13

HSR Act                                                             Section 3.5
Indemnified Parties                                                 Section 5.7
Insurance Policies                                                  Section 3.18
Intellectual Property                                               Section 3.15
Laws                                                                Section 3.9
Lien                                                                Section 3.2
Merger                                                              Preamble
Merger Consideration                                                Section 1.7
Merger Subsidiary                                                   Preamble
Multiemployer Plan                                                  Section 3.12
Negotiation Period                                                  Section 5.6
Parent                                                              Preamble
Parent Material Adverse Effect                                      Section 5.2
Paying Agent                                                        Section 2.2
Payment Fund                                                        Section 2.2
Permitted Liens                                                     Section 3.14
PGBC                                                                Section 3.12
Post-Closing Tax Period                                             Section 3.11
Pre-Closing Tax Period                                              Section 3.11
Proxy Statement                                                     Section 3.6
Rights                                                              Section 1.7
Rights Agreement                                                    Section 1.7
SEC                                                                 Section 3.6
Securities Act                                                      Section 3.6
Stock Options                                                       Section 1.8
Subsidiary                                                          Section 1.7
Superior Proposal                                                   Section 5.6
Surviving Corporation                                               Section 1.1
Tax Authority                                                       Section 3.11
Tax Returns                                                         Section 3.11
Taxes                                                               Section 3.11
Termination Fee                                                     Section 7.3

                          AGREEMENT AND PLAN OF MERGER


      AGREEMENT AND PLAN OF MERGER dated as of May 2, 2002 (the "Agreement") among General Dynamics Corporation, a Delaware corporation (the "Parent"), Athena Acquisition I Corporation, a Delaware corporation and wholly-owned subsidiary of the Parent (the "Merger Subsidiary"), and Advanced Technical Products, Inc., a Delaware corporation (the "Company").

      WHEREAS, the Board of Directors of each of the Parent, the Merger Subsidiary and the Company deem it advisable and in the best interests of their respective companies and stockholders to consummate the merger of the Merger Subsidiary with and into the Company, upon the terms and subject to the conditions set forth herein (the "Merger"), and have adopted resolutions in accordance with the General Corporation Law of the State of Delaware (as amended, the "Delaware Act") approving this Agreement, the Merger and the other transactions contemplated herein.

      WHEREAS, pursuant to the Merger, shares of the Company's common stock will be converted into the right to receive the Merger Consideration (as defined below) in the manner set forth herein, and the Company will become a wholly-owned subsidiary of the Parent.

      NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                    ARTICLE 1

                                   THE MERGER

      Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3) the Merger Subsidiary will be merged with and into the Company in accordance with the provisions of the Delaware Act. Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and the separate corporate existence of the Merger Subsidiary will cease. The Merger Subsidiary and the Company are sometimes referred to collectively as the "Constituent Corporations."

      Section 1.2 The Closing. Unless this Agreement has been terminated pursuant to Section 7.1, the closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties that is no later than the third business day following satisfaction or waiver of the conditions set forth in Article 6 (the "Closing Date"), at the offices of Jenner & Block, LLC, 601 13th Street N.W., Suite 1200S, Washington, D.C., 20006, unless another date, time or place is agreed to in writing by the parties.

      Section 1.3 Effective Time. Upon the terms and conditions of this Agreement, on the Closing Date (or on such other date as the parties may agree) the Company will file with the Delaware Secretary of State an appropriate certificate of merger (the "Certificate of Merger") in accordance with the Delaware Act. The Merger will be consummated on the later of the date on which the Certificate of Merger has been filed with the Delaware Secretary of State, or such time as is agreed upon by the parties and specified in such Certificate of Merger. The time the Merger becomes effective in accordance with the Delaware Act is referred to in this Agreement as the "Effective Time."

      Section 1.4 Effects of the Merger. The Merger will have the effects set forth in this Agreement and Section 259 of the Delaware Act. Without limiting the generality of the foregoing, as of the Effective Time, the Surviving Corporation will succeed to all the properties, rights, privileges, powers, franchises and assets of the Constituent Corporations, and all debts, liabilities and duties of the Constituent Corporations will become debts, liabilities and duties of the Surviving Corporation.

      Section 1.5 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation and bylaws of the Merger Subsidiary (as in effect immediately prior to the Effective Time), will become the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the Delaware Act.

      Section 1.6 Directors and Officers. The directors and the officers of the Merger Subsidiary at the Effective Time will be the initial directors and officers of the Surviving Corporation and will hold office from the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

      Section 1.7 Conversion of Company Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Stock (as defined in Section 3.2):

            (a) Each share of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), issued and outstanding immediately prior to the Effective Time, (other than shares of Company Common Stock to be canceled pursuant to (b) below and Dissenting Shares (as defined in (c) below)) will, by virtue of the Merger, be converted into the right to receive, upon the surrender of the certificate formerly representing such share in accordance with this Agreement, $33.50 in cash, without interest (the "Merger Consideration"). The Company Common Stock includes the associated rights to purchase Series RP Preferred Stock of the Company (the "Rights") issued pursuant to the Rights Agreement dated March 3, 2000, between the Company and American Stock Transfer & Trust Company (as amended, the "Rights

      Agreement"); all references herein to the Rights will include all benefits that may inure to holders of the Rights pursuant to the Rights Agreement and, unless the context otherwise requires, all references herein to Company Common Stock will include the Rights. All shares of Company Common Stock when converted, will no longer be outstanding and will automatically be canceled and retired, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive such Merger Consideration. In the event that subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Company Common Stock are changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or similar transaction, the Merger Consideration will be adjusted to reflect such change.

            (b) Each share of Company Common Stock owned immediately prior to the Effective Time by the Company, the Merger Subsidiary, the Parent, or any Subsidiary (as defined in (d) below) of the Parent or the Company, including without limitation, any such shares held as treasury stock of the Company or any Subsidiary of the Company, will, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished without any action on the part of the holder thereof. For purposes of this section, shares of Company Common Stock owned beneficially or held of record by any plan, program or arrangement sponsored or maintained for the benefit of any current or former employee of the Company, the Parent or any of their respective Subsidiaries, will not be deemed to be held by the Company, the Parent or any such Subsidiary, regardless of whether the Company, the Parent or any such Subsidiary has the power, directly or indirectly, to vote or control the disposition of such shares.

            (c) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with all of the relevant provisions of Section 262 of the Delaware Act regarding appraisal for such shares ("Dissenting Shares"), will not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses their right to appraisal. The Company will give the Parent prompt written notice of any and all demands for appraisal rights, withdrawal of such demands and any other communications delivered to the Company pursuant to Section 262 of the Delaware Act, and the Company will give the Parent the opportunity, to the extent permitted by law, to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of the Parent, the Company will not voluntarily make any payment with respect to any demand for appraisal rights and will not settle or offer to settle any such demand. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares under the provisions of Section 262 of the Delaware Act, will receive payment thereof from the Surviving Corporation and such shares of Company Common Stock will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

            (d) The term "Subsidiary" as used in this Agreement means any corporation, partnership, limited liability company or other business entity 50% or more of the outstanding voting equity securities of which are owned, directly or indirectly, by the Company or the Parent, as applicable.

      Section 1.8 Stock Options. The Company will cause each option, warrant or other right to purchase shares of Company Common Stock (collectively, the "Stock Options") under any option plan, program, agreement or other arrangement of the Company or any of its Subsidiaries, including the 2000 Advanced Technical Products, Inc. Stock Option Plan, the 2000 Advanced Technical Products, Inc. Non-Employee Directors Stock Option Plan, the Advanced Technical Products, Inc. Subsidiary Key Management Stock Option Plan (1996), the 1997 Advanced Technical Products, Inc. Stock Option Plan and the Advanced Technical Products, Inc. Non-Employee Directors Stock Option Plan (collectively, the "Company Stock Plans") that is outstanding and unexercised, whether vested or unvested, immediately prior to the Effective Time, to be canceled as of the Effective Time and to be converted at the Effective Time into the right to receive, in full satisfaction of such Stock Options, cash from the Company in an amount equal to the product of (X) the excess, if any, of the Merger Consideration over the per share exercise price of such Company Option immediately prior to the Effective Time (subject to adjustment pursuant to the last sentence of Section 1.7(a)) and
(Y) the number of shares of Company Common Stock issuable pursuant to such Company Option as of the Effective Time (in each case assuming such Company Option had been fully vested and fully exercisable immediately prior to the Effective Time), which cash payment will be made promptly following the Effective Time, and will be paid net of any applicable federal or state withholding taxes.

      Section 1.9 Conversion of Merger Subsidiary Common Stock. Each share of the common stock, par value $0.01 per share, of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one validly issued, fully paid and nonassessable share of the common stock, par value $0.01 per share, of the Surviving Corporation, and the Surviving Corporation will be a wholly-owned subsidiary of the Parent.

                                    ARTICLE 2

                                     PAYMENT

      Section 2.1 Surrender of Certificates. From and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (a "Certificate") will be entitled to receive in exchange therefor, upon surrender thereof to the Paying Agent (as defined below), the Merger Consideration into which the shares of Company Common Stock evidenced by such Certificate were converted pursuant to the Merger. No interest will be payable on the Merger Consideration to be paid to any holder of a Certificate irrespective of the time at which such Certificate is surrendered for exchange.

      Section 2.2    Paying Agent; Certificate Surrender Procedures.

            (a) Prior to the Effective Time, the Parent will designate (with the approval of the Company, not to be unreasonably withheld) and enter into an agreement with an institution or trust company to act as paying agent for the Merger Consideration (the "Paying Agent"). As soon as reasonably practical after the Effective Time, the Parent will deposit with the Paying Agent an amount in cash sufficient to provide all funds necessary for the Paying Agent to make payment of the Merger Consideration pursuant to this Agreement (the "Payment Fund"). Pending payment of such funds to the holders of Certificates, such funds will be held and may be invested by the Paying Agent as the Parent directs (so long as such directions do not impair the rights of holders of Company Stock) in the direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, or commercial paper rated of the highest quality by Moody's Investors Services, Inc. or Standard & Poor's Corporation. Any net profit resulting from, or interest or income produced by, such investments will be payable to the Parent or its designee, in the Parent's sole discretion. The Parent will promptly replace any funds lost through any investment made pursuant to this section.

            (b) As soon as reasonably practicable after the Effective Time, the Parent will instruct the Paying Agent to mail to each record holder of a Certificate (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to such Certificates will pass, only upon delivery of the Certificate to the Paying Agent and will be in such form and have such other provisions as the Parent will reasonably specify) and (ii) instructions for use in effecting the surrender of Certificates for the Merger Consideration. Upon the surrender to the Paying Agent of such Certificate or Certificates together with a duly executed and completed letter of transmittal and all other documents and other materials required by the Paying Agent to be delivered in connection therewith, the holder will be entitled to receive the Merger Consideration into which the Certificate or Certificates so surrendered have been converted in accordance with the provisions of this Agreement. Until so surrendered, each outstanding Certificate will be deemed from and after the Effective Time, for all corporate purposes, to evidence the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Certificate have been converted in accordance with the provisions of this Agreement.

      Section 2.3 Transfer Books. The stock transfer books of the Company will be closed at the Effective Time, and no transfer of any shares of Company Common Stock will thereafter be recorded on any of the stock transfer books. In the event of a transfer of ownership of any

Company Common Stock prior to the Effective Time that is not registered in the stock transfer records of the Company at the Effective Time, the Merger Consideration into which such Company Common Stock has been converted in the Merger will be paid to the transferee in accordance with the provisions of
Section 2.2(b) only if the Certificate is surrendered as provided in Section 2.2 and accompanied by all documents required to evidence and effect such transfer (including evidence of payment of any applicable stock transfer taxes).

      Section 2.4 Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed one hundred eighty (180) days after the Effective Time will be delivered to the Parent upon demand, and each holder of Company Common Stock who has not previously surrendered Certificates in accordance with the provisions of this Article 2 will thereafter look only to the Parent for satisfaction of any claims for the Merger Consideration such holder may have. Notwithstanding the foregoing, neither the Parent, the Merger Subsidiary nor the Surviving Corporation will be liable to any former holder of Company Common Stock for any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

      Section 2.5 Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Parent) of that fact by the person making such a claim, and, if required by the Parent, the posting by such person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration pursuant to
Section 2.2(b).

      Section 2.6 No Rights as Stockholder. From and after the Effective Time, the holders of Certificates will cease to have any rights as a stockholder of the Surviving Corporation except as otherwise expressly provided in this Agreement or by applicable Laws, and the Parent will be entitled to treat each Certificate that has not yet been surrendered for exchange solely as evidence of the right to receive the Merger Consideration into which the shares of Company Common Stock evidenced by such Certificate have been converted pursuant to the Merger, provided, however, that each holder of a Certificate that has become entitled to any dividend declared but unpaid as of the Effective Time will continue to be entitled to such dividend following the Effective Time, and the Surviving Corporation will pay such dividend to such holder in the amount and on the date specified therefor by the Board of Directors of the Company at the time of declaration thereof.

      Section 2.7 Withholding. The Parent will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any former holder of Company Common Stock all amounts required by law to be deducted or withheld therefrom. To the extent that amounts are so withheld by the Parent or the Merger Subsidiary, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Parent or the Merger Subsidiary.

      Section 2.8 Further Action. If, at any time after the Effective Time, any further action is determined by the Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Constituent Corporations, the officers and directors of the Surviving Corporation and the Parent shall be fully authorized (in the name of the Merger Subsidiary, in the name of the Company and otherwise) to take such action.

                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to the Parent and the Merger Subsidiary that, except as disclosed in (i) the Company SEC Documents (as defined in Section 3.6) filed with the SEC (as defined in Section 3.6) subsequent to May 13, 2001 but prior to the date hereof, or (ii) the letter dated as of the date of this Agreement from the Company to the Parent (the "Company Disclosure Letter"):

      Section 3.1 Organization. The Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to conduct business as a foreign corporation in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The term "Company Material Adverse Effect" means any event, circumstance, condition, change, development or effect that, either individually or in the aggregate with all other events, circumstances, conditions, changes, developments or effects, would have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of the Company and its Subsidiaries taken as a whole (but not taking into account any change or effect primarily caused by conditions affecting the United States economy or securities markets in general as a whole, or the Company's industry and not specifically relating to the Company and its Subsidiaries), or the ability of the Company to consummate the Merger and to perform its obligations under this Agreement. The Company has delivered to the Parent correct and complete copies of the certificate of incorporation and bylaws currently in effect for the Company and each of its Subsidiaries.

      Section 3.2 Capitalization.

            (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $1.00 per share, of which 600,000 shares have been designated as Series RP Preferred Stock, (the "Company Preferred Stock," together with the Company Common Stock, the "Company Stock"). As of the close of business on April 30, 2002, (i) 5,890,064 shares of Company Common Stock were issued and outstanding, no shares were held by the Company as treasury shares and 1,000,000 shares were reserved for issuance pursuant to the Company Stock Plans; and (ii) 600,000 shares of Company Preferred Stock were reserved for issuance pursuant to the Rights Agreement. Since April 30, 2002, no additional shares of capital stock have been issued except shares issued upon the exercise of Stock Options issued pursuant to the Company Stock Plans. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights. No shares of Company Preferred Stock have been issued or are outstanding.

            (b) Other than the Stock Options to acquire an aggregate of not more than 604,914 shares of Company Common Stock and the Rights, there are no outstanding or authorized options, calls, warrants, subscription rights, convertible securities, conversion rights, exchange rights or other contracts, agreements or commitments that could require the Company or any of its Subsidiaries to issue, transfer, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries or other equity interest in the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests. As of the date hereof, the Company Disclosure Letter sets forth a list of all outstanding Stock Options and stock appreciation rights, as well as the respective exercise prices, dates of grant and vesting schedules thereof. The Company is not party to or bound by any obligation to accelerate the vesting of any Stock Options.

            (c) Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company or any of its Subsidiaries.

            (d) The Board of Directors of the Company has not declared any dividend or distribution with respect to the Company Common Stock the record or payment date for which is on or after the date of this Agreement.

            (e) All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned by the Company or one of its Subsidiaries, free and clear of any and all liens, encumbrances, security interests, charges, pledges or other claims ("Liens"). Neither the Company nor any of its Subsidiaries own ----- or control directly or indirectly, or have any direct or indirect equity participation in, any corporation, partnership, limited liability company, joint venture or other entity.

            (f) As of the date hereof, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

            (g) The Company Common Stock is traded on the Nasdaq National Market. No other securities of the Company or any of its Subsidiaries are listed or quoted for trading on any United States domestic or foreign securities exchange.

      Section 3.3 Authorization of Transaction; Enforceability. Subject to obtaining the Company Stockholders Approval (as defined in Section 3.4), the Company has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder. The Board of Directors of the Company has unanimously adopted resolutions approving this Agreement, the Merger and the other transactions contemplated hereby, determining that the foregoing are fair to, and in the best interests of, the Company and its stockholders (the "Company Stockholders"), and recommending that the Company's Stockholders approve this Agreement and the Merger. The foregoing resolutions of the Board of Directors of the Company have not been modified, supplemented or rescinded and remain in full force and effect. In connection with its adoption of the foregoing resolutions, the Board of Directors of the Company received the written opinion of Houlihan Lokey Howard & Zukin, financial advisor to the Board of Directors of the Company, to the effect that as of the date of this Agreement, the Merger Consideration is fair to the Company Stockholders from a financial point of view. The foregoing opinion has not been modified, supplemented or rescinded on or prior to the date of this Agreement. The Company has delivered to the Parent correct and complete copies of the foregoing resolutions and opinion. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The action taken by the Board of Directors of the Company constitutes approval of the Merger by the Board of Directors of the Company under the provisions of Section 203 of the Delaware Act, and no other fair price, moratorium, control share acquisition or other form of state takeover statute, rule or regulation is applicable to the Merger or consummation of the transactions contemplated hereby.

      Section 3.4 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholders Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the consummation of the transactions contemplated hereby.

      Section 3.5 Noncontravention; Consents. Except for (a) filings and approvals necessary to comply with the applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") and the "blue sky" laws and regulations of various states, (b) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any other applicable competition, merger control, antitrust or similar laws or regulations set forth in the Company Disclosure Letter (collectively with the HSR Act, the "Antitrust Laws"), (c) approval of the Merger by the Company's Stockholders and the filing of the Certificate of Merger pursuant to the Delaware Act, and any similar certificates or filings to be made pursuant to the corporation laws of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, and (d) any filings required under the rules and regulations of The Nasdaq Stock Market, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, will (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, (ii) result in a violation or breach of, be in conflict with, or constitute or create (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Company Material Agreement (as defined in Section 3.10), (iii) violate any order, writ, judgment, injunction, decree, law, statute, rule, order or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, (iv) require any filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (each a "Governmental Entity") or (v) result in the creation or imposition of any Lien on any of the property or assets of the Company or any of its Subsidiaries; except in the case of clauses (ii), (iii) (iv) and (v) for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      Section 3.6 Company Filings; Proxy Statement.

            (a) The Company has filed on a timely basis all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required to be filed by the Company with the Securities and Exchange Commission (the "SEC") since December 31, 1997, and all exhibits and amendments thereto (collectively, the "Company SEC Documents"). Each of the Company SEC Documents, as of its filing date (or if amended, as of the date of its last amendment), complied with the applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act") and the Exchange Act (as the case may be), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the

      Company is required to file any statements, reports, schedules, forms or other documents pursuant to the Securities Act or the Exchange Act.

            (b) Each of the consolidated balance sheets included in the Company SEC Documents fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the other related consolidated financial statements (including related notes) included therein fairly present in all material respects the results of operations and cash flows of the Company and its Subsidiaries for the respective periods or as of the respective dates set forth therein. Each of the consolidated financial statements (including related notes) included in the Company SEC Documents comply with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and has been prepared in accordance with accounting principles generally accepted in the United States ("GAAP") applied on a consistent basis during the periods or as of the respective dates involved, except as otherwise noted therein and subject, in the case of unaudited interim financial statements, to normal year-end adjustments. There are no material off-balance sheet assets or liabilities of the Company or any of its Subsidiaries except as disclosed in the Company SEC Documents.

            (c) The definitive proxy statement materials (as amended or supplemented, the "Proxy Statement") to be sent to the Company's Stockholders in connection with the meeting of the stockholders to consider the Merger (the "Company Stockholders Meeting") will not, on the date the Proxy Statement is first mailed to the Stockholders, at the time of the Company Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act.

      Section 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether accrued or unaccrued, absolute or contingent, liquidated or unliquidated, or due or to become due) except for (a) liabilities and obligations referenced (whether by value or otherwise) or reflected in the Company SEC Documents, (b) liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since December 31, 2001, and (c) other liabilities and obligations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

      Section 3.8 Absence of Material Adverse Effect. Since December 31, 2001, there has not been: (i) a Company Material Adverse Effect, nor does there exist or has there occurred any event, change, circumstance, condition, development or effect which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock, or property) with respect to any capital stock of the Company or any of its Subsidiaries or any purchase, redemption or other acquisition for value by the Company or any of its Subsidiaries of any capital stock of the Company or any of its Subsidiaries except in the ordinary course of business, consistent with past practice; (iii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any of its Subsidiaries; (iv) (A) any granting by the Company or any of its Subsidiaries to any director or executive officer of the Company or any of its Subsidiaries of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreement in effect as of December 31, 2001, (B) any granting by the Company or any of its Subsidiaries to any such director or executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreement in effect as of December 31, 2001, or (C) any entry by the Company or any of its Subsidiaries into any employment, severance or termination agreement with any such director or executive officer; (v) any change in accounting methods, principles or practices by the Company or any of its Subsidiaries materially affecting the assets, liabilities or results of operations of the Company or any of its Subsidiaries, other than such changes required by GAAP; or (vi) any material elections with respect to Taxes (as defined below) by the Company or any of its Subsidiaries (other than those elections reflected on Tax Returns (as defined below) filed as of the date hereof) or settlement or compromise by the Company or any of its Subsidiaries of any material Tax liability or refund.

      Section 3.9 Litigation and Legal Compliance.

            (a) As of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or to the Company's knowledge, threatened by or against the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, injunction, order or decree of any Governmental Entity which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no judicial or administrative actions, proceedings or investigations pending, or to the Company's knowledge, threatened that question the validity of this Agreement or any action taken or to be taken by the Company in connection with this Agreement.

            (b) Except for instances of noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with each federal, state, local and foreign law, statute, rule, regulation, ordinance, permit, order, writ, injunction, judgment or decree (collectively "Laws") to which the Company, any of its Subsidiaries, or any of their respective assets or properties may be subject. The Company and its Subsidiaries have all material permits, licenses, approvals, authorizations of and registrations with and under all Laws, and from all Governmental Entities, required by the Company and its Subsidiaries to carry on their respective businesses as currently conducted. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, agents or employees (i) used any corporate or other funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity,
      (ii) made or accepted any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made or accepted any other unlawful payment, contribution, expenditure or gift.

      Section 3.10 Contract Matters.

            (a) The Company has provided the Parent with true and accurate copies of each of the following that are in effect or otherwise binding on the Company or any of its Subsidiaries or their respective properties or assets (collectively, the "Company Material Agreements"): (i) any credit agreement, note, bond, guarantee, mortgage, indenture, lease, or other instrument or obligation pursuant to which any "indebtedness" (as defined below) of the Company or any of its Subsidiaries is outstanding or may be incurred; (ii) any agreement, contract or binding commitment which has been, or was required to be, filed as an exhibit to the Company SEC Documents; and (iii) any (A) collective bargaining agreement; (B) employment or consulting agreement, contract or binding commitment providing for compensation or payments in excess of $100,000 in the current or any future year; (C) agreement, contract or commitment of indemnification or guaranty not entered into in the ordinary course of business providing for indemnification which would reasonably be expected to exceed $50,000, as well as any agreement, contract or commitment of indemnification or guaranty between the Company or any of its Subsidiaries and any of their respective officers or directors, irrespective of the amount; (D) agreement, contract or binding commitment containing any covenant directly or indirectly limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, compete with any person, or sell any product, or which, following the consummation of the Merger, would so limit the Parent or the Surviving Corporation; (E) agreement, contract or binding commitment that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of the Company or any of its Subsidiaries any severance, termination, "golden parachute," or other similar payments to any employee following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;
      (F) agreement, contract or binding commitment by the Company or any of its Subsidiaries relating to the disposition or acquisition of material assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; (G) other agreement, contract or binding commitment which involves payment by the Company or any of its Subsidiaries of $500,000 or more in any twelve
      (12) month period, or $1,000,000 in the aggregate and which is not terminable on thirty (30) days notice without liability; or (H) other agreement, contract or binding commitment which is material to the operation, or which is outside the ordinary course, of the Company's and its Subsidiaries' businesses. The numerical thresholds set forth in this section shall not be deemed in any respect to define materiality for other purposes of this Agreement. The Company Disclosure Letter sets forth a complete and accurate list of the Company Material Agreements. For purposes of this section, "indebtedness" shall mean, with respect to any person, without duplication, (1) all obligations of such person for borrowed money, (2) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (3) all letters of credit issued for the account of such person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business) and (4) all obligations, the principal component of which are obligations under leases that are, or should be pursuant to GAAP, classified as capital leases.

            (b) Neither the Company nor any of its Subsidiaries has breached, is in default under, or has received written notice of any breach of or default under (or, would be in default, breach or violation with notice or lapse of time, or both), any Company Material Agreement, except for any such breach or default, that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no other party to any of the Company Material Agreements has breached or is in default of any of its obligations thereunder. Each of the Company Material Agreements is in full force and effect, and will continue to be in full force and effect following consummation of the transactions contemplated hereby, except in any such case for breaches, defaults or failures that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Company Material Agreements constitutes the valid and legally binding obligation of the Company or the appropriate Subsidiary that is a party thereto (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). Neither the Company nor any of its Subsidiaries has received any notice of termination, cancellation or non-renewal with respect to any Company Material Agreement, and to the Company's knowledge, no other party to a Company Material Agreement plans to terminate, cancel or not renew any such agreement.

            (c) With respect to each contract, agreement, bid or proposal between the Company or any of its Subsidiaries and any (i) Governmental Entity, including any facilities contract for the use of government-owned facilities or (ii) third party relating to a contract between such third party and any domestic or foreign government or governmental agency (each a "Government Contract"), (A) the Company and each of its Subsidiaries have complied in all material respects with all terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly by reference, or by operation of law therein, (B) the Company and each of its

      Subsidiaries have complied in all material respects with all requirements of all Laws, or agreements pertaining to such Government Contract, including where applicable the "Cost Accounting Standards" disclosure statement of the Company or such Subsidiary, (C) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct as of their effective dates and the Company and its Subsidiaries have complied with all such representations and certifications, (D) neither the United States government nor any prime contractor, subcontractor or other person or entity has notified the Company or any of its Subsidiaries, in writing or orally, that the Company or any of its Subsidiaries has breached or violated any Law, certification, representation, clause, provision or requirement pertaining to such Government Contract, (E) neither the Company nor any of its Subsidiaries has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Government Contract, (F) other than in the ordinary course of business, no cost incurred by the Company or any of its Subsidiaries pertaining to such Government Contract has been questioned or challenged, is the subject of any audit or investigation or has been disallowed by any Governmental Entity, and (G) no payments due to the Company or any of its Subsidiaries pertaining to such Government Contract have been withheld or set off, nor has any claim been made to withhold or set off money, and the Company and its Subsidiaries are entitled to all progress or other payments received with respect thereto, except for any such failure, noncompliance, inaccuracy, breach, violation, termination, cost, investigation, disallowance or payment that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

            (d) To the Company's knowledge, neither the Company nor any of its Subsidiaries or any of their respective directors, officers, employees, consultants or agents is or since December 31, 1997 has been under any administrative, civil or criminal investigation, indictment or audit by any Governmental Entity or under investigation by the Company or any of its Subsidiaries with respect to any alleged improper act or omission arising under or relating to any Government Contract.

            (e) There exist (i) no material outstanding claims against the Company or any of its Subsidiaries, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other person or entity, arising under or relating to any Government Contract, and (ii) no material disputes between the Company or any of its Subsidiaries and the United States government under the Contract Disputes Act, as amended, or any other federal statute, or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract. Neither the Company nor any of its Subsidiaries has (i) any interest in any pending claim against any prime contractor, subcontractor or vendor arising under or relating to any Government Contract, which, if adversely determined against the Company would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (ii) any interest in any pending or potential material claim against any Governmental Entity.

            (f) Since December 31, 1997, neither the Company nor any of its Subsidiaries has been debarred or suspended from participation in the award of contracts with the United States government or any other Governmental Entity (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Company's knowledge, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company, any of its Subsidiaries or any of their respective directors, officers or employees. No payment has been made by or on behalf of the Company or any of its Subsidiaries in connection with any Government Contract in violation of applicable procurement laws, rules and regulations or in violation of, or requiring disclosure pursuant to, the Foreign Corrupt Practices Act of 1977, as amended.

            (g) Neither the Company nor any of its Subsidiaries is (or has been since December 31, 2001) a party to a material transaction with an Affiliate (as defined below), nor are there any commitments to do so in the future. The assets of the Company and its Subsidiaries do not include any receivable or other obligation or commitment from an Affiliate, and the liabilities of the Company and its Subsidiaries do not include any payable or other obligation or commitment to any Affiliate. No Affiliate is a party to any contract with any customer or supplier of the Company or any of its Subsidiaries, except that with respect to any Affiliate that is an Affiliate solely based on its ownership of 5% or more of the voting securities of the Company, such representation is made to the knowledge of the Company. For purposes of this Agreement, "Affiliate" shall mean any individual, corporation, partnership, limited liability company, joint venture, association, unincorporated organization, or other entity that
      (i) owns 5% or more of the voting securities of the Company or any of its Subsidiaries, (ii) is a director, executive or officer employed by the Company or any of its Subsidiaries, or (iii) directly or indirectly controls, is controlled by or is under common control with the Company or any of its Subsidiaries.

      Section 3.11 Tax Matters.

            (a) (i) The Company and each of its Subsidiaries have timely filed all required returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) (collectively, "Tax Returns") relating to any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect to the foregoing, including any transferee or secondary liability for a tax and any liability assumed by agreement or arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto (collectively "Taxes"), and all such Tax Returns are correct and complete in all material respects. As of the time of filing, the foregoing Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status, or other matters of the Company and any of its Subsidiaries, or any other information required to be shown thereon;
      (ii) the foregoing Tax Returns are not subject to penalties under Section 6662 of the Internal Revenue Code of 1986, as amended (together with the rules and regulation thereunder, the "Code"), relating to accuracy-related penalties (or any corresponding provision of the state, local or foreign Tax law) or any predecessor provision of Law; (iii) an extension of time within which to file any Tax Return that has not been filed, requested or granted; (iv) no material claim has been made within the past five (5) years or, to the Company's knowledge, is expected to be made by any U.S., foreign, state or local governmental authority having the power to regulate, impose or collect Taxes ("Tax Authority") in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (v) there are no liens for Taxes other than for current Taxes not yet due and payable on the assets of the Company or any of its Subsidiaries; (vi) the Company and each of its Subsidiaries have withheld, deducted or collected all Taxes required to have been withheld, deducted or collected in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other party, and, to the extent required, all such amounts have been paid to the proper Tax Authority or other person; and (vii) the Company or any of its Subsidiaries have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (b) The Company and each of its Subsidiaries have complied with all applicable Tax Laws and agreements (including under Tax allocation agreements), and all amounts required to be paid by the Company or any of its Subsidiaries to Tax Authorities or others have been paid or adequately reserved for in accordance with GAAP in the financial statements of the Company.

            (c) The unpaid Taxes of the Company or any of its Subsidiaries as of the most recent financial statement contained in the Company SEC Documents
      (i) did not exceed the accrued Tax liability (rather than any reserve for deferred Taxes established to reflect differences between book and Tax income) set forth either on the face of the Company consolidated balance sheet, or in the notes thereto; and (ii) will not exceed that accrued Tax liability as adjusted for operations and transactions through the Closing Date in accordance with the past practice of the Company in filing its Tax Returns or in preparing its consolidated financial statements.

            (d) The Company does not expect any Tax Authority to assess any additional Tax against the Company or any of its Subsidiaries for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either claimed or raised by any Tax Authority in writing, or to the knowledge of the Company, based upon personal contact of any officer, employee or agent of the Company with any agent of such Tax Authority. The Company Disclosure Letter sets forth (i) the taxable years of the Company or any of its Subsidiaries as to which the respective statutes of limitations with respect to Taxes has not yet expired; and (ii) with respect to such taxable years, those years for which (A) examinations have been completed; (B) examinations are presently being conducted; (C) examinations have not been initiated; and (D) required Tax Returns have not yet been filed. All deficiencies asserted or assessments made as a result of any examinations have been fully paid or otherwise discharged.

            (e) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any other person (other than the Company or a Subsidiary) under the provisions of Treasury Regulation Section 1.1502-6 (or similar provisions of state, local or foreign Tax law) as a transferee or successor by contract or otherwise.

            (f) The Company Disclosure Letter sets forth the net operating loss carryovers and any Tax attribute carryovers of the Company (including net capital losses, excess foreign tax credits, excess general business credits and alternative minimum tax payments) as of the date hereof. Except as may result from the Merger, there are no limitations pursuant to Sections 382, 383 or 384 of the Code or the SRLY limitations of Treasury Regulation Sections 1.1502-21 or 1.1502-22 on the ability of the Company to use such carryovers.

            (g) The Company (i) does not have any excess loss account (as defined in Treasury Regulation Section 1.1502-19) with respect to the stock of any Subsidiary; and (ii) is not required to include in taxable income for a taxable period or portion of period ending on or after the Closing Date ("Post-Closing Tax Period") any item of income or gain reported for financial purposes in any tax period or portion of period ending on or before the Closing Date ("Pre-Closing Tax Period").

            (h) (i) Neither the Company nor any affiliated group of corporations within the meaning of Section 1504(a) of the Code ("Affiliated Group") in which the Company is or was a member has filed a consent pursuant to the collapsible corporation provision of Section 341(f) of the Code (or any corresponding provision of state, local, or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local, or foreign income Tax law) apply to any disposition of any asset owned by the Company; (ii) none of the assets of the Company is property that the Company is required to treat as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code; (iii) none of the assets of the Company are required to be or are being depreciated under the alternative depreciation system under Section 168(g)(2) of the Code; (iv) none of the assets of the Company are "tax-exempt use property" within the meaning of Section 168(h) of the Code; (v) the Company has not made and will not make a consent dividend election under Section 565 of the Code;
      (vi) the Company has not agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (vii) the Company has not been a member of an Affiliated Group that has filed an election to discontinue filing consolidated returns pursuant to Rev. Proc. 91-11; (viii) neither the Company nor any of its Subsidiaries has made or is bound by any election under Section 197 of the Code; and (ix) the Company or any of its Subsidiaries are not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of
      Section 280G of the Code, or any payment that would otherwise not be deductible or that provides for any gross-up payments in the event that
      Section 280G of the Code applies.

            (i) The Company does not have or has not had any disqualified interest expense within the meaning of Section 163(j) of the Code.

            (j) Neither the Company nor any Affiliated Group of which the Company is or has been a member has participated in an international boycott within the meaning of Section 999 of the Code.

            (k) The Company has made available to the Parent correct and complete copies of all Tax Returns filed by the Company or any of its Subsidiaries or by any other entity on behalf of the Company or any of its Subsidiaries for all taxable periods beginning on or after January 1, 1997.

            (l) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnity, Tax sharing, Tax allocation or similar agreement or arrangement. Any liability or obligation of the Company or any of its Subsidiaries to any third party under such agreements will terminate as of the Closing Date and be of no further force or effect. Any payments pursuant to such agreements that were not reflected in the most recent financial statements contained in the Company SEC Documents are set forth in the Company Disclosure Letter.

            (m) No amount payable by either the Company or any of its Subsidiaries will be subject to disallowance under Section 162(m) of the Code.

            (n) There are no outstanding rulings of, or requests for rulings with, any Tax Authority expressly addressed to the Company or any of its Subsidiaries that are, or if issued would be, binding upon the Company or any of its Subsidiaries for any Post-Closing Tax Period.

            (o) Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that could be treated as a partnership for federal income tax purposes.

            (p) The Company does not have any Code Section 367 gain recognition agreements.

            (q) The Company is not a foreign-owned corporation within the meaning of Section 6038A(c) of the Code.

            (r) Neither the Company nor any of its Subsidiaries has engaged in any "reportable transaction," including but not limited to any "listed transaction," within the meaning of Section 6011 of the Code or any other applicable federal law including but not limited to any Internal Revenue Service ruling, procedure, notice or other pronouncement.

      Section 3.12 Employee Benefit Matters.

            (a) The Company Disclosure Letter lists each plan, fund, program, policy, contract or commitment, whether qualified or not qualified for federal income tax purposes, whether for the benefit of a single individual or more than one individual whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (together with the rules and regulations thereunder, "ERISA"), whether written or oral which is (i) an employee pension benefit plan as defined in Section 3(2) of ERISA ("Employee Pension Benefit Plan"), (ii) an employee welfare benefit plan as defined in Section 3(1) of ERISA ("Employee Welfare Benefit Plan") or (iii) an incentive, voluntary employees' beneficiary association as defined in Section 501(c)(9) of the Code, bonus, employment, stock or other equity, retention, non-competition, deferred compensation, executive, severance, change in control or ownership or other benefit or compensatory plan, fund, program, policy, agreement, contract or commitment for the Company or any Subsidiary employees, former employees, directors, independent contractors, former independent contractors or their dependents or their beneficiaries (collectively, all of the foregoing, the "Company Plans"). With respect to each Company Plan:

                  (i) such Company Plan (and each related trust, insurance
            contract or fund) has been administered in a manner consistent in all material respects with its written terms and complies in form and operation with the applicable requirements of ERISA and the Code, all regulations, and other applicable Laws, including without limitation, all tax rules for which favorable tax treatment is intended, except for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (ii) all required reports and descriptions (including Form
            5500 Annual Reports, Summary Annual Reports, PBGC-1's and Summary Plan Descriptions) have been timely filed or distributed appropriately with respect to such Company Plan, except for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (iii) the requirements of Part 6 of Subtitle B of Title I of
            ERISA and Section 4980B of the Code have been met with respect to each such Company Plan which is an Employee Welfare Benefit Plan, except for any such violation that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                  (iv) all material contributions, premiums and other payments
            (including all employer contributions and employee salary reduction contributions) that are required to be made under the terms of any Company Plan or applicable collective bargaining agreement have been timely made or have been adequately and properly provided for in the financial statements contained in the most recent Company SEC Documents;

                  (v) each such Company Plan which is an Employee Pension
            Benefit Plan and intended to be a "qualified plan" under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and, to the Company's knowledge, no event has occurred which could reasonably be expected to cause the loss, revocation or denial of any such favorable determination letter other than legally required amendments the time for the making of which has not yet expired;

                  (vi) the Company has made available and will continue to make available to the Parent, upon its request, correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, the most recent actuarial report, the most recent audited financial statements, and all related trust agreements, insurance contracts and other funding agreements that implement a Company Plan. The valuation summaries provided by the Company reasonably represent the assets and liabilities attributable to Company Plans calculated in accordance with the Company's past practices;

                  (vii) no Company Plan that is an Employee Pension Benefit Plan has been amended in any manner which would require the posting of security under Section 401(a)(29) of the Code or Section 307 of ERISA;

                  (viii) neither the Company nor any of its Subsidiaries has any legally binding plan or commitment to create any additional employee benefit plan or to materially modify or change any Company Plan affecting any employee or terminated employee of the Company or any of its Subsidiaries other than as may be required in accordance with this Agreement.

                  (ix) the Company Disclosure Letter includes (A) a workers'
            compensation paid loss summary for the last three years on an accident year basis, which summary and listing are true and correct in all material respects; and (B) a recent listing of all open workers' compensation claims showing claimant name, claim number, description, paid loss and case reserve which summary and listing are true and correct in all material respects;

                  (x) the Company has never been, nor is it a party to or
            otherwise bound by any advance agreement or similar arrangement with any Governmental Entity, relating to the allowability, allocation or reimbursement of benefit costs or other matters in connection with any Company Plan; and

                  (xi) all Company Plans are by their terms able to be amended or terminated by the Company.

            (b) With respect to each Company Plan that the Company or any of its Subsidiaries maintains or has maintained within the past six years, or to which any of them contributes, ever has contributed or ever has been required to contribute in the past six years:

                  (i) no such Company Plan that is an Employee Pension Benefit
            Plan subject to Title IV of ERISA (other than any multiemployer plan as defined in Section 37(A) of ERISA ("Multiemployer Plan")) has been completely or partially terminated (other than any termination which, individually or in the aggregate, could not reasonably be expected to have a material liability), no reportable event (as defined in Section 4043 of ERISA) as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation (the "PBGC") has occurred but has not yet been so reported, and no proceeding by the PBGC to terminate such Employee Pension Benefit Plan (other than any Multiemployer Plan) has been instituted;

                  (ii) there have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA and Section 4975 of the Code) with respect to such plan, no fiduciary has any material liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plan, and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such plan (other than routine claims for benefits) is pending or, to the Company's knowledge, threatened;

                  (iii) other than routine claims for benefits, neither the
            Company nor any of its Subsidiaries has incurred, and the Company has no reason to expect that the Company or any of its Subsidiaries will incur, any material liability under Title IV of ERISA or under the Code with respect to any Company Plan that is an Employee Pension Benefit Plan; and

                  (iv) neither the Company nor any of its Subsidiaries has
            incurred any outstanding liability under Section 4062 of ERISA to the PBGC, to a trust established under Section 4041 or 4042 of ERISA, or to a trustee appointed under Section 4042 of ERISA.

            (c) Neither the Company nor any of its Subsidiaries contributes to, contributed to, or has ever been obligated to contribute to, a Multiemployer Plan. None of the transactions contemplated by this Agreement will trigger any withdrawal or termination liability under any Multiemployer Plan set forth in the Company Disclosure Letter.

            (d) Other than pursuant to a Company Plan that is disclosed on the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any obligation to provide medical, health, life insurance or other welfare benefits for current or future retired or terminated employees, their spouses or their dependents (other than in accordance with Section 4980B of the Code).

            (e) No Company Plan contains any provision that would prohibit the transactions contemplated by this Agreement or would give rise to any severance, termination, payment, acceleration or increase in benefits provided by any Company Plan as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event). Every executive of the Company that is covered by a Company Plan that is an employment, severance or change of control agreement has consented to the transactions contemplated by this Agreement.

            (f) No individual classified as a non-employee for purposes of receiving employee benefits (such an independent contractor, leased employee, consultant or special consultant), regardless of treatment for other purposes, is eligible to participate in or receive benefits under any Company Plan that does not specifically provide for their participation.

      Section 3.13 Environmental Matters.

            (a) Since December 31, 2001, (i) the Company and its Subsidiaries have been in compliance in all material respects with all Environmental Laws (as defined below) with respect to all real property owned, leased (whether as lessor or lessee), or otherwise used in connection with any of their operations, (ii) neither the Company nor any of its Subsidiaries has any material liability, whether contingent or otherwise, under, or for any violations of, any Environmental Law, (iii) no notices of any material violation or alleged violation of, non-compliance or alleged noncompliance with or any liability under, any Environmental Law have been received by the Company or any of its Subsidiaries that are currently outstanding and unresolved as of the date of this Agreement, (iv) there are no material administrative, civil or criminal writs, injunctions, decrees, orders or judgments outstanding or any administrative, civil or criminal actions, suits, claims, proceedings or investigations pending or, to the Company's knowledge, threatened, relating to compliance with or liability under any Environmental Law affecting the Company or any of its Subsidiaries, (v) the Company and its Subsidiaries possess all material environmental permits required by applicable Environmental Laws with respect to all real property owned, leased (whether as lessor or lessee), or otherwise used in connection with any of their operations, and (vi) to the knowledge of the Company, no material changes or alterations in the practices or operations of the Company or any of its Subsidiaries as presently conducted are anticipated to be required in the future in order to permit the Company and its Subsidiaries to continue to comply in all material respects with all applicable Environmental Laws. The Company Disclosure Letter sets forth the amount reserved as of the date of this Agreement by the Company for management of any liability arising from, or for compliance with, all Environmental Laws.

            (b) The term "Environmental Law" as used in this Agreement means any Law, with respect to the preservation of the environment or the promotion of worker health and safety, including any Law, relating to Hazardous Materials (as defined in Section 3.13(c) below). Without limiting the generality of the foregoing, the term encompasses each of the following statutes and the regulations promulgated thereunder, and any similar applicable state, local or foreign Law, each as amended: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, (ii) the Solid Waste Disposal Act, (iii) the Hazardous Materials Transportation Act, (iv) the Toxic Substances Control Act, (v) the Clean Water Act, (vi) the Clean Air Act, (vii) the Safe Drinking Water Act,
      (viii) the National Environmental Policy Act of 1969, (ix) the Superfund Amendments and Reauthorization Act of 1986, (x) Emergency Planning and Community Right to Know Act, (xi) the Federal Insecticide, Fungicide and Rodenticide Act and (xii) the Occupational Safety and Health Act of 1970.

            (c) The term "Hazardous Materials" as used in this Agreement means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance (i) that is defined, determined or identified as hazardous or toxic under any Environmental Law or (ii) the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the environment of which is prohibited under any Environmental Law. Without limiting the generality of the foregoing, the term includes (i) "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, and regulations promulgated thereunder, each as amended, (ii) "extremely hazardous substance" as defined in the Emergency Planning and Community Right to Know Act and regulations promulgated thereunder, each as amended, (iii) "hazardous waste" as defined in the Solid Waste Disposal Act and regulations promulgated thereunder, each as amended, (iv) "hazardous materials" as defined in the Hazardous Materials Transportation Act and the regulations promulgated thereunder, each as amended, (v) "chemical substance or mixture" as defined in the Toxic Substances Control Act and regulations promulgated thereunder, each as amended, (vi) petroleum and petroleum products and byproducts and (vii) asbestos.

      Section 3.14 Properties. The Company and its Subsidiaries have good and, in the case of real property, marketable title to all the properties and assets purported to be owned by them, free and clear of all Liens except (a) Liens for current Taxes or assessments that are not yet delinquent, (b) builder, mechanic, warehousemen, materialmen, contractor, workmen, repairmen, carrier or other similar Liens arising and continuing in the ordinary course of business for obligations that are not yet delinquent, (c) the rights, if any, of vendors having possession of tooling of the Company and its Subsidiaries, (d) liens arising from the receipt by the Company and its Subsidiaries of progress payments by the United States government, (e) Liens securing rental payments under capital lease arrangements and (f) other Liens that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (all of which are herein collectively called "Permitted Liens"). Such assets, together with all assets held or used by the Company and its Subsidiaries under leases, include all tangible and intangible assets, contracts and rights necessary or required for the operation of the businesses of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted by the Company and its Subsidiaries. All machinery, equipment and other tangible assets currently being used by the Company or its Subsidiaries which are owned or leased by the Company or its Subsidiaries are reasonably adequate and suitable for the uses to which they are currently being employed and are in good operating condition and repair (ordinary wear and tear excepted).

      Section 3.15 Intellectual Property Matters.

            (a) The Company and its Subsidiaries own or have the right to use pursuant to valid license, sublicense, agreement or permission all items of Intellectual Property (as defined below) necessary or required for their business or operations as presently conducted and as presently proposed to be conducted. Neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation of the Intellectual Property rights of any third party. Since December 31, 1997, to the Company's knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company or any of its Subsidiaries. The conduct of the business and operations of the Company and its Subsidiaries do not infringe upon, misappropriate, or misuse any patent, trademark, copyright, trade secret, or other intellectual property or proprietary right of any third party. All of the Intellectual Property is free and clear of any and all Liens. There has been no abandonment of any trademark or service mark included in any Intellectual Property used in the conduct of the business and operations of the Company and its Subsidiaries. All material third-party licenses in Intellectual Property used or held for use in the conduct of the business and operations of the Company and its Subsidiaries are described in the Company Disclosure Letter and, except for the foregoing third-party licenses, no third party has rights in or otherwise has the right to restrict the conduct of the business and operations of the Company and its Subsidiaries. To the Company's knowledge, there is no material defect, virus, timer, clock, counter, back door, time bomb, or other limiting feature incorporated into any computer software used or held for use in the conduct of the business and operations of the Company and its Subsidiaries that would erase data or programming, create a likelihood for a breach of security or confidentiality, or otherwise inhibit the proper operation of the computer software and the ability or right of the Company or any of its Subsidiaries to conduct its business and operations as presently conducted and as presently proposed to be conducted.

            (b) The term "Intellectual Property" as used in this Agreement means, collectively, U.S. and foreign patents and patent applications, patent disclosures, trademarks, service marks, logos, trade names, copyrights, copyrightable materials, and mask works, and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated good will with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, documentation, trade secrets, confidential business information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and all other intellectual property rights (in whatever form or medium). The Company Disclosure Letter includes a list of all registered patents, patent applications, trademarks and service marks owned by the Company or any of its Subsidiaries.

      Section 3.16 Labor Matters. The Company Disclosure Letter sets forth a list of all collective bargaining agreements, memoranda of understanding, settlements or other labor agreements with any union or labor organization. There are no disputes or controversies pending or, to the Company's knowledge, threatened between the Company or any of its Subsidiaries and any of their current or former employees or any labor or other collective bargaining unit representing any such employee that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or to result in a material labor strike, dispute, slow-down or work stoppage. To the Company's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries. To the Company's knowledge, no executive, key employee or group of employees of the Company or any of its Subsidiaries has any plan to terminate employment with the Company or its Subsidiaries. There are no current Department of Labor, Office of Federal Contract Compliance Programs or Equal Employment Opportunity Commission audits pending with respect to the Company or any of its Subsidiaries. As of the date of this Agreement, there are no Office of Federal Contract Compliance Programs conciliation agreements in effect with respect to the Company or any of its Subsidiaries. There are no material liabilities or obligations relating to any individual's current or former employment with the Company or its Subsidiaries or related entities arising in connection with any violation of any applicable law.

      Section 3.17 Rights Agreement. The Company and its Board of Directors have taken all action necessary to ensure that (a) the execution and delivery of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, will not cause (i) the Parent or the Merger Subsidiary to become an "Acquiring Person" (as defined in the Rights Agreement), (ii) a "Shares Acquisition Date" (as defined in the Rights Agreement) or a "Distribution Date" (as defined in the Rights Agreement) to occur, or (iii) the Rights to become exercisable; and (b) neither of the Company, the Parent, the Merger Subsidiary, nor the Surviving Corporation, nor any of their respective affiliates, shall have any obligations pursuant to the Rights Agreement or to any holder (or former holder) of Rights as of and following the Effective Time.

      Section 3.18 Insurance Policies. The Company's Disclosure Letter sets forth the insurance policies maintained by the Company and its Subsidiaries (the "Insurance Policies") and their respective coverage and renewal dates. All of such Insurance Policies are in full force and effect and neither the Company nor any of its Subsidiaries is in material default with respect to its obligations under any of such insurance policies. No notice of cancellation or termination or rejection of any claim has been received by the Company or any of its Subsidiaries with respect to any such Insurance Policy in the last year. During the past five years, (i) the Company and its Subsidiaries has been covered by insurance in scope and amount customary and reasonable for the businesses in which it has been engaged during such period, and (ii) neither the Company nor any of its Subsidiaries has been denied insurance, or been offered insurance only at a commercially prohibitive premium.

      Section 3.19 Brokers' Fees. Except for the fees and expenses payable by the Company to Houlihan Lokey Howard & Zukin pursuant to a letter agreement dated April 9, 2002, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.

      Section 3.20 Full Disclosure. No representation or warranty in this Agreement, and no statement contained in any document or certificate contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact, necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                    ARTICLE 4

    REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUBSIDIARY

      Each of the Parent and the Merger Subsidiary, as the case may be, represents and warrants to the Company that:

      Section 4.1 Organization. Each of the Parent and the Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently being conducted. All of the issued outstanding shares of capital stock of the Merger Subsidiary have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights and are owned by the Parent free and clear of any Lien.

      Section 4.2 Authorization of Transaction; Enforceability. Each of the Parent and the Merger Subsidiary has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby, and to perform its obligations hereunder. Each of the Board of Directors of the Parent and the Board of Directors of the Merger Subsidiary has unanimously adopted resolutions approving this Agreement, the Merger and the other transactions contemplated hereby, determining that the foregoing are fair to, and in the best interests of, the Parent and its stockholders and the Merger Subsidiary and its sole stockholder, as the case may be. The foregoing resolutions of each such Board of Directors have not been modified, supplemented or rescinded and remain in full force and effect. This Agreement constitutes the valid and legally binding obligation of each of the Parent and the Merger Subsidiary, enforceable against the Parent and the Merger Subsidiary in accordance with its terms and conditions (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

      Section 4.3 Noncontravention; Consents. Except for (a) filings and approvals necessary to comply with the applicable requirements of the Exchange Act and the "blue sky" laws and regulations of various states, (b) filings pursuant to the Antitrust Laws, (c) the filing of the Certificate of Merger pursuant to the Delaware Act, and (d) any filings required under the rules and regulations of the New York Stock Exchange, neither the execution and delivery of this Agreement by the Parent or the Merger Subsidiary, nor the consummation by the Parent or the Merger Subsidiary of the transactions contemplated hereby, will (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Parent or the Merger Subsidiary, (ii) violate or conflict with any order, writ, judgment, injunction, decree, law, statute, rule, order or regulation applicable to the Parent or the Merger Subsidiary or any of their properties or assets, or (iii) require Parent or any of its Subsidiaries to make any filing or registration with, notification to, or obtain the authorization, consent or approval of, any Governmental Entity, except in the case of clauses (ii) and (iii) for such violations or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain would not, individually or in the aggregate, affect the ability of the Parent or the Merger Subsidiary to consummate the Merger and to perform its respective obligations under this Agreement.

      Section 4.4 Brokers' Fees. Neither the Parent nor the Merger Subsidiary has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.

      Section 4.5    No  Capital   Ownership  in  the  Company.   Neither  the
Parent nor any of its Subsidiaries owns any shares of Company Common Stock.

      Section 4.6    Adequate   Cash   Resources.   The   Parent  has  or  has
available to it the funds necessary to establish the Payment Fund.

                                    ARTICLE 5

                                    COVENANTS

      Section 5.1 General. Subject to the terms and conditions of this Agreement, each of the parties will take all actions and do all things necessary, proper or advisable to perform its obligations under this Agreement which are required to be performed on or prior to the Closing, and use its reasonable best efforts to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practical.

      Section 5.2 Further Assurances. Prior to the Closing Date, each of the parties will (a) give all required notices to third parties and Governmental Entities and will use its best efforts to obtain all third party and governmental consents and approvals that it is required to obtain in connection with this Agreement, the Merger and the other transactions contemplated hereby and (b) use its best efforts to prevent any preliminary or permanent injunction or other order by a Governmental Entity that seeks to modify, delay or prohibit the consummation of the transactions contemplated by this Agreement, including under the Antitrust Laws, and, if issued, to appeal any such injunction or order through the appellate court or body for the relevant jurisdiction. Within ten
(10) business days following the execution of this Agreement, each of the parties will file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use its respective best efforts to obtain early termination of the applicable waiting period under all Antitrust Laws and will take all further actions and make all further filings pursuant to the Antitrust Laws that may be necessary, proper or advisable. Nothing contained in this Agreement will be deemed to require the Parent to enter into any agreement, consent decree or other commitment requiring the Parent or any of its Subsidiaries to (x) divest or hold separate any assets of the Company or its Subsidiaries, or the Parent or its Subsidiaries, (y) litigate, pursue or defend any action or proceeding challenging any of the transactions contemplated hereby as violative of any Antitrust Laws, or (z) take any other action that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. The term "Parent Material Adverse Effect" means any event, circumstance, condition, change, development or effect that, either individually or in the aggregate with all other events, circumstances, conditions, changes, developments or effects, would have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities, operations or results of operations of the Parent and its Subsidiaries taken as a whole, or the ability of the Parent to consummate its obligations under this Agreement. In connection with the foregoing, each party (i) will promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Entity, and subject to applicable Law, provide the other party with a copy of any such written communication (or written summary of any oral communication), and (ii) not participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance, and to the extent permitted by such Governmental Entity, give the other party the opportunity to attend and participate thereat.

      Section 5.3    Interim Conduct of the Company.

            (a) Except as expressly permitted by this Agreement, the Company Disclosure Letter or pursuant to the Parent's prior written consent, from and after the date of this Agreement through the Closing, the Company will, and will cause each of its Subsidiaries, (i) to conduct its operations in accordance with its ordinary course of business, consistent with past practice, and (ii) to the extent consistent therewith, use its best efforts to preserve intact its business organizations, keep available the services of its current officers and employees, preserve the goodwill of those having business relationships with the Company and its Subsidiaries, preserve its relationships with customers, creditors and suppliers, maintain its books, accounts and records and comply in all material respects with applicable Laws.

            (b) Notwithstanding the foregoing, the Company will not, and will not cause or permit any of its Subsidiaries to, take any of the following actions without the prior written consent of the Parent:

                  (i) amend its certificate (or articles) of incorporation or bylaws or file any certificate of designation or similar instrument with respect to any shares of its authorized but unissued capital stock;

                  (ii) authorize or effect any stock split or combination or reclassification of shares of its capital stock;

                  (iii) declare or pay any dividend or distribution with respect to its capital stock (other than dividends payable by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), authorize for issuance or issue, sell, pledge or deliver any shares of its capital stock (other than in connection with the exercise of currently outstanding Stock Options listed in the Company Disclosure Letter), options, warrants, commitments, subscriptions, other rights to purchase any shares of capital stock, or any other securities exercisable or exchangeable for or convertible into shares of its capital stock, or repurchase, redeem or otherwise acquire for value any shares of its capital stock or any other securities exercisable or exchangeable for or convertible into shares of its capital stock;

                  (iv) merge or consolidate with any entity;

                  (v) sell, lease, license, encumber or otherwise dispose of any assets or any interests therein that are material, individually or in the aggregate, to the Company and its Subsidiaries taken as a whole, including any shares of the capital stock of any of its Subsidiaries, other than assets used, consumed, replaced or sold in the ordinary course of business, consistent with past practice;

                  (vi) liquidate, dissolve or effect any recapitalization or reorganization in any form;

                  (vii) acquire any interest in any business (whether by
            purchase of assets, purchase of stock, merger or otherwise) or enter into any joint venture, partnership agreement, joint development agreement, strategic alliance agreement or other similar agreement;

                  (viii) create, incur, endorse, assume, otherwise become liable for or suffer to exist any indebtedness for borrowed money (including capital lease obligations) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or its Subsidiaries, or guarantee any debt securities of others, other than indebtedness existing as of the date of this Agreement, borrowings under existing credit lines in the ordinary course of business, consistent with past practice, and intercompany indebtedness among the Company and its Subsidiaries arising in the ordinary course of business, consistent with past practice;

                  (ix) create, incur, assume or suffer to exist any Lien
            affecting any of its material assets or properties (other than Permitted Liens);

                  (x) except as required as the result of changes in GAAP,
            change any of the accounting principles or practices used by it as of December 31, 2001, or revalue in any material respect any of its assets or properties, other than write-downs of inventory or accounts receivable in the ordinary course of business, consistent with past practice, or manage its working capital other than in the ordinary course of business, consistent with past practice;

                  (xi) except as required under the terms of any collective
            bargaining agreement or consulting, executive or employment agreement in effect on the date of this Agreement and except as set forth in the Company Disclosure Letter, increase the compensation payable or to become payable to officers and salaried employees whose annual base salary exceeds $75,000 or increase any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers or salaried employees, or grant any severance or termination pay (A) to any executive officer or director, or (B) to any other employee except payments made in connection with the termination of employees who are not executive officers in amounts consistent with its policies and past practice or pursuant to written agreements in effect;

                  (xii) enter into any contract or commitment or engage in any transaction with any Affiliate (other than the Company or its Subsidiaries) or enter into any contract or commitment or engage in any transaction with any unaffiliated person or entity or make any capital expenditure, capital commitment, additions to property, plant or equipment if the aggregate dollar value would be in excess of $500,000 or would have a term of greater than one year;

                  (xiii) make or change any material Tax election, settle or compromise any material Tax liability, change in any material respect any accounting method in respect of Taxes, file any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or material assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except in the ordinary course of business;

                  (xiv) engage in any "reportable transaction," including any
            "listed transaction," within the meaning of Section 6011 of the Code or any other applicable federal law including any Internal Revenue Service ruling, procedure, notice or other pronouncement;

                  (xv) except as set forth in the Company Disclosure Letter, pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge and satisfaction in the ordinary course of business of liabilities reflected on or reserved for in the consolidated financial statements of the Company or otherwise incurred in the ordinary course of business, consistent with past practice;

                  (xvi) settle or compromise any material pending or threatened suit, action or proceeding;

                  (xvii) hold any meeting of its stockholders except the Company
            Stockholders Meeting or to the extent required by the request of the stockholders entitled to call a meeting under the Company's bylaws or the Delaware Act;

                  (xviii) take, or omit to take, any action that would
            reasonably be expected to result in a material violation of Law or cause a termination of or material breach of or default under any Company Material Agreement;

                  (xix) undertake any office closing or employee layoffs, other than the ordinary course of business consistent with past practice;

                  (xx) amend, suspend or terminate the Rights Agreement or
            redeem the Rights; or

                  (xxi) agree, resolve or commit to do any of the foregoing or any other action that could cause or could be reasonably likely to cause any of the conditions to the Merger to not be satisfied.

      Section 5.4 Proxy Statement. As promptly as practicable after the date of this Agreement, the Company will (a) duly call, set a record date for, give notice of, convene and hold the Company Stockholders Meeting solely to approve the Merger and the consummation of the transactions contemplated by this Agreement, (b) prepare and file with the SEC a preliminary proxy statement which will include all information pertaining to the transactions contemplated hereby or as otherwise required by the Exchange Act for inclusion or incorporation by reference therein, (c) promptly respond to any comments from the SEC with respect to the preliminary proxy statement, and (d) cause the Proxy Statement to be mailed to the Company Stockholders. The Proxy Statement will not, at the date mailed to the Company Stockholders, at the time of the Company Stockholder's Meeting, or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If before the Effective Time, any matter is discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company will promptly inform the Parent in writing and prepare and distribute appropriate amendments or supplements to the Proxy Statement. Except as permitted by Section 5.6(c), the Board of Directors of the Company will at all times prior to and during the Company Stockholders Meeting, recommend to the Company Stockholders the adoption of this Agreement, the Merger and the transactions contemplated hereby and will use its best efforts to solicit such approval by the Company Stockholders. Without limiting the generality of the foregoing, the Company's obligation pursuant to the first sentence of this section will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or Superior Proposal (each as defined in Section 5.6).

      Section 5.5 Additional Reports. The Company will furnish to the Parent copies of any Company SEC Documents that it files with the SEC on or after the date hereof, and the

Company represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present, in all material respects, the financial position of the Company and its Subsidiaries as of the dates thereof and the results of its operations and its cash flows or other information included therein for the periods or as of the dates then ended, subject to normal year-end adjustments, in each case in accordance with past practice and with GAAP consistently applied.

      Section 5.6 Nonsolicitation of Acquisition Proposals.

            (a) The Company, each of its Subsidiaries, and each of their respective directors, officers, employees, agents and representatives (collectively, the "Company Representatives"), will immediately cease any discussions or negotiations presently being conducted with respect to any Acquisition Proposal (as defined in (f) below), and will not (i) initiate, encourage, induce, facilitate or solicit, directly or indirectly, any inquiries with respect to, or the making of, any Acquisition Proposal, or
      (ii) engage in or continue any negotiations or discussions with, furnish any information or data to, or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement, arrangement or understanding with any party relating to any Acquisition Proposal (each an "Acquisition Agreement"); provided, however, that prior to obtaining the Company Stockholders Approval, the Board of Directors of the Company may, in response to a bona fide, unsolicited Acquisition Proposal that it determines in good faith (after consulting with an independent financial advisor) is reasonably likely to result in or lead to a Superior Proposal (as defined in (g) below), (A) furnish information with respect to the Company and its Subsidiaries to the person making such Superior Proposal pursuant to a confidentiality agreement containing provisions at least as restrictive with respect to such person as the restrictions on the Parent contained in the Confidentiality Agreement (as defined in Section 5.9), and (B) participate in discussions or negotiations with the person making such Superior Proposal, if and only to the extent that, in each case referred to in (A) and (B), the Board of Directors of the Company determines in good faith (after consultation with outside legal counsel) that such action would be legally required in order to comply with their fiduciary duties to the Company Stockholders under applicable Laws. The Company will be responsible for any breach of the provisions of this section by any of its Subsidiaries or any of the Company Representatives.

            (b) Within 24 hours after its receipt of any Acquisition Proposal, the Company will provide the Parent with a copy of such Acquisition Proposal or, in connection with any non-written Acquisition Proposal, a written statement setting forth in reasonable detail the terms and conditions of such Acquisition Proposal, including the identity of the acquiring party. The Company will promptly inform the Parent of the status and content of any discussions or negotiations involving any Acquisition Proposal and will promptly furnish to the Parent any non-public information furnished in connection therewith. Within 24 hours after any determination by the Board of Directors of the Company that an Acquisition Proposal may be a Superior Proposal, the Company will notify the Parent of such determination.

            (c) Except as expressly permitted by this section, neither the Board of Directors of the Company nor any committee thereof will (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal,
      (iii) cause the Company to enter into any Acquisition Agreement or (iv) redeem or otherwise render inapplicable the Rights Agreement, or the Rights granted thereunder in response to any Acquisition Proposal, unless prior to obtaining the Company Stockholders Approval, the Board of Directors of the Company (x) receives a Superior Proposal that is not subject to any financing condition, and (y) determines in good faith (after consultation with outside legal counsel) that such action would be legally required in order for its directors to comply with their respective fiduciary duties to the Company Stockholders under applicable Laws; provided, that the Company shall immediately inform the Parent orally and in writing of the material terms and conditions of such Superior Proposal and the identity of the Person making it, or such other circumstances, and if any Superior Proposal is in writing, the Company shall immediately deliver a copy thereof to the Parent. Any withdrawal or modification of the recommendation of the Board of Directors of the Company or other action taken pursuant to this subsection (c) shall not change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, including the Merger.

            (d) Notwithstanding any other provision of this Agreement, if, prior to obtaining the Company Stockholders Approval, the Board of Directors of the Company determines, in its good faith judgment, that an Acquisition Proposal is a Superior Proposal, the Board of Directors of the Company may terminate this Agreement (subject to the Company's obligations under Article 7); provided, that (i) the Company provides at least five business days prior written notice to the Parent of its intention to terminate this Agreement, (ii) during such five business day period (or longer period if extended by the Company and the Parent, the "Negotiation Period"), the Company agrees to negotiate in good faith with the Parent regarding such changes as the Parent may propose to the terms of this Agreement, with the intent of enabling the Parent to agree to a modification of this Agreement so that the transactions contemplated hereby may be consummated, (iii) after expiration of the Negotiation Period, the Acquisition Proposal remains a Superior Proposal (taking into account any modifications to the terms thereof proposed by the Parent) and the Board of Directors of the Company confirms its determination (after consultation with outside legal counsel and an independent financial advisor) that it is a Superior Proposal; and (iv) the Company pays to the Parent in immediately available funds the Termination Fee (as defined in and in accordance with Section 7.3).

            (e) Nothing in this section will prevent the Board of Directors of the Company from taking, and disclosing to the Company Stockholders, a position contemplated by Rules 14d-9(e) and 14e-2(a) promulgated under the Exchange Act.

            (f) The term "Acquisition Proposal" as used in this Agreement means any inquiry, proposal or offer relating to a possible (i) merger, consolidation or similar transaction involving the Company or any of its Subsidiaries; (ii) sale, lease or other disposition, directly or indirectly, (including by way of merger, consolidation, share exchange or otherwise) of any assets of the Company or any of its Subsidiaries representing, in the aggregate, 20% or more of those assets on a consolidated basis; (iii) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or otherwise) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing 20% or more of the votes attached to the outstanding securities of the Company, (iv) transaction with the Company in which any person would acquire "beneficial ownership" (as defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as defined under the Exchange Act) will have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding securities of the Company, (v) liquidation, dissolution, recapitalization or other similar type of transaction with respect to the Company or any of its Subsidiaries, (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions or (vii) public announcement of an agreement, proposal, plan or intent to do any of the foregoing; provided, however, that the term "Acquisition Proposal" will not include the Merger and the transactions contemplated hereby.

            (g) The term "Superior Proposal" as used in this Agreement means any Acquisition Proposal not solicited in violation of this Section 5.6 that is on terms that the Board of Directors of the Company determines in good faith (after consulting with outside legal counsel and an independent financial advisor) would (i) result in a transaction that is more favorable from a financial point of view to the Company Stockholders than the transactions contemplated hereby if such Acquisition Proposal were to be consummated and (ii) has a reasonable likelihood of being consummated.

      Section 5.7 Indemnification.

            (a) From and after the Closing Date, the Parent will cause the Surviving Corporation to indemnify, defend and hold harmless each person who is now, or has been at any time prior to the Effective Time, an officer or director of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties") from and against all losses, claims, damages and expenses (including reasonable attorney's fees and expenses) arising out of or relating to actions or omissions, or alleged actions or omissions, occurring at or prior to the Effective Time to the fullest extent permitted from time to time by the Delaware Act, but excluding any of the foregoing which relate to any violation or alleged violation of the Exchange Act with respect to insider trading.

            (b) Any initial determination required to be made with respect to whether any Indemnified Party may be entitled to indemnification will, if requested by such Indemnified Party, be made by independent legal counsel selected by the Indemnified Party and reasonably satisfactory to the Surviving Corporation.

            (c) For a period of six (6) years after the Closing Date, the Parent will use its best efforts to cause to be maintained in effect policies of directors and officers liability insurance and fiduciary liability insurance substantially equivalent in scope and amount of coverage to the policies maintained by the Company as of the date hereof with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring on or prior to the Effective Time. Notwithstanding the provisions of this Section 5.7(c), the Parent will not be obligated to make total premium payments with respect to such policies of insurance to the extent such premiums exceed 200 percent of the last annual premium paid by the Company prior to the date of this Agreement. If the annual premium costs necessary to maintain such insurance coverage exceed the foregoing amount, the Parent will use its best efforts to maintain the most advantageous policies of directors and officers liability insurance and fiduciary liability insurance reasonably obtainable for an annual premium not exceeding the foregoing amount, provided that Indemnified Parties may be required to make application and provide customary representations and warranties to the insurance carrier for the purpose of obtaining such insurance.

            (d) Subject to the remainder of this section, to the fullest extent permitted from time to time under the Delaware Act, the Parent will cause the Surviving Corporation to pay on an as-incurred basis the reasonable fees and expenses of each Indemnified Party (including reasonable fees and expenses of counsel) in advance of the final disposition of any action, suit, proceeding or investigation that is the subject of the right to indemnification, subject to reimbursement in the event such Indemnified Party is not entitled to indemnification.

            (e) The provisions providing for director and officer indemnification, abrogation of liability and advancement of expenses set forth in the certificate of incorporation and/or bylaws of the Company as in effect immediately prior to the date hereof, will apply to each Indemnified Party with respect to all matters occurring on or prior to the Effective Time. The foregoing will not be deemed to restrict the right of the Surviving Corporation to modify the provisions of its certificate of incorporation relating to director and officer indemnification, abrogation of liability or advancement of expenses with respect to events or occurrences after the Closing Date but such modifications shall not adversely affect the rights of the Indemnified Parties hereunder. The Parent shall cause the Surviving Corporation to honor the provisions of this Section 5.7(e).

            (f) Subject to any requirements pursuant to applicable insurance policies that might conflict with the provisions of this subsection, in the event any action, suit, investigation or proceeding is brought against any Indemnified Parties and under applicable standards of professional conduct there is a conflict of interest on any significant issue between the position of the Parent (or the Surviving Corporation) and an Indemnified Party, the Indemnified Parties may retain counsel, which counsel shall be reasonably satisfactory to the Parent, and the Parent shall cause the Surviving Corporation to pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, provided, however that (1) the Parent or the Surviving Corporation shall have the right to assume the defense thereof (which right shall not affect the right of the Indemnified Parties to be reimbursed for separate counsel as specified in the preceding sentence), (2) the Parent and the Indemnified Parties will cooperate in the defense of any such matter and (3) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent. The Indemnified Parties as a group may not retain more than one counsel to represent them with respect to each such matter unless under applicable standards of professional conduct there is a conflict of interest on any significant issue between the positions of two or more Indemnified Parties.

            (g) Upon learning of any loss, claim, damage or expense which may give rise to a claim for indemnity hereunder, any Indemnified Party shall promptly notify Parent thereof in writing, but any failure to give such notice shall not affect the indemnification obligations of any party under this Section 5.7 unless such failure jeopardizes or prejudices the Parent or the Surviving Corporation in any material respect.

            (h) The rights of each Indemnified Party hereunder will be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of the Surviving Corporation or any of their respective Subsidiaries, under the Delaware Act or otherwise. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the provisions of this Section 5.7 will survive the consummation of the Merger, and each Indemnified Party will, for all purposes, be a third party beneficiary of the covenants and agreements contained in this Section 5.7 and, accordingly, will be treated as a party to this Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and will be entitled to enforce any such rights and exercise any such remedies directly against the Parent and the Surviving Corporation.

            (i) Nothing in this Section 5.7 will diminish any rights or entitlements available to any director or officer of the Company under the Company's certificate of incorporation as in effect immediately prior to the date hereof.

      Section 5.8 Public Announcements. The initial press releases issued by each party announcing the Merger and the transactions contemplated by this Agreement will be in a form that is mutually acceptable to the Parent and the Company. Thereafter, the Parent and the Company will consult with one another before issuing any press releases or otherwise making any public announcements with respect to the transactions contemplated by this Agreement, and except as may be required by applicable law or by the rules and regulations of the New York Stock Exchange or of The Nasdaq Stock Market, will not issue any such press release or make any such announcement prior to such consultation.

      Section 5.9 Full Access. The Company will, and will cause its Subsidiaries and the Company Representatives to, afford the Parent and its officers, employees, agents and representatives full access to all premises, properties, employees, information, books, records, contracts and documents of or pertaining to the Company and its Subsidiaries. Any information disclosed will be subject to the provisions of the Confidentiality Agreement between the Parent and the Company effective March 11, 2002 (the "Confidentiality Agreement").

      Section 5.10 Actions Regarding Antitakeover Statutes. If Section 203 of the Delaware Act or any other fair price, moratorium, control share acquisition or other form of antitakeover statute, rule or regulation is or becomes applicable to the transactions contemplated by this Agreement, the Board of Directors of the Company will grant such approvals and take such other actions as may be required so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.

      Section 5.11 Employee Benefit Matters.

            (a) Subject to applicable collective bargaining agreements, until (or in respect of the period ending on) December 31, 2002, the Parent will cause to be maintained for the employees and former employees of the Company and its Subsidiaries (the "Employees"), benefits and benefit levels which are, in the aggregate, substantially comparable to benefits and benefit levels as provided by the Company and its Subsidiaries through any Company Plan that is an Employee Pension Benefit Plan, or Employee Welfare Benefit Plan, or a fringe benefit program providing for such matters as sick pay and vacation pay, immediately prior to the Effective Time. Notwithstanding the foregoing, this section will not apply to any bonus, incentive, or equity-based plan or arrangement, including the Advanced Technical Products, Inc. 1998 Employee Stock Purchase Plan (the "ESPP") or the Advanced Technical Products, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan").

            (b) Solely for purposes of eligibility and vesting under the employee benefit plans of the Parent and its Subsidiaries (including the Surviving Corporation) providing benefits to any Employees after the Effective Time, each Employee will be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan. Following the Effective Time, the Parent will, or will cause its Subsidiaries to,
      (i) waive any pre-existing condition limitation under any Employee Welfare Benefit Plan maintained by the Parent or any of its Subsidiaries in which Employees and their eligible dependents participate (except to the extent that such pre-existing condition limitation would have been applicable under the comparable Company Employee Welfare Benefit Plans immediately prior to the

      Effective Time), and (ii) provide each Employee with credit for any co-payments and deductibles incurred prior to the Effective Time (or such earlier or later transition date to new Employee Welfare Benefits Plans) for the calendar year in which the Effective Time (or such earlier or later transaction date) occurs, in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that the Employees participate in after the Effective Time.

            (c) The Company agrees that an independent trustee, either a bank or a trust company, will act with respect to the Merger on behalf of each Company Plan (and its participants) that holds Company Common Stock in accordance with the terms and conditions of such Company Plan.

            (d) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee administering the ESPP) will adopt such resolutions or take such other actions (if any) as may be required to provide that (i) with respect to the offering period under the ESPP under way immediately prior to the Effective Time, the scheduled exercise date will be accelerated, and all unexercised rights granted in respect of such offering period will be exercised not later than immediately prior to the Effective Time, (ii) all holding periods with respect to shares of Company Common Stock under the ESPP will be waived immediately prior to the consummation of the Company Stockholders Approval so as to permit the holders thereof to approve this Agreement, and (iii) the ESPP will terminate at the Effective Time.

            (e) No additional Stock Options, stock appreciation rights or other equity-based awards or other rights to acquire Company Stock will be granted pursuant to the Company Stock Plans or otherwise after the date of this Agreement. The Company, its Board of Directors, or any committee thereof, shall take all actions prior to the Effective Time necessary, proper or advisable to effect the consummation of the actions contemplated by the provisions of Section 1.8 herein, including but not limited to making appropriate amendments to the Company Stock Plans and/or their underlying agreements.

            (f) Nothing contained in this section will create any rights in any third party, including without limitation, any right to employment or right to any particular benefit. Except as specifically provided, nothing contained herein will be construed as prohibiting or restricting in any way the right of the Parent or the Surviving Corporation (or any successor thereto) to modify, amend or terminate any employee benefit plan, program or arrangement in whole or in part at any time after the Effective Time.

            (g) As soon as practicable following the date of this Agreement, the Compensation Committee of the Board of Directors of the Company or the Chief Executive Officer of the Company (or, if appropriate, any other individual administering the Deferred Compensation Plan) will adopt such resolutions or take such other actions (if any) as may be necessary, proper or advisable to terminate the Deferred Compensation

      Plan immediately prior to the Effective Time such that all account balances thereunder will be distributed in accordance with the termination provisions of said plan.

      Section 5.12 Standstill Provisions. The restrictions on the Parent and the Merger Subsidiary contained in Section 9 of the Confidentiality Agreement are hereby waived by the Company to the extent reasonably necessary to permit the Parent and the Merger Subsidiary to comply with their obligations or enforce their rights under this Agreement.

      Section 5.13 Notice of Developments. The Company will give prompt written notice to the Parent of the occurrence of any event which would reasonably be expected to result in a Company Material Adverse Effect. Each of the Company and the Parent will give prompt written notice to the other of the occurrence or failure to occur of an event that would, or, with the lapse of time would reasonably be expected to cause any condition to the consummation of the Merger not to be satisfied. No such written notice will be deemed to have amended any of the disclosures set forth in the Company Disclosure Letter, to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of a representation or warranty that otherwise might have existed hereunder by reason of such material development.

                                    ARTICLE 6

                  CONDITIONS TO THE CONSUMMATION OF THE MERGER

      Section 6.1 Conditions to the Obligations of Each Party. The respective obligation of each party to consummate the Merger and the other transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived by the written agreement of the parties:

            (a) the Company will have obtained the Company Stockholders
      Approval;

            (b) no order, decree, ruling, judgment or injunction will have been enacted, entered, promulgated or enforced by any Governmental Entity of competent jurisdiction that prohibits the Merger and the consummation of the transactions contemplated by this Agreement substantially on the terms contemplated hereby, and continue to be in effect; and

            (c) all applicable waiting periods under any Antitrust Laws will have expired or been terminated and all other approvals of any Governmental Entity will have been obtained, except where the failure to obtain such other approvals of any Governmental Entity would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect.

      Section 6.2 Conditions to the Obligation of the Company. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby, are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived by the Company:

            (a) the representations and warranties of the Parent and the Merger Subsidiary contained herein (which for purposes of this subparagraph shall be read as though none of them contained any Parent Material Adverse Effect or materiality qualification) shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of the Closing Date (provided that any representations and warranties made as of a specified date shall be required only to continue on the Closing Date to be true and correct as of such specified date);

            (b) each of the Parent and the Merger Subsidiary will have performed or complied with in all material respects all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and

            (c) The Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer, certifying the satisfaction of the conditions set forth above.

      Section 6.3 Conditions to the Obligation of the Parent and the Merger Subsidiary. The obligations of the Parent and the Merger Subsidiary to consummate the Merger and the other transactions contemplated hereby, are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived by the Parent or the Merger
Subsidiary:

            (a) the representations and warranties of the Company contained herein (which for purposes of this subparagraph shall be read as though none of them contained any Company Material Adverse Effect or materiality qualification) shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of the Closing Date (provided that any representations and warranties made as of a specified date shall be required only to continue at the Closing Date to be true and correct as of such specified date);

            (b) the Company will have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time;

            (c) from the date of this Agreement to the Effective Time, there will not have been any event or development that has, or would reasonably be expected to have, a Company Material Adverse Effect;

            (d) no more than 15% of the Company Common Stock will be Dissenting Shares; and

            (e) the Company shall have delivered to the Parent a certificate, dated as of the Closing Date and signed by an executive officer, certifying the satisfaction of the conditions set forth above.

      Section 6.4 Frustration of Closing Conditions. None of the Company, the Parent or the Merger Subsidiary may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such party's breach of this Agreement has been a principal reason that such condition has not been satisfied.

                                    ARTICLE 7

                                   TERMINATION

      Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

            (a) by mutual written consent of the Parent and the Company;

            (b) by either the Company or the Parent, if the Closing has not occurred on or before June 30, 2002, provided that the party seeking to terminate this Agreement pursuant to this clause has not breached in any material respect its obligations under this Agreement in any manner that has contributed to the failure to consummate the Merger on or before such date;

            (c) by either the Company or the Parent, if (i) an order, decree, ruling, judgment or injunction has been entered by a Governmental Entity of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling, judgment or injunction has become final and non-appealable, and (ii) the party seeking to terminate this Agreement pursuant to this clause has used all reasonable best efforts to remove such order, decree, ruling, judgment or injunction;

            (d) by either the Company or the Parent, if the Company Stockholders Approval was not obtained at the Company Stockholders Meeting (or at any adjournment, postponement or continuation thereof), unless such failure to obtain the Company Stockholders Approval is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

            (e) by the Parent:

                  (i) if (A) the Board of Directors of the Company has withdrawn or modified or changed in a manner adverse to the Parent or the Merger Subsidiary, its approval or recommendation of this Agreement or the Merger, or has recommended an Acquisition Proposal (or has publicly proposed to take any such actions), (B) the Company accepts a written offer for, or otherwise enters into an agreement to consummate or consummates an Acquisition Proposal or similar business combination with a person or entity other than the Parent, the Merger Subsidiary or their affiliates, or (C) the Company has failed to perform any of its obligations pursuant to, or otherwise violated the terms of, Section 5.6, (or the Board of Directors of the Company resolves to do any of the foregoing);

                  (ii) if the Company (A) breaches or fails to perform or comply with any of its material covenants and agreements contained herein or (B) breaches its representations and warranties in any material respect such that the conditions set forth in Section 6.1 or Section
            6.3 would not be satisfied and such breach is not cured within 20 days after the date written notice of such breach is given by the Parent to the Company; or

            (f) by the Company:

                  (i) pursuant to the terms and conditions of Section 5.6(d);

                  (ii) if the Parent or the Merger Subsidiary (A) breaches or fails to perform or comply with any of its material covenants and agreements contained herein, or (B) breaches its representations and warranties in any material respect such that the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied, and such breach is not cured within 20 days after the date written notice of such breach is given by the Company to the Parent.

      Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement will become void and will be deemed to have terminated without liability or obligation to any party (except for any liability of any party in willful breach of any covenant or agreement of this Agreement prior to the termination hereof); provided that the provisions of the Confidentiality Agreement and the last sentence of Section 5.9, this Section 7.2, Section 7.3, Section 7.4, and Article 8 (other than the exception clause in
Section 8.10) of this Agreement will continue in full force and effect notwithstanding such termination and abandonment.

      Section 7.3 Termination Fee. Notwithstanding any other provision of this
Agreement:

            (a) if this Agreement is terminated pursuant to Section 7.1(e)(i) or
      Section 7.1(f)(i), then the Company shall concurrently pay to the Parent a fee of $5,500,000 (the "Termination Fee");

            (b) if (i) this Agreement is terminated pursuant to Section 7.1(b) or Section 7.1(e)(ii), (ii) prior to such termination there exists an Acquisition Proposal (whether or not such offer or proposal has been rejected or has been withdrawn prior to the time of such termination), and
      (iii) within 12 months of such termination, the Company or any of its Subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, an Acquisition Proposal (which, solely for purposes of this clause (iii) shall mean an "Acquisition Proposal" as defined in Section 5.6(f), except that all references therein to "20%" shall be deemed instead to be "50%"), then upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed, then upon consummation of any such Acquisition Proposal, the Company shall promptly pay to the Parent the Termination Fee;

            (c) if (i) this Agreement is terminated pursuant to Section 7.1(d), and (ii) within 12 months of such a termination the Company or any of its Subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, an Acquisition Proposal, then upon the signing of a definitive agreement relating to such Acquisition Proposal, or, if no such agreement is signed, then upon consummation of any such Acquisition Proposal, the Company shall promptly pay to the Parent the Termination Fee;

      Section 7.4 Other Termination Fee Matters. Except as specifically provided in Section 7.3, each party will bear its own expenses incurred in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated. The obligation to pay the Termination Fee pursuant to Section 7.3 shall be in addition to any other rights or remedies that may be available to the Parent. The Company shall make all such payments required by
Section 7.3 promptly (and in any event within two business days of receipt by the Company of written notice from the Parent) by wire transfer of immediately available funds to an account designated by the Parent. The Company acknowledges that the agreements regarding the Termination Fee contained in this Agreement are an integral part of the transactions contemplated hereby, and that in the absence of such agreements, the Parent and the Merger Subsidiary would not have entered into this Agreement. The Company accordingly agrees that in the event the Company fails to pay the Termination Fee promptly, the Company will in addition to the payment of such amount, also pay to the Parent all of the reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Parent in the enforcement of its rights under Section 7.3, together with interest on such amount at a rate of 10% per annum from the date upon which such payment was due, to and including the date of payment. If the Company has not breached Section 5.6, payment of the Termination Fee will be in full and complete satisfaction of, and will be the Parent's sole and exclusive remedy for, any loss, liability, damage or claim arising out of or related to any such termination of this Agreement.

                                    ARTICLE 8

                                  MISCELLANEOUS

      Section 8.1 Nonsurvival of Representations. None of the representations and warranties contained in this Agreement or in any certificate, instrument or other writing delivered pursuant to this Agreement will survive the Merger or the termination of this Agreement.

      Section 8.2 Specific Performance. The parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties will be entitled to specific performance of the terms of this Agreement, without posting a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

      Section 8.3 Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      Section 8.4 Amendment. This Agreement may be amended by the execution and delivery of a written instrument by or on behalf of the Parent, the Merger Subsidiary and the Company at any time before or after the Company Stockholders Approval, provided that after the date of the Company Stockholders Approval, no amendment to this Agreement will be made without the approval of the stockholders of the Company if and to the extent such approval is required under the Delaware Act.

      Section 8.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may extend the time for performance of or waive compliance with any of the covenants, agreements or conditions of the other parties to this Agreement, and may waive any breach of the representations or warranties of such other parties. No agreement extending or waiving any provision of this Agreement will be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced.

      Section 8.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

      Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all such counterparts taken together will constitute one and the same Agreement.

      Section 8.8 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and will not constitute a part of this Agreement.

      Section 8.9 Notices. All notices and other communications hereunder will be in writing (including telecopy or similar writing) and will be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified below and the appropriate facsimile confirmation is received or
(b) if given by any other means, when delivered at the address specified below:

      If to the Parent
      or the Merger Subsidiary:     General Dynamics Corporation
                                    3190 Fairview Park Drive
                                    Falls Church, VA  22042
                                    Attention: David Savner, Esq.
                                            Senior Vice President and
                                    General Counsel, Secretary
                                    Facsimile No.:  (703) 876-3554

      With a copy (which will
      not constitute notice) to:    Jenner & Block, LLC
                                    One IBM Plaza, 39th Floor
                                    Chicago, IL   60611
                                    Attention:  Thaddeus J. Malik, Esq.
                                    Facsimile No.: (312) 840-7313


      If to the Company:            Advanced Technical Products, Inc.
                                    200 Mansell Court East, Suite 505
                                    Roswell, GA  30076
                                    Attention: Garrett Dominy
                                            President and Chief Executive
                                     Officer
                                    Facsimile No.: (770) 993-1986

      With a copy (which will
      not constitute notice ) to:   Porter & Hedges, L.L.P.
                                    700 Louisiana, 35th Floor
                                    Houston, Texas  77002
                                    Attention:  James M. Harbison, Jr., Esq.
                                    Facsimile No.: (713) 226-1331

or to such other address or to the attention of such other party that the recipient party has specified by prior written notice to the sending party in accordance with the preceding.

      Section 8.10 No Third Party Beneficiaries. Except as provided pursuant to
Section 5.7, the terms and provisions of this Agreement will not confer third-party beneficiary rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

      Section 8.11 Entire Agreement. This Agreement, the Confidentiality Agreement, the Company Disclosure Letter and the other documents referred to herein collectively constitute the entire agreement among the parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

      Section 8.12 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including without limitation" and is intended by the parties to be by way of example rather than limitation. As used in this Agreement, the qualification "to the Company's knowledge" and clauses of similar effect mean the actual knowledge after due inquiry of any executive officer of the Company or of its Subsidiaries (or other officer or manager of the Company or of its Subsidiaries if such officer or manager has primary responsibility over the subject matter in question) of the existence or absence of facts which would contradict a particular representation and warranty of the Company.

      Section 8.13 Consent to Jurisdiction. Each of the parties to this Agreement consents to submit to the personal jurisdiction of any state or federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties to this Agreement agrees not to assert in any action or proceeding arising out of relating to this Agreement that the venue is improper, and waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

      Section 8.14 Governing Law. THIS AGREEMENT AND THE COMPANY DISCLOSURE LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.

      Section 8.15 Disclosure. Notwithstanding anything to the contrary in this Agreement or the Company Disclosure Letter, (i) the disclosure of information in the Company SEC Documents will constitute disclosure for purposes of the provisions of Article III only to the extent that the significance of such information is apparent based solely on the disclosure contained in such Company SEC Document, and (ii) information disclosed in a particular section of the Company Disclosure Letter will not be deemed to have been disclosed for any other sections or purposes of this Agreement. The mere disclosure or listing of an agreement, item, matter, circumstance, condition, property or individual will not be sufficient to disclose a breach, violation, dispute, claim or any similar condition or circumstance relating thereto.

                                   * * * *

      IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first written above.

                               GENERAL DYNAMICS CORPORATION


                               By  /s/  Arthur J. Veitch
                                  ---------------------------------------
                                   Arthur J. Veitch
                                   Executive Vice President


                               ATHENA ACQUISITION I CORPORATION


                               By  /s/  Arthur J. Veitch
                                  ---------------------------------------
                                   Arthur J. Veitch
                                   President



                               ADVANCED TECHNICAL PRODUCTS, INC.

                               By  /s/  Garrett L. Dominy
                                  ---------------------------------------
                                   Garrett L. Dominy
                                   President and Chief Executive Officer

                                                                      APPENDIX B

     [LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.]

April 30, 2002

Board of Directors
Advanced Technical Products, Inc.
200 Mansell Court East
Suite 505
Roswell, GA  30076

Gentlemen:

We understand that Advanced Technical Products, Inc. (hereinafter "the Company") is contemplating entering into a merger agreement whereby the Company will be merged with a wholly owned subsidiary of General Dynamics Corporation (hereinafter "General Dynamics"). Each of the Company's issued and outstanding common shares will, by virtue of the merger, be converted into the right to receive $33.50 in cash, without interest, and the shares will be cancelled. Further, each option and warrant to purchase shares of common stock of the Company that is outstanding and unexercised, whether vested or unvested, immediately prior to the effective time of the merger, will be cancelled as of the effective time and be converted at the effective time into the right to receive cash in an amount equal to the product of (1) the excess, if any, of the per share merger consideration over the per share exercise price of the option or warrant and (2) the number of shares of common stock underlying the option or warrant. The merger implies an enterprise value for the Company of approximately $250 million. Such transaction and other related transactions are referred collectively herein as the "Transaction".

You have requested our opinion (the "Opinion") as to the matters set forth above. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

      1. reviewed the Company's reports to stockholders and public filings since becoming publicly-traded on November 3, 1997;

Board of Directors
Advanced Technical Products, Inc.
April 30, 2002                                                               -2-

      2. held discussions with certain members of the senior management of the Company to discuss certain issues regarding the Company's operations and its prospects;

      3. reviewed the historical market prices and trading volume for the Company's publicly traded common stock;

      4. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, including prices and premiums paid in other transactions;

      5. reviewed the Company's audited financial statements for the five years ending December 31, 2001;

      6. reviewed forecasts and projections prepared by the Company's management with respect to the Company for the three years ending December 31, 2004;

      7.    reviewed the Company's management presentation to General Dynamics;

      8. reviewed the draft Proxy Statement relating to the transaction, dated April 19, 2002, in the form furnished to us by the Company's legal counsel;

      9. reviewed the draft Agreement and Plan of Merger, dated April 19, 2002, in the form furnished to us by General Dynamics' legal counsel;

      10. discussed the transaction with certain members of the senior management of the Company and the Company's legal counsel; and

      11. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of the Company, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. For purposes of this opinion, we have assumed that this Company is not currently involved in any material transaction other than the Transaction, and those activities undertaken in the ordinary course of conducting its business.

Board of Directors
Advanced Technical Products, Inc.
April 30, 2002                                                               -3-

This Opinion is furnished solely for your benefit and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understandings set forth in this Opinion and subject to the understanding that the obligations of Houlihan Lokey in the Transaction are solely corporate obligations, and no officer, director, employee, agent, shareholder or controlling person of Houlihan Lokey shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the public stockholders of the Company in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                                                      APPENDIX C

ss. 262. Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to ss. 251(g) of this title, ss. 252, ss. 254, ss. 257, ss. 258, ss. 263 or ss. 264 of
this title:

      (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

      (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to ss.ss. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

      a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

      b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

      c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

      d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

      (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

      (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

      (2) If the merger or consolidation was approved pursuant to ss. 228 or ss. 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
(i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                 [FORM OF PROXY]

                      ADVANCED TECHNICAL PRODUCTS, INC.
          200 mANSELL COURT EAST, SUITE 505, ROSWELL, Georgia 30076
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                 ANNUAL MEETING OF STOCKHOLDERS--JUNE 12, 2002

      The undersigned hereby appoints Garrett L Dominy and James P. Hobt, or either of them, with full power of substitution, as proxies of the undersigned, to represent the undersigned and to vote all shares of Advanced Technical Products, Inc. common stock which the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held on June 12, 2002, and at any adjournment or postponement thereof, as indicated on the reverse side. Any proxy heretofore given by the undersigned with respect to such shares of common stock is hereby revoked.

      This Proxy, when properly executed, will be voted as directed by the undersigned stockholder on the reverse side. If no direction is specified, this proxy will be voted FOR the proposal and FOR the nominees for Class II director.

         (IMPORTANT: PLEASE DATE AND SIGN THE PROXY ON REVERSE SIDE)

                           (Continued From Other Side)

Proposal

Adoption of the Agreement and Plan of Merger described in the accompanying proxy statement.

                    FOR |_|   AGAINST |_|   ABSTAIN |_|

Election of Class II Directors

Nominees for Class II director to serve until the earlier of the closing of the merger contemplated by the Agreement and Plan of Merger described in the accompanying proxy statement or the our 2005 annual meeting:

        (1) Garrett L. Dominy, (2) Sam P. Douglass and (3) John M. Simon

      |_| FOR the election of all nominees for Class II director except as marked to the contrary below.

      |_| WITHHOLD AUTHORITY to vote on all nominees for Class II director listed above.

      |_| WITHHOLD AUTHORITY to vote only for the nominee or nominees, written on the line provided below:

          ----------------------------------------------------------------------

      In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

      The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the proxy statement furnished with the notice, and our 2001 Annual Report on Form 10-K and Form 10-K/A.

                        If You Plan to Attend the Annual Meeting Mark Here |_|

                        Change of Address and/or Comments Mark Here |_|

                        Please mark, date and sign your name as it appears hereon. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer and indicate the title of such officer. If shares are held jointly, each stockholder named should sign. If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

                        Dated: ______________, 2002


                        -----------------------------------------------
                        Signature


                        -----------------------------------------------
                        Signature if held jointly

                        VOTES MUST BE INDICATED IN BLACK OR BLUE INK AS INDICATED IN THIS EXAMPLE. |X|

         PLEASE DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.